            As filed with the Securities and Exchange Commission on July 9, 1998
                                                 Registration No.

-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                         Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                             ----------------------

           Delaware                               6711                    63-0589368
(State or Other Jurisdiction of      (Primary Standard Industrial     (I.R.S. Employer
Incorporation or Organization)       Classification Code Number)     Identification No.)

                             417 North 20th Street
                             Birmingham, AL  35203
                                 (205) 326-7100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------
                            Samuel E. Upchurch, Jr.
                    General Counsel and Corporate Secretary
                             417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7860
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ----------------------
                                   Copies to:

       CHARLES C. PINCKNEY                         FRANK M. CONNER III                  PETER G. WEINSTOCK
   LANGE, SIMPSON, ROBINSON &                       ALSTON & BIRD LLP                JENKINS & GILCHRIST, P.C.
           SOMERVILLE LLP                    601 PENNSYLVANIA AVENUE, N.W.              1445 ROSS AVENUE
417 NORTH 20TH STREET, SUITE 1700               NORTH BUILDING, SUITE 250                  SUITE 3200
       BIRMINGHAM, AL 35203                       WASHINGTON, D.C. 20004               DALLAS, TEXAS 75202
         (205) 250-5000                              (202) 508-3303                      (214) 855-4500

                              --------------------

     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                              --------------------

                         CALCULATION OF REGISTRATION FEE

Title of each                                          Proposed maximum       Proposed maximum
class of securities            Amount to be            offering price             aggregate               Amount of
to be registered                registered                per unit*            offering price*            registration fee
--------------------------------------------------------------------------------------------------------------------------

Common Stock                   1,338,953               $10.63468621           $14,239,335                 $4,200.61

==========================================================================================================================

*Calculated in accordance with Rule 457(f) based on the total stockholders' equity of the company being acquired as of March 31, 1998.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

Dear Village Bankshares, Inc. Stockholder:

         You are cordially invited to attend the Special Meeting of Stockholders of Village Bankshares, Inc. ("Village") to be held at the Tampa Airport Marriott located at the Tampa International Airport, Tampa, Florida on _______, 1998, at _______:00 p.m., local time, notice of which is enclosed.

         At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger, dated as of March 24, 1998 (the "Agreement"), entered into with Regions Financial Corporation ("Regions") pursuant to which Village will merge (the "Merger") with and into Regions and Regions as successor to Village will continue the banking operations of Village's banking subsidiary through Regions' subsidiaries. Upon consummation of the Merger, each share of Village common stock issued and outstanding (excluding certain shares held by Village, Regions, or their respective subsidiaries and excluding all shares held by stockholders who perfect their dissenters' rights) will be converted into 1.34 shares of Regions common stock, subject to possible adjustment as described in the accompanying Proxy Statement/Prospectus, with cash to be paid in lieu of any fractional share interest.

         The accompanying Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

         The Merger has been approved unanimously by your Board of Directors and is recommended by the Board to you for approval. Each member of the Village Board has agreed to vote those Village shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger. Consummation of the Merger is subject to certain conditions, including approval of the Agreement by Village stockholders and approval of the Merger by various regulatory agencies.

         Stockholders of Village who perfect their dissenters' rights prior to the proposed Merger and comply with applicable law will be entitled to receive the fair value of their Village shares in cash, as provided by applicable law.

         It is important to understand that approval of the Agreement requires the affirmative vote of a majority of the outstanding shares of common stock of Village entitled to vote at the Special Meeting, not just a majority of the votes cast. Consequently, a failure to vote will have the same effect as a vote against the Agreement.


         Whether or not you expect to attend the meeting in person, however, you are urged to promptly mark, sign, date and mail the enclosed form of proxy so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with Regions is a significant step for Village, and your vote on this matter is of great importance. The Board of Directors urges you to vote for approval of the Merger by marking the enclosed proxy card "FOR" Item One.

                                    Sincerely,


                                    Gerald K. Archibald
                                    President and Chief Executive Officer

                            VILLAGE BANKSHARES, INC.
              13303 NORTH DALE MABRY HIGHWAY, TAMPA, FLORIDA 33618
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            TO BE HELD _______, 1998


         Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Village Bankshares, Inc. ("Village"), a bank holding company, will be held at the Tampa Airport Marriott located at the Tampa International Airport, Tampa, Florida on _______, 1998, at _______:00 p.m., local time, for the following purposes:

         1. Merger. To consider and vote on the Agreement and Plan of Merger, dated as of March 24, 1998 (the "Agreement"), by and between Village and Regions Financial Corporation ("Regions") pursuant to which (i) Village will merge with and into Regions with Regions as the surviving corporation (the "Merger") and
(ii) each share of Village common stock (excluding certain shares held by Village, Regions, or their respective subsidiaries and excluding all shares held by stockholders who perfect their dissenters' rights) will be converted into
1.34 shares of Regions common stock, subject to possible adjustment, with cash to be paid in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement/Prospectus; and

         2. Other Business. To transact such other business as may properly come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.

         Only stockholders of record at the close of business on _______, 1998, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

         Stockholders of Village have a right to dissent from the Merger and obtain payment of the fair value of their shares in cash by complying with the applicable provisions of applicable law, which are attached to the accompanying Proxy Statement/Prospectus as Appendix C.

         The Village Board unanimously recommends that holders of Village common stock vote FOR the proposals listed above.

     Whether or not you expect to attend the meeting in person, however, you are urged to promptly mark, sign, date and mail the enclosed form of proxy so that your shares of stock may be represented and voted in accordance with your wishes and in order that the presence of a quorum may be assured at the meeting. The proxy may be revoked by the person executing the proxy by filing with the Secretary of Village an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting.

                                    By Order of the Board of Directors



                                    William R. Bender, Jr.
                                    Corporate Secretary


_______, 1998

        VILLAGE BANKSHARES, INC.                REGIONS FINANCIAL CORPORATION
            PROXY STATEMENT                              PROSPECTUS
  FOR SPECIAL MEETING OF STOCKHOLDERS                   COMMON STOCK
        TO BE HELD _______, 1998                      (PAR VALUE $.625)
                                                       1,338,953 SHARES


         This Proxy Statement/Prospectus constitutes a Prospectus of Regions Financial Corporation, a regional bank holding company organized and existing under the laws of the state of Delaware ("Regions"), and relates to the shares of its common stock, par value $.625 per share ("Regions Common Stock"), which are issuable to the stockholders of Village Bankshares, Inc., a bank holding company organized and existing under the laws of the state of Florida ("Village") upon consummation of the proposed merger (the "Merger") described herein, by which Village will merge with and into Regions pursuant to the terms of an Agreement and Plan of Merger, dated as of March 24, 1998, by and between Regions and Village (the "Agreement").

         On the date and at the time that the Merger becomes effective (the "Effective Time"), except as otherwise described herein, (i) Village will merge with and into Regions with Regions as the surviving corporation and (ii) each outstanding share of the $.10 par value common stock of Village ("Village Common Stock") will be converted into 1.34 shares of Regions Common Stock, subject to possible adjustment, (the "Exchange Ratio"), with cash to be paid in lieu of any fractional share interest. A copy of the Agreement is attached to this Proxy Statement/Prospectus as Appendix A.

         As a result of the Merger, the separate existence of Village will cease and Regions as successor to Village will continue the banking operations of Village's banking subsidiary through Regions' subsidiaries. For a further description of the terms of the Merger, see "Description of the Transaction."

         The Exchange Ratio is subject to a possible upward adjustment under certain circumstances relating to the price of Regions Common Stock over a specified period, in relation to a floor of $33.20 per share of Regions Common Stock and to a weighted average price of 17 specified bank holding companies (the "Index Group") over the same period. Under certain circumstances, described fully under the caption "Description of the Transaction--Possible Adjustment of Exchange Ratio," the Village Board is permitted to terminate the Agreement, in which case Regions may avoid such termination by increasing the Exchange Ratio as provided in the Agreement. This adjustment mechanism is intended to provide to the holders of Village Common Stock partial protection against a decline in value of Regions Common Stock to a per share amount below the lesser of (i) $33.20 or (ii) the amount that would reflect a price performance of Regions Common Stock that is 15% below the price performance of the Index Group.

         In making its determination of whether to terminate the Agreement, the Board of Directors of Village (the "Village Board") would take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, information concerning the business, financial condition, results of operations, and prospects of Regions (including the recent performance of Regions Common Stock, the historical financial data of Regions, customary statistical measurements of Regions' financial performance, and the future prospects for Regions Common Stock following the Merger), and the advice of its financial advisors and legal counsel. If the Village Board were to elect to terminate the Agreement, Regions would then determine whether to proceed with the Merger at the higher Exchange Ratio. In making this determination, the principal factors Regions would consider include the projected effect of the Merger on Regions' pro forma earnings per share and whether Regions' assessment of Village's earning potential as part of Regions justifies the issuance of an increased number of Regions' shares. See "Description of the Transaction--Possible Adjustment of Exchange Ratio."

         Regions is under no obligation to adjust the Exchange Ratio. Moreover, even if the value of Regions Common Stock declines to an amount below the specified floor and thereby triggers Village's right to terminate the Agreement, the Village Board may elect to consummate the Merger without terminating the Agreement, notwithstanding approval of the Agreement by the holders of Village Common Stock.

         This Proxy Statement/Prospectus also constitutes a Proxy Statement of Village and is being furnished to the stockholders of Village in connection with the solicitation of proxies by the Village Board for use at its special meeting of stockholders, including any adjournment or postponement thereof (the "Special Meeting"), to be held on _______, 1998, to consider and vote on the proposed Merger and related matters. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of Village on or about _______, 1998.


    THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                     GOVERNMENTAL AGENCY OR INSTRUMENTALITY.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

          The date of this Proxy Statement/Prospectus is _______, 1998.

                              AVAILABLE INFORMATION


         Regions is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including Regions.

         This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of Regions (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Regions and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. Regions Common Stock is traded in the Nasdaq National Market. Reports, proxy statements, and other information concerning Regions may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

         No person is authorized to give any information or to make any representations other than those included in this Proxy Statement/Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Regions or Village. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to or from any person to or from whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Regions or Village since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

         All information included or incorporated by reference in this Proxy Statement/Prospectus with respect to Regions was supplied by Regions, and all information included or incorporated by reference herein with respect to Village was supplied by Village.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed with the SEC by Regions pursuant to the Exchange Act are hereby incorporated by reference herein:

         1. Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         2. Regions' Quarterly Report on Form 10-Q for the three months ended March 31, 1998;

         3. Regions' Current Report on Form 8-K dated February 8, 1998, and filed with the SEC on February 9, 1998; and

         4. The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the registration statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description.

         Regions' Annual Report on Form 10-K for the year ended December 31, 1997, incorporates by reference specific portions of Regions' Annual Report to Stockholders for that year (the "Regions Annual Report to Stockholders"), but does not incorporate other portions of the Regions Annual Report to Stockholders. Only those portions of the Regions Annual Report to Stockholders captioned "Financial Summary & Review 1997," "Financial Statements and Notes," and "Historical Financial Summary" are incorporated herein. Other portions of the Regions Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

         All documents filed by Regions pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

         This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Those documents are available upon request, without charge (except for the exhibits thereto) from Ronald C. Jackson, Stockholder Assistance, Regions Financial Corporation, 417 North 20th Street, Birmingham, Alabama 35203 (telephone (205) 326-7090). In order to ensure timely delivery of the documents, any request should be made by _______, 1998.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         This Proxy Statement/Prospectus, documents incorporated by reference herein, or any other written or oral statements made by or on behalf of Regions may include forward-looking statements which reflect Regions' current views with respect to future events and financial performance. Such forward-looking statements are subject to certain uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. These uncertainties and other factors include, but are not limited to, uncertainties relating to business and economic conditions, the financial services industry, and Regions. The words "believe", "expect", "anticipate", "project", and similar expressions signify forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of Regions. Any such statement speaks only as of the date the statement was made. Regions undertakes no obligation to update or revise any forward-looking statements.

         More specifically, Regions' current report on Form 8-K filed with the SEC on February 9, 1998, pertaining to the merger of Regions and First Commercial Corporation (the "First Commercial Acquisition"), includes certain forward-looking statements regarding each of Regions, First Commercial, and the combined company following the First Commercial Acquisition, including statements relating to cost savings, enhanced revenues, accretion to reported earnings that may be realized from the First Commercial Acquisition, and certain restructuring charges expected to be incurred in connection with the First Commercial Acquisition. Such forward-looking statements involve certain risks and uncertainties, including a variety of factors that may cause Regions' actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (i) expected cost savings from the First Commercial Acquisition and Regions' other pending acquisitions may not be fully realized or realized within the expected time frame; (ii) revenues following the First Commercial Acquisition and the other pending acquisitions may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the First Commercial Acquisition and the other pending acquisitions may be greater than expected; (iii) competitive pressures among depository and other financial institutions may increase significantly; (iv) costs or difficulties related to the integration of the business of Regions, First Commercial, and the other pending acquisitions may be greater than expected; (v) changes in the interest rate environment may reduce margins; (vi) general economic or business conditions, either nationally or in the states or regions in which Regions does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (vii) legislative or regulatory changes may adversely affect the businesses in which Regions is engaged; (viii) changes may occur in the securities markets, and (ix) disruptions of the operations of the combined company following the First Commercial Acquisition or any other governmental or private entity as a result of the "year 2000 problem" may occur. Additional information with respect to factors that may cause results to differ materially from those contemplated by such forward-looking statements is included in Regions' current and subsequent filings with the SEC.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION.............................................................................................
DOCUMENTS INCORPORATED BY REFERENCE...............................................................................
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION.......................................................
SUMMARY...........................................................................................................
     The Parties..................................................................................................
     Special Meeting of Village Stockholders......................................................................
     Record Date; Vote Required...................................................................................
     The Merger; Exchange Ratio...................................................................................
     Dissenting Stockholders......................................................................................
     Reasons for the Merger; Recommendation of Village's Board
      of Directors................................................................................................
     Opinion of Village's Financial Advisor
     Effective Time...............................................................................................
     Exchange of Stock Certificates...............................................................................
     Regulatory Approvals and Other Conditions....................................................................
     Waiver, Amendment, and Termination of the Agreement..........................................................
     Interests of Certain Persons in the Merger...................................................................
     Federal Income Tax Consequences of the Merger................................................................
     Material Differences in Stockholders' Rights.................................................................
     Comparative Market Prices of Common Stock....................................................................
     Comparative Per Share Data...................................................................................
     Selected Financial Data......................................................................................
THE SPECIAL MEETING...............................................................................................
     General......................................................................................................
     Record Date; Vote Required...................................................................................
DESCRIPTION OF THE TRANSACTION....................................................................................
     General......................................................................................................
     Possible Adjustment of Exchange Ratio .......................................................................
     Treatment of Village Options.................................................................................
     Background of and Reasons for the Merger.....................................................................
     Opinion of Village's Financial Advisor.......................................................................
     Effective Time of the Merger.................................................................................
     Distribution of Regions Stock Certificates and
     Payment for Fractional Shares................................................................................
     Conditions to Consummation of the Merger.....................................................................
     Regulatory Approvals.........................................................................................
     Waiver, Amendment, and Termination of the Agreement..........................................................
     Conduct of Business Pending the Merger.......................................................................
     Management Following the Merger..............................................................................
     Interests of Certain Persons in the Merger...................................................................
     Dissenting Stockholders......................................................................................
     Federal Income Tax Consequences of the Merger................................................................
     Accounting Treatment.........................................................................................
     Expenses and Fees............................................................................................
     Resales of Regions Common Stock..............................................................................
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS....................................................................

     Antitakeover Provisions Generally............................................................................
     Authorized Capital Stock.....................................................................................
     Amendment of Certificate of Incorporation and Bylaws.........................................................
     Classified Board of Directors and Absence of Cumulative Voting...............................................
     Removal of Directors.........................................................................................
     Limitations on Director Liability............................................................................
     Indemnification..............................................................................................
     Special Meetings of Stockholders.............................................................................
     Actions by Stockholders Without a Meeting....................................................................
     Stockholder Nominations......................................................................................
     Mergers, Consolidations, and Sales of Assets Generally.......................................................
     Business Combinations with Certain Persons...................................................................
     Dissenters' Rights...........................................................................................
     Stockholders' Rights to Examine Books and Records............................................................
     Dividends....................................................................................................
COMPARATIVE MARKET PRICES AND DIVIDENDS...........................................................................
BUSINESS OF VILLAGE...............................................................................................
     General......................................................................................................
     Business and Properties......................................................................................
     Competition..................................................................................................
     Legal Proceedings............................................................................................
     Management...................................................................................................
     Transactions with Management.................................................................................
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF VILLAGE...........................................................
BUSINESS OF REGIONS...............................................................................................
     General......................................................................................................
     Acquisition Activity.........................................................................................
CERTAIN REGULATORY CONSIDERATIONS.................................................................................
     General......................................................................................................
     Payment of Dividends.........................................................................................
     Capital Adequacy.............................................................................................
     Support of Subsidiary Institutions...........................................................................
     Prompt Corrective Action.....................................................................................
     FDIC Insurance Assessments...................................................................................
DESCRIPTION OF REGIONS COMMON STOCK...............................................................................
STOCKHOLDER PROPOSALS.............................................................................................
EXPERTS...........................................................................................................
OPINIONS..........................................................................................................
INDEX TO VILLAGE FINANCIAL STATEMENTS..........................................................................F-1
APPENDIX A--Agreement and Plan of Merger.......................................................................A-1
APPENDIX B--Opinion of Alex Sheshunoff & Co....................................................................B-1
APPENDIX C--Copy of Sections 607.1301, 1302, and 1320 of the Florida Business
     Corporation Act, pertaining to dissenters' rights ........................................................C-1

                                     SUMMARY

         The following is a summary of certain information included in this Proxy Statement/Prospectus and the documents incorporated by reference herein. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "Regions" and "Village" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.


THE PARTIES

         Village. Village is a bank holding company organized and existing under the laws of the state of Florida, headquartered in Tampa, Florida. Village operates principally through the Village Bank of Florida (the "Bank"), which is a wholly-owned subsidiary of Village and a state-chartered commercial bank and which provides a range of consumer and commercial banking services through nine banking offices in Hillsborough, Pasco, and Pinellas Counties, Florida.
At March 31, 1998, Village had total consolidated assets of approximately $203.1 million, total consolidated deposits of approximately $187.3 million, and total consolidated stockholders' equity of approximately $14.2 million. Village's principal executive office is located at 13303 North Dale Mabry Highway, Tampa, Florida 33618 and its telephone number at such address is (813) 269-5000.

         Regions. Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 500 banking offices located in Alabama, Florida, Georgia, Louisiana, South Carolina, and Tennessee as of March 31, 1998. At that date, Regions had total consolidated assets of approximately $25.6 billion, total consolidated deposits of approximately $20.3 billion, and total consolidated stockholders' equity of approximately $ 2.1 billion. Regions is the second largest bank holding company headquartered in Alabama in terms of assets, based on March 31, 1998 information. Regions operates banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

         Since December 31, 1997, Regions has completed the acquisitions of seven financial institutions and has entered into definitive agreements or letters of intent to acquire seven financial institutions, including Village. For information concerning Regions' acquisition activity, including the completed and other pending acquisitions, see "Documents Incorporated by Reference," "Recent Developments--First Commercial Corporation Acquisition," and "Business of Regions--Acquisition Activity."

         Regions commenced operations in 1971, under its former name First Alabama Bancshares, Inc., as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326-7100.

         Additional information with respect to Regions and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Available Information," "Documents Incorporated by Reference," and "Business of Regions."

SPECIAL MEETING OF VILLAGE STOCKHOLDERS

         The Special Meeting will be held at _______:00 p.m., local time, on _______, 1998, at the Tampa Airport Marriott, located at the Tampa International Airport, Tampa, Florida, for the purpose of considering and voting on approval of the Agreement and to transact such other business as may properly come before the meeting. See "The Special Meeting."


RECORD DATE; VOTE REQUIRED

         The Village Board has fixed the close of business on _______, 1998 as the record date (the "Record Date") for determination of the stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of Village Common Stock on the Record Date will be entitled to vote at the Special Meeting. Approval of the Agreement will require the affirmative vote of a majority of the outstanding shares of Village Common Stock entitled to vote at the Special Meeting, not just a majority of the votes cast. As of the Record Date, there were 999,218 shares of Village Common Stock outstanding and entitled to be voted.

         The directors and executive officers of Village and their affiliates beneficially owned, as of the Record Date, 204,892 shares (or approximately 20.5% of the outstanding shares) of Village Common Stock. Each member of the Village Board has agreed to vote those Village shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of Village Common Stock. As of that date, neither Village nor Regions held any shares of Village Common Stock in a fiduciary capacity for others. See "The Special Meeting--Record Date; Vote Required."


THE MERGER; EXCHANGE RATIO


         The Agreement provides for the merger of Village with and into Regions with Regions as the surviving corporation resulting from the Merger. At the Effective Time, each share of Village Common Stock then issued and outstanding (excluding shares held by Village, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and excluding all shares held by stockholders who perfect their dissenters' rights) will be converted into 1.34 shares of Regions Common Stock, subject to possible adjustment.

         No fractional shares of Regions Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share interest to which any Village stockholder would be entitled upon consummation of the Merger, based on the last sale price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions) on the last trading day immediately preceding the Effective Time. See "Description of the Transaction--General."

DISSENTING STOCKHOLDERS

         Holders of Village Common Stock entitled to vote on approval of the Agreement have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive fair value of such holders' shares of Village Common Stock in cash in accordance with the applicable provisions of the Florida Business Corporation Law (the "Florida Act"). The procedures to be followed by dissenting stockholders are summarized under "Description of the Transaction--Dissenters' Rights," and the applicable provisions of the Florida Act are reproduced as Appendix C.

REASONS FOR THE MERGER; RECOMMENDATION OF VILLAGE'S BOARD OF DIRECTORS

         The Village Board has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, Village and its stockholders. Accordingly, Village's Board unanimously recommends that Village's stockholders vote FOR approval of the Agreement. EACH MEMBER OF THE VILLAGE BOARD HAS AGREED TO VOTE THOSE SHARES OF VILLAGE COMMON STOCK OVER WHICH SUCH MEMBER HAS VOTING AUTHORITY (OTHER THAN IN A FIDUCIARY CAPACITY) IN FAVOR OF THE AGREEMENT. In approving the Agreement, Village's directors considered Village's financial condition, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, legal advice concerning the proposed Merger, and the opinion of Alex Sheshunoff & Co that, as of the date of its opinion, the Exchange Ratio was fair, from a financial point of view, to the stockholders of Village. See "Description of the Transaction--Background of and Reasons for the Merger."

OPINION OF VILLAGE'S FINANCIAL ADVISOR

         Alex Sheshunoff & Co. has rendered an opinion to Village that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the Exchange Ratio was fair, from a financial point of view, to the stockholders of Village. The opinion of Alex Sheshunoff & Co. is attached as Appendix B to this Proxy Statement/Prospectus. Village stockholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "Description of the Transaction--Opinion of Village's Financial Advisor."

EFFECTIVE TIME

         Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Delaware Certificate of Merger and the Florida Certificate of Merger are filed and become effective with, respectively, the Delaware Secretary of State and the Florida Secretary of State. Unless otherwise agreed upon by Regions and Village, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of Village stockholders; or such later date within 30 days as may be specified by Regions. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the third quarter of 1998, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction--Effective Time of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

         Promptly after the Effective Time, Regions will cause the exchange agent selected by Regions (the "Exchange Agent"), to mail to the former stockholders of Village a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of Village Common Stock for certificates representing shares of Regions Common Stock. VILLAGE STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "Description of the Transaction--Distribution of Regions Stock Certificates and Payment for Fractional Shares."


REGULATORY APPROVALS AND OTHER CONDITIONS

         The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Department of Banking and Finance of the State of Florida (the "Florida Department"). Applications for the requisite approvals have been filed with these agencies, each of which has yet to issue its approval of the Merger. There can be no assurance that the approvals of the Florida Department and the Federal Reserve will be given or as to the timing or conditions of such approvals.

         Consummation of the Merger is subject to various other conditions, including receipt of the required approval of Village stockholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "Description of the Transaction--Conditions to Consummation of the Merger."


WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

         The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual consent of the Boards of Directors of both Village and Regions, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by November 30, 1998, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, Village will continue to operate as a bank holding company under its present management. See "Description of the Transaction--Waiver, Amendment, and Termination of the Agreement."


INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of Village's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of Village generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and eligibility for certain Regions employee benefits. See "Description of the Transaction--Interests of Certain Persons in the Merger."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         Consummation of the Merger is conditioned on the receipt of an opinion of counsel to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized by holders of Village Common Stock upon the exchange in the Merger of Village Common Stock solely for Regions Common Stock (except to the extent of any cash received in lieu of a fractional share interest in Regions Common Stock or as a result of exercise of dissenters' rights). Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized upon the receipt of cash in lieu of fractional share interests and cash received by dissenters. See "Description of the Transaction--Federal Income Tax Consequences of the Merger."

         BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCE OF EACH STOCKHOLDER AND OTHER CIRCUMSTANCES, EACH VILLAGE STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS).


MATERIAL DIFFERENCES IN STOCKHOLDERS' RIGHTS

         At the Effective Time, Village stockholders, whose rights are governed by the Florida Act and by Village's Articles of Incorporation and Bylaws, will automatically become Regions stockholders, and their rights as Regions stockholders will be determined by the Delaware General Corporation Law (the "Delaware GCL") and by Regions' Certificate of Incorporation and Bylaws.

         The rights of Regions stockholders differ from the rights of Village stockholders in several important respects, some of which constitute additional antitakeover provisions provided for in Regions' governing documents. See "Effect of the Merger on Rights of Stockholders."


COMPARATIVE MARKET PRICES OF COMMON STOCK

         Regions Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market. Village Common Stock is not traded in any established market. The following table sets forth, as of the indicated dates,
(i) the last sale price of Regions Common Stock and the sale price in the last known transaction of purchase and sale of Village Common Stock, which occurred in December 1997, and (ii) the equivalent per share price (as explained below) of Village Common Stock. The indicated dates of March 23, 1998, and _______, 1998 represent, respectively, the last trading day immediately preceding public announcement of the proposed acquisition of Village by Regions and the latest practicable date prior to the mailing of this Proxy Statement/Prospectus.

                                                                               EQUIVALENT
                                                                                  PER
                                                                               SHARE PRICE
                                      REGIONS               VILLAGE            OF VILLAGE
MARKET PRICE PER SHARE AT:          COMMON STOCK          COMMON STOCK        COMMON STOCK
--------------------------          ------------          ------------        ------------
 March 23, 1998                      $ 41.38                   *                $55.45
 _______, 1998                       _______                                    ______

* Village Common Stock is not traded on any public market. The last known trade of Village Common Stock occurred in December, 1997, at a price of $20.00 per share.

         The equivalent per share price of Village Common Stock at each specified date represents the last sale price of a share of Regions Common Stock on such date multiplied by the Exchange Ratio of 1.34 shares. Stockholders are advised to obtain current market quotations for Regions Common Stock

As stated above, Village Common Stock is not traded on any public market and therefore there are no current market quotations available. No assurance can be given as to the market price of Regions Common Stock at or after the Effective Time. See "Comparative Market Prices and Dividends."



COMPARATIVE PER SHARE DATA


         The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for Regions and Village, (ii) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger, and (iii) an equivalent pro forma basis per share of Village Common Stock, giving effect to the Merger. The Regions and Village pro forma combined information and the Village pro forma Merger equivalent information give effect to the Merger on a pooling-of-interests accounting basis and assume an Exchange Ratio of 1.34 shares. See "Description of the Transaction--Accounting Treatment." The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

         The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Regions and Village, including the respective notes thereto. Regions' historical information has been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997. Village's historical information has been adjusted to reflect two 10% stock dividends, declared in April of 1996 and January of 1997, respectively. In addition, during 1995 Village sold an additional 245,000 shares of common stock at $10.00 per share. See "Documents Incorporated by Reference," and "--Selected Financial Data."

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,             YEAR ENDED DECEMBER 31,
                                                               ------------------     -----------------------------
                                                                1998        1997       1997        1996        1995
                                                               -----       -----      -----       -----       -----
                                                                    (Unaudited)         (Unaudited, except Regions
                                                                                          and Village historical)
NET INCOME PER COMMON SHARE
Regions historical......................................        $.58        $.51      $2.20       $1.85       $1.60
Regions historical assuming dilution....................         .57         .50       2.15        1.81        1.58
Village historical .....................................         .67         .46       2.01        1.35        1.20
Village historical assuming dilution....................         .67         .46       2.01        1.35        1.20
Regions and Village pro forma combined(1)...............         .58                   2.19        1.84        1.60
Regions and Village pro forma combined assuming
   dilution(1)..........................................         .56                   2.14        1.80        1.57
Village pro forma Merger equivalent(2)..................         .78                   2.93        2.47        2.14
Village pro forma Merger equivalent assuming
   dilution(2)..........................................         .75                   2.87        2.41        2.10
DIVIDENDS DECLARED PER COMMON SHARE
Regions historical......................................         .23         .20        .80         .70         .66
Village historical......................................          --          --         --          --          --
Village pro forma Merger equivalent(3)..................         .31         .27       1.07         .94         .88
BOOK VALUE PER COMMON SHARE (PERIOD END)
Regions historical......................................       14.23       13.08      13.99       12.76       11.69
Village historical......................................       14.25       11.20      13.70       11.23       10.28
Regions and Village pro forma combined(1)...............       14.20
Village pro forma Merger equivalent(2)..................       19.03


(1) Represents the combined results of Regions and Village as if the Merger were consummated on January 1, 1995 (or March 31, 1998, in the case of Book Value Per Share Data), and were accounted for as a pooling of interests.

(2) Represents pro forma combined information multiplied by the Exchange Ratio of 1.34 shares of Regions Common Stock for each share of Village Common Stock. The Exchange Ratio is subject to upward adjustment under certain conditions if the average of the closing sales prices of Regions Common Stock over a specified period is less than $33.20. See "Description of the Transaction--Possible Adjustment of Exchange Ratio." The presentation of pro forma equivalent information would be affected by any increase in the Exchange Ratio.

(3) Represents historical dividends declared per share by Regions multiplied by the Exchange Ratio of 1.34 shares of Regions Common Stock for each share of Village Common Stock.


SELECTED FINANCIAL DATA

         The following tables present certain selected historical financial information for Regions and Village. Regions' historical per share information has been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997. Village historical information has been restated to reflect two 10% stock dividends declared in April of 1996 and January of 1997, respectively and a 20% stock dividend declared in August of 1994. In addition, during 1995 Village sold an additional 245,000 shares of common stock at $10.00 per share. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning Regions and Village incorporated by reference or included herein. Interim unaudited data for the three months ended March 31, 1998 and 1997 of Regions and Village reflect, in the opinion of the respective managements of Regions and Village, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended March 31, 1998, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "Documents Incorporated by Reference."

Selected Historical Financial Data of Regions

                                            THREE MONTHS
                                           NDED MARCH 31,                              YEAR ENDED DECEMBER 31,
                                      ------------------------    -----------------------------------------------------------------
                                          1998         1997           1997         1996          1995         1994         1993
                                      -----------  -----------    -----------   -----------   -----------  -----------  -----------
                                             (Unaudited)
                                                              (In thousands, except per share data and ratios)
INCOME STATEMENT DATA:
Total interest income ............... $   485,716  $   417,997    $ 1,653,084   $ 1,386,122   $ 1,259,600  $   991,693  $   746,544
Total interest expense ..............     240,310      204,909        824,203       685,656       635,336      436,157      296,195
Net interest income .................     245,406      213,088        828,881       700,466       624,264      555,536      450,349
Provision for loan losses ...........      12,119       11,194         41,773        29,041        30,271       20,580       24,695
Net interest income after
     loan loss provision ............     233,287      201,894        787,108       671,425       593,993      534,956      425,654
Total noninterest income excluding
     security (losses) gains ........      77,380       64,031        258,012       217,624       187,830      171,705      169,318
Security (losses) gains .............         (69)         464            541         3,115          (424)         344          831
Total noninterest expense ...........     178,637      154,213        600,341       553,801       487,461      442,376      383,130
Income tax expense ..................      45,758       37,880        145,628       108,677        96,109       84,109       66,169
Net income ..........................      86,203       74,296        299,692       229,686       197,829      180,520      146,504
PER SHARE DATA:
Net income .......................... $       .58  $       .51    $      2.20   $      1.85   $      1.60  $      1.55  $      1.41
Net income assuming dilution ........         .57          .50           2.15          1.81          1.58         1.53         1.38
Cash dividends ......................         .23          .20            .80           .70           .66          .60          .52
Book value ..........................       14.23        13.08          13.99         12.76         11.69        10.63         9.93
OTHER INFORMATION:
Average number of shares outstanding      149,556      145,847        136,512       124,272       123,340      116,412      104,306
Average number of shares outstanding,
    assuming dilution ...............     152,571      149,014        139,421       126,777       125,289      118,223      106,126
STATEMENT OF CONDITION DATA
(PERIOD END):
Total assets ........................ $25,629,065  $21,819,883    $23,034,228   $18,930,175   $16,851,774  $15,810,076  $13,163,161
Securities ..........................   5,032,078    4,497,055      4,400,189     3,870,595     3,863,781    3,346,291    2,993,417
Loans, net of unearned income .......  18,045,378   15,503,711     16,394,905    13,311,172    11,542,311   10,855,195    8,430,931
Total deposits ......................  20,289,275   17,672,340     17,750,926    15,048,336    13,497,612   12,575,593   11,025,376
Long-term debt ......................     373,811      557,723        400,199       447,269       632,019      599,476      525,820
Stockholders' equity ................   2,131,727    1,887,864      1,912,855     1,598,726     1,429,253    1,286,322    1,106,361
PERFORMANCE RATIOS:
Return on average assets(1)(6) ......        1.39%        1.38%          1.41%         1.29%         1.21%        1.27%        1.38%
Return on average stockholders'
     equity(1)(6) ...................       16.65        16.01          16.29         15.19         14.29        15.26        15.76
Net interest margin(1)...............        4.34         4.36           4.27          4.27          4.21         4.37         4.77
Efficiency (2)(6) ...................       54.60        54.73          54.36         59.44         58.79        59.44        60.23
Dividend payout .....................       39.66        39.22          36.36         37.84         41.25        38.71        36.88
ASSET QUALITY RATIOS:
Net charge-offs to average loans,
     net of unearned income(1) ......         .21%         .19%           .25%          .15%          .17%         .19%         .23%
Problem assets to net loans and
     other real estate (3) ..........         .74          .74            .71           .56           .59          .75         1.12
Nonperforming assets to net loans
     and other real estate (4) ......         .84          .94            .81           .76           .68          .80         1.28
Allowance for loan losses to loans,
     net of unearned income .........        1.23         1.34           1.19          1.32          1.38         1.32         1.48
Allowance for loan losses to
     nonperforming assets (4) .......      146.52       141.97         145.53        173.65        202.55       164.48       115.88
LIQUIDITY AND CAPITAL RATIOS:
Average stockholders' equity to
     average assets .................        8.35%        8.63%          8.63%         8.49%         8.44%        8.35%        8.76%
Average loans to average deposits ...       90.23        86.90          88.90         85.90         86.12        79.90        76.41
Tier 1 risk-based capital (5) .......       10.63        11.11          10.48         10.81         11.14        10.69        11.13
Total risk-based capital (5) ........       12.98        13.82          12.93         13.59         14.61        14.29        13.48
Tier 1 leverage (5) .................        7.62         7.65           7.52          7.44          7.49         8.21        10.11

-------------------

(1)      Interim period ratios are annualized.

(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.

(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.

(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.

(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%. The ratios for periods prior to 1996 have not been restated to reflect the combination with First National Bancorp effected March 1, 1996, and accounted for as a pooling of interests, or any other pooling-of-interests transactions.

(6) Ratios for 1996 excluding $19.0 million (after-tax) charged for SAIF assessment and merger expenses are as follows: Return on average stockholders' equity - 16.45%, Return on average total assets - 1.40%, and Efficiency - 56.16%.

Selected Historical Financial Data of Village

                                               THREE MONTHS
                                              ENDED MARCH 31,                            YEAR ENDED DECEMBER 31,
                                           ---------------------      ------------------------------------------------------------
                                             1998         1997          1997          1996         1995         1994         1993
                                           --------     --------      --------      --------     --------     -------      -------
                                                (Unaudited)
                                                               (In thousands, except per share data and ratios)
INCOME STATEMENT DATA:
  Total interest income ...............    $  3,978     $  3,137      $ 13,983      $ 10,496     $  7,767     $ 5,859      $ 5,340
  Total interest expense ..............       1,923        1,538         7,026         5,038        3,391       2,344        2,388
  Net interest income .................       2,055        1,599         6,957         5,458        4,376       3,515        2,952
  Provision for loan losses ...........           9           27            75           151           73          89            6
  Net interest income after
       loan loss provision ............       2,046        1,572         6,882         5,307        4,303       3,426        2,946
  Total noninterest income excluding
       security gains (losses) ........         332          282         1,231         1,286        1,182       1,128        1,099
  Security gains (losses) .............           3           28            44            46           36          (5)          --
  Total noninterest expense ...........       1,284        1,161         4,967         4,454        3,893       3,358        3,260
  Income tax expense ..................         432          264         1,184           835          590         451          289
  Net income ..........................         665          457         2,006         1,350        1,038         740          496
PER SHARE DATA:
  Net income ..........................         .67     $    .46      $   2.01      $   1.35     $   1.20     $  1.05      $   .71
  Net income assuming dilution ........         .67          .46          2.01          1.35         1.20        1.05          .71
  Cash dividends ......................          --           --            --            --           --          --           --
  Book value ..........................       14.25        11.20         13.70         11.23        10.28        8.37         8.42
OTHER INFORMATION:
  Average number of shares outstanding          999          999           999           999          866         703          703
  Average number of shares outstanding,
      assuming dilution ...............         999          999           999           999          866         703          703
STATEMENT OF CONDITION DATA
(PERIOD END):
  Total assets ........................    $203,120     $168,290      $199,095      $160,177     $112,484     $89,761      $79,914
  Securities ..........................      97,738       75,994        94,104        72,182       36,512      31,820       19,122
  Loans, net of unearned income .......      93,381       77,810        90,852        75,717       62,793      47,507       48,947
  Total deposits ......................     187,282      155,826       183,179       148,003      101,323      83,103       73,070
  Stockholders' equity ................      14,239       11,189        13,689        11,219       10,271       5,886        5,920
PERFORMANCE RATIOS:
  Return on average assets(1) .........        1.30%        1.11%         1.10%         0.98%        1.03%       0.88%        0.67%
  Return on average stockholders'
       equity(1) ......................       19.08        16.21         16.69         13.09        13.18       12.23         8.58
  Net interest margin(1)...............        4.27         4.15          4.09          4.29         4.84        4.67         4.59
  Efficiency (2) ......................       53.79        61.72         60.67         66.04        70.04       72.32        80.47
ASSET QUALITY RATIOS:
  Net charge-offs (recoveries) to
       average loans, net of unearned
       income(1) ......................         .02%        (.01)%        (.03)%         .07%         .14%        .13%         .15%
  Problem assets to net loans and
       other real estate (3) ..........        1.19         1.87          1.98          1.96         2.12        5.51         7.32
  Nonperforming assets to net loans
       and other real estate (4) ......        1.19         1.87          1.98          1.96         2.12        5.51         7.32
  Allowance for loan losses to loans,
       net of unearned income .........        1.06         1.20          1.10          1.19         1.27        1.68         1.58
  Allowance for loan losses to
       nonperforming assets (4) .......       81.56        59.57         55.45         60.53        59.74       29.81        20.79
LIQUIDITY AND CAPITAL RATIOS:
  Average stockholders' equity to
       average assets .................        6.83%        6.82%         6.62%         7.45%        7.85%       7.20%        7.83%
  Average loans to average deposits ...       49.04        50.83         50.85         55.30        58.99       62.19        66.96
  Tier 1 risk-based capital (5) .......       10.11         9.93          9.55          9.85        10.97        9.89         8.77
  Total risk-based capital (5) ........       10.81        10.71         10.27         10.63        11.84       11.07         9.92
  Tier 1 leverage (5) .................        6.91         7.21          7.39          8.17        10.06        7.92         8.02


(1)      Interim period ratios are annualized.

(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.

(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.

(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.

(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%.

                               RECENT DEVELOPMENTS

THE FIRST COMMERCIAL ACQUISITION

     On February 8, 1998, Regions and First Commercial Corporation ("First Commercial") entered into an Agreement and Plan of Merger, pursuant to which First Commercial will be acquired by Regions by means of the merger of First Commercial with and into Regions, with Regions as the surviving entity (the "First Commercial Acquisition"). Upon consummation of the First Commercial Acquisition, Regions will exchange 1.7 shares of Regions Common Stock for each share of First Commercial common stock outstanding, with a total of approximately 64.8 million shares of Regions Common Stock expected to be issued in the merger. Regions expects the First Commercial Acquisition to be accounted for as a pooling of interests and expects to consummate the transaction during the third quarter of 1998, subject to approval of Regions and First Commercial stockholders in accordance with applicable law, approval of various regulatory authorities, and other customary conditions of closing.

     First Commercial is a multi-bank bank holding company headquartered in Little Rock, Arkansas, with approximately 165 banking offices in Arkansas, Tennessee, Texas, and Louisiana, and a 50% interest in two Oklahoma banks. First Commercial also operates banking-related affiliates in the areas of mortgage banking, trust services, securities brokerage, asset management, and accounts receivable factoring. At March 31, 1998, First Commercial reported total consolidated assets of approximately $7.4 billion, total consolidated deposits of approximately $6.3 billion, and total consolidated stockholders equity of approximately $636 million. Based on March 31, 1998 information, First Commercial is the largest bank holding company headquartered in Arkansas and has the largest market share of deposits in Arkansas of depository institutions with offices in Arkansas.

     Additional information with respect to the First Commercial Acquisition is set forth in Regions' current report on Form 8-K filed with the SEC on February 9, 1998 (the "First Commercial 8-K"). The First Commercial 8-K includes or incorporates by reference certain forward looking statements, estimates, and projections concerning the First Commercial Acquisition, which are subject to various uncertainties and risks as explained above under the caption "Cautionary Statement Concerning Forward Looking Information." Estimates and projections concerning the future financial performance of Regions following the First Commercial Acquisition are predicated on certain assumptions and depend upon future events, the course of which cannot be ascertained with certainty, and therefore such estimates and projections, including but not limited to estimates concerning future levels of accretion and dilution of Regions' earnings per share, future cost savings achievable in consolidation, and levels of merger-related charges, should be considered only as estimates and understood to be uncertain and subject to risks of inaccuracy. Future events may cause Regions' actual experience to differ materially from such estimates and projections. See "Cautionary Statement Concerning Forward Looking Information."

IMPACT OF THE FIRST COMMERCIAL ACQUISITION ON REGIONS' FINANCIAL PERFORMANCE

     Merger Charges. It is expected that Regions will incur charges arising from the First Commercial Acquisition and from the assimilation of First Commercial into the Regions organization. Anticipated charges would normally arise from matters such as, but not limited to, legal and accounting fees, financial advisory fees, consulting fees, payments of contractual benefits triggered by a change of control, early retirement and involuntary separation and related benefits, costs associated with elimination of duplicate facilities and branch consolidations, data processing charges, cancellation of vendor contracts, and similar costs which normally arise from the consolidation of operational activities.

     The First Commercial Acquisition is expected to be accounted for as a pooling of interests. Regions currently estimates incurring aggregate restructuring and merger-related charges of approximately $85 million (or $63 million after taxes) in connection with the consummation of the First Commercial Acquisition. Substantially all of these charges are expected to be recognized in the period in which the First Commercial Acquisition closes. The estimated restructuring and merger-related charges include approximately $19 million in noncash charges. The components of the anticipated merger-related charges are summarized as follows:

 .............................................(In thousands)
Employee-related.............................      $24,000
Occupancy and equipment......................       10,000
Loss on divestiture of certain mortgage
 servicing assets............................        8,000
Conversion...................................        7,000
Investment banker, legal, accounting and
  merger-related costs.......................       28,500
                                                  --------
                                                    77,500
Charitable trust.............................        7,500
                                                  --------
Gross charges................................       85,000
Taxes........................................      (22,000)
                                                  --------
                                                  $ 63,000
                                                  ========

     The estimate of anticipated charges to be incurred in connection with consummating the First Commercial Acquisition is a preliminary estimate of the significant charges which may, in the aggregate, be required and should be viewed accordingly. Moreover, this estimate has been based on the due diligence reviews that have been performed to date in connection with the First Commercial Acquisition and may be subject to change. The actual charges incurred may be higher or lower than what is currently contemplated, once First Commercial is assimilated from an operational perspective and various contingencies are either satisfied or eliminated.

     Cost Savings and Revenue Enhancements. Regions believes it has the ability to obtain substantial cost savings and to achieve substantial revenue enhancements in the operations of the combined companies following the First Commercial Acquisition. While no assurance can be given, based on present information Regions estimates that following the First Commercial Acquisition it can realize reductions in the noninterest expenses attributable to First Commercial's operations of approximately $60 million, or 25% of First Commercial's estimated 1998 noninterest expense. Regions anticipates realizing approximately $16 million in pre-tax benefits from cost savings in 1998 and approximately $60 million in pre-tax benefits from cost savings in 1999. These estimates are based on the assumptions that by the end of 1998 Regions can reduce operating costs in the areas of information technology (approximately $5.7 million or 50% of First Commercial's estimated 1998 expense), general and administrative expenses (approximately $6.0 million or 68% of First Commercial's estimated 1998 expense), operations (approximately $5.8 million or 45% of First Commercial's estimated 1998 expense), mortgage servicing (approximately $11.0 million or 38% of First Commercial's estimated 1998 expense), trust operations (approximately $1.3 million or 15% of First Commercial's estimated 1998 expense), broker-dealer operations (approximately $.6 million or 16% of First Commercial's estimated 1998 expense), community banks operations (approximately $25.4 million or 16% of First Commercial's estimated 1998 expense), and in other noninterest expense categories amounting to approximately $4.2 million. The foregoing estimated possible reductions in noninterest expense are in the financial statement categories of (i) salaries and employee benefits (approximately $32 million), (ii) occupancy expenses (approximately $1 million),
(iii) furniture and equipment (approximately $1 million), and other noninterest expenses (approximately $26 million for expense items such as data processing, advertising, professional fees, and printing and supplies). In developing such assumptions Regions evaluated First Commercial's noninterest expense structure, identified elements of First Commercial noninterest expenses that could be reduced or eliminated as duplicative or unnecessary, and quantified the anticipated cost savings in various categories. Regions also took into account its experience in assimilating previous acquisitions in assessing the feasibility of the projected cost savings in each category, and concluded the projections are feasible and realistic. In deriving the estimates of the amounts of anticipated cost savings, Regions considered any applicable increases in its expenditures necessary to operate the combined companies, and the above estimates are presented net of any such increases.

     Similarly with no assurance, Regions expects the combined company following the First Commercial Acquisition to benefit from enhanced revenues in specific areas. Regions anticipates that balance sheet restructuring can result in pre-tax benefits of approximately $16 million in 1998 and $6 million in 1999, primarily resulting from restructuring and reinvesting a portion of First Commercial's securities portfolio into higher yielding securities. Regions also anticipates generating pre-tax benefits of approximately $7.5 million in 1998 and $17 million in 1999 resulting from reinvesting excess capital, assuming a 6% reinvestment rate on Tier 1 capital in excess of 7%. In addition, Regions expects product enhancements and uniform application of Regions' policies to increase revenues from First Commercial's operations approximating $3 million pre-tax in 1998 and $6.6 million pre-tax in 1999, primarily resulting from broader mortgage loan product line offerings, expanded commercial cash management capabilities, and increased trust product offerings and standardization of trust fee structures. While Regions anticipates that the benefits derivable from the cost savings and revenue enhancements discussed above will continue in future years, Regions has not attempted to quantify identified benefits beyond 1999.

     Projected Impact on Per Share Earnings. Based on its evaluation of the possible cost savings, revenue enhancements, and other considerations, Regions anticipates that consummation of the First Commercial Acquisition would result in modest dilution of Regions' 1998 earnings per share and modest accretion to 1999 earnings per share. More specifically, assuming (i) the expense savings and the revenue enhancements discussed above are as estimated, (ii) approximately 222 million shares of Regions Common Stock on a diluted basis are outstanding in 1998 and in 1999, (iii) the First Commercial Acquisition is consummated in the third quarter of 1998, (iv) the conversion of First Commercial's operations systems to Regions' operations systems is completed by year end 1998, (v) 1998 diluted earnings per share of Regions Common Stock are $2.35, and 1998 diluted earnings per share of First Commercial Common Stock are $2.99, each of which represents the First Call consensus earnings estimates as of February 6, 1998 (before public announcement of the First Commercial Acquisition), and (vi) 1999 diluted earnings estimates per share of Regions Common Stock are $2.59 and 1999 diluted earnings per share of First Commercial Common Stock are $3.35, each of which represents the First Call consensus earnings estimates, the First Commercial Acquisition is estimated to dilute the 1998 per share earnings estimate for Regions Common Stock by $.06 (or 2.5%) before giving effect to anticipated merger-related charges, and add $.06 (or 2.5%) to the 1999 per share earnings estimate for Regions Common Stock. The per share earnings estimates are presented for illustrative purposes only and do not constitute projections of Regions or First Commercial. The estimated effects of the First Commercial Acquisition on Regions' future per share earnings necessarily depend on assumptions and uncertainties which may cause actual results to differ materially from the anticipated results. See "Cautionary Statement Concerning Forward-Looking Statements."

                               THE SPECIAL MEETING


GENERAL

     This Proxy Statement/Prospectus is being furnished to the holders of Village Common Stock in connection with the solicitation by the Village Board of Directors of proxies for use at the Special Meeting, at which Village stockholders will be asked to vote upon a proposal to approve the Agreement. The Special Meeting will be held at _______:00 p.m., local time, on _______, 1998, at the Tampa Airport Marriott, located at the Tampa International Airport, Tampa, Florida.

     Village stockholders are requested promptly to sign, date, and return the accompanying proxy card to Village in the enclosed postage-paid, addressed envelope. A stockholder's failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against the Agreement.

     Any Village stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Village a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Village before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the Special Meeting. Any notice of revocation should be sent to Village Bankshares, Inc., 13303 North Dale Mabry Highway, Tampa, Florida 33618, Attention: William R. Bender, Jr., Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of Village Common Stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT. ANY PROXIES VOTED AGAINST THE AGREEMENT WILL NOT BE VOTED IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING. As of the date of this Proxy Statement/Prospectus, Village is unaware of any other matter to be presented at the Special Meeting.

     Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of Village, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

      Village stockholders should not forward any stock certificates with their proxy cards.


RECORD DATE; VOTE REQUIRED

     The Village Board has established the close of business on _______, 1998, as the Record Date for determining the Village stockholders entitled to notice of and to vote at the Special Meeting. Only Village stockholders of record as of the Record Date will be entitled to vote at the Special Meeting. As of the Record Date, there were approximately 260 holders of 999,218 shares of Village Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote. For information as to persons known by Village to beneficially own more than 5.0% of the outstanding shares of Village Common Stock as of the Record Date, see "Voting Securities and Principal Stockholders of Village."

     The presence, in person or by proxy, of a majority of the outstanding shares of Village Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the Special Meeting. For these purposes, shares of Village Common Stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement for any reason, including broker nonvotes. Generally, a broker who holds shares of Village Common Stock in "street" name on behalf of a beneficial owner lacks authority to vote such shares in the absence of specific voting instructions from the beneficial owner.

     Once a quorum is established, approval of the Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Village Common Stock entitled to vote at the Special Meeting. A failure to vote, in person or by proxy, for any reason, including failure to return a properly executed proxy, an abstention, or a broker nonvote, has the same effect as a vote against the Agreement.

     The directors and executive officers of Village and their affiliates beneficially owned, as of the Record Date, 204,892 shares (or approximately 20.5% of the outstanding shares) of Village Common Stock. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of Village Common Stock. As of that date, no subsidiary of either Village or Regions held any shares of Village Common Stock in a fiduciary capacity for others.


                         DESCRIPTION OF THE TRANSACTION

     The following material describes the material aspects of the Merger and the Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.


GENERAL

     The Agreement provides generally for the merger of Village with and into Regions, with Regions as the surviving corporation resulting from the Merger. At the Effective Time, each share of Village Common Stock (excluding shares held by Village, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and excluding all shares held by stockholders who perfect their dissenters' rights) issued and outstanding at the Effective Time will be converted into 1.34 shares of Regions Common Stock, subject to possible adjustment as described below under the caption "--Possible Adjustment of Exchange Ratio." Each share of Regions Common Stock outstanding immediately prior to the Effective Time will remain outstanding and unchanged as a result of the Merger.

     No fractional shares of Regions Common Stock will be issued in connection with the Merger. Rather, cash will be paid in lieu of any fractional share interest to which any Village stockholder would be entitled upon consummation of the Merger, based on the last sale price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions), on the last trading day prior to the Effective Time.

POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

     Under certain circumstances described below, the Exchange Ratio could be adjusted pursuant to certain provisions of the Agreement. UNDER NO CIRCUMSTANCES WOULD THE EXCHANGE RATIO BE LESS THAN 1.34 SHARES OF REGIONS COMMON STOCK FOR EACH SHARE OF VILLAGE COMMON STOCK. An adjustment could occur only if the Village Board elects to terminate the Agreement pursuant to the provisions of the Agreement described below, and if Regions then elects to avoid termination of the Agreement by increasing the Exchange Ratio.

     For purposes of the description of these provisions and their operation, the following definitions apply.

     The "Average Closing Price" is the average of the daily last sale prices of Regions Common Stock as reported on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, another authoritative source as chosen by Regions) for 10 consecutive full trading days in which such shares are traded on the Nasdaq National Market ending at the close of trading on the Determination Date.

     The "Determination Date" is the later of the date on which consent of the Federal Reserve to the Merger shall be received (without regard to any applicable waiting period) and the date on which the stockholders of Village approve the Merger.

     The "Regions Ratio" is the number obtained by dividing the Average Closing Price by $41.50

     The "Index Price" is the weighted average of the last sale prices of the common stock of the bank holding companies defined as the "Index Group" in the Agreement as of a given date.

     The "Index Ratio" is the number obtained by dividing the Index Price on the Determination Date by the Index Price as of February 19, 1998, less 15% of the quotient.

     If both:

         (i)  the Average Closing Price is less than $33.20; and

         (ii) the Regions Ratio is less than the Index Ratio,

then Village may elect to terminate the Agreement unless Regions increases the Exchange Ratio such that the number of shares of Regions Common Stock issued in exchange for each share of Village Common Stock has a value (based on the Average Closing Price) equal to the lesser of (i) $44.49 (corresponding to an Average Closing Price of $33.20) or (ii) the value (based on the Average Closing Price) of the number of shares of Regions Common Stock that would have been exchanged for each share of Village Common Stock if the relative performance of Regions Common Stock as determined above was 15% lower than the relative performance of the Index Group. If the Merger is approved by the Village stockholders, the Village Board may elect not to terminate the Agreement and to consummate the Merger without resoliciting the Village stockholders even if Village's right to terminate the Agreement is triggered and, as a result of the Exchange Ratio, the value of shares of Regions Common Stock (valued at the Average Closing Price) issued in exchange for each share of Village Common Stock would be less than the lesser of (i) $44.49 or (ii) the value (based on the Average Closing Price) of the number of shares of Regions Common Stock that would have been exchanged for each share of Village Common Stock if the relative performance of Regions Common Stock as determined above was 15% lower than the relative performance of the Index Group.

     These conditions reflect the parties' agreement that Village's stockholders will assume the risk of declines in the value of Regions Common Stock to $33.20. Any adjustment of the Exchange Ratio reflecting a decline in the price of Regions Common Stock to below $33.20 would be dependent on whether the Average Closing Price of Regions Common Stock lags behind a market basket of comparable bank holding company common stocks (the Index Group referenced above) by more than 15%.

     In making its determination of whether to terminate the Agreement, the Village Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, information concerning the business, financial condition, results of operations, and prospects of Regions (including the recent performance of Regions Common Stock, the historical financial data of Regions, customary statistical measurements of Regions' financial performance, and the future prospects for Regions Common Stock following the Merger), and the advice of its financial advisors and legal counsel. If the Village Board elects to terminate the Agreement, Regions would then determine whether to proceed with the Merger at the higher Exchange Ratio. In making this determination, the principal factors Regions will consider include the projected effect of the Merger on Regions' pro forma earnings per share and whether Regions' assessment of Village's earning potential as part of Regions justifies the issuance of an increased number of Regions' shares. If Regions declines to adjust the Exchange Ratio, Village may elect to proceed without the adjustment, provided it does so within 12 days after the Determination Date. REGIONS IS UNDER NO OBLIGATION TO ADJUST THE EXCHANGE RATIO.

     The operation of the adjustment mechanism can be illustrated by three scenarios. (For purposes of the scenarios, it has been assumed that the initial Exchange Ratio is 1.34, the Starting Price of Regions Common stock is $41.50, and the Index Price, as of the Starting Date, is $100.)

     (1) The first scenario occurs if the Average Closing Price is $33.20 or greater. Under this scenario, regardless of any comparison between the Regions Ratio and the Index Ratio, there would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by Village stockholders could have fallen from a pro forma $55.61 per Village share, as of the Starting Date, to as little as a pro forma $44.49 per share, as of the Determination Date.

     (2) The second scenario occurs if the Average Closing Price is less than $33.20, but does not represent a decline from the Starting Price of more than 15% than the decline of the common stock prices of the Index Group. Under this scenario, there also would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by Village stockholders would have fallen from a pro forma $55.61 per share, as of the Starting Date, to an amount based on the then lower Average Closing Price of Regions Common Stock, as of the Determination Date, of less than a pro forma $44.49 per share.

     (3) The third scenario occurs if the Average Closing Price declines below $33.20 and the Regions Ratio is below the Index Ratio. Under this scenario, the adjustment in the Exchange Ratio is designed to ensure that the Village stockholders receive shares of Regions Common Stock having a value (based upon the Average Closing Price) that corresponds to at least $44.49 per Village share or a 15% decline from the stock price performance reflected by the Index Group, whichever is less.

Example 1: If the Average Closing Price were $30.00, and the ending Index Price, as of the Determination Date, were $90, the Regions Ratio (.7229) would be below the Index Ratio (.75, or .90 minus .15), and Village could terminate the Agreement unless Regions elected within five days to increase the Exchange Ratio to equal 1.3903, which represents the lesser of (a) 1.4829 [the result of dividing $44.49 (the product of $33.20 and the 1.34 Exchange Ratio) by the Average Closing Price ($30.00), rounded to the nearest ten thousandth] and (b)
1.3903 [the result of dividing the Index Ratio (.75) times 1.34 by the Regions Ratio

(.7229), rounded to the nearest thousandth]. Based upon the assumed $30.00 Average Closing Price, the new Exchange Ratio would represent a value to the Village stockholders of $41.71 per Village share.

Example 2: If the Average Closing Price were $30.00, and the ending Index Price, as of the Determination Date, were $100, the Regions Ratio (.7229) would be below the Index Ratio (.85, or 1.00 minus .15), and Village could terminate the Agreement unless Regions elected within five days to increase the Exchange Ratio to equal 1.4829, which represents the lesser of (a) 1.4829 [the result of dividing $44.49 (the product of $33.20 and the 1.34 Exchange Ratio) by the Average Closing Price ($30.00), rounded to the nearest ten thousandth] and (b)
1.5756 [the result of dividing the Index Ratio (.85) times 1.34 by the Regions Ratio (.7229), rounded to the nearest thousandth]. Based upon the assumed $30.00 Average Closing Price, the new Exchange Ratio would represent a value to the Village stockholders of $44.49 per First Commercial share.

     The actual market value of a share of Regions Common Stock at the Effective Time and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of Village Common Stock may be more or less than the Average Closing Price. Village stockholders are urged to obtain current market quotations for Regions Common Stock. See "Comparative Market Prices and Dividends."


BACKGROUND OF AND REASONS FOR THE MERGER

         Background of the Merger. During the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of business of financial institutions.

         On May 22, 1997, the Village Board of Directors authorized the retention of Alex Sheshunoff & Co. Investment Banking, Austin, Texas ("Sheshunoff") to advise Village on various matters relating to the maximization of Village's stockholders' value, including the possible sale or merger of Village with another institution. During summer of 1997, Sheshunoff conducted its customary business investigations of Village and prepared on behalf of Village various documents, including a Confidential Offering Memorandum to solicit non-binding indications of interest from leading institutions, including Regions, which may have had interest in acquiring Village. Sheshunoff contacted fourteen institutions, fourteen responded to Sheshunoff's solicitations, and Sheshunoff subsequently distributed a Confidential Offering Memorandum to such entities upon their execution and Sheshunoff's receipt of a Confidentiality Agreement satisfactory to Village. During December, 1997, seven non-binding indications of interest were received and four institutions subsequently conducted due diligence during January and February, 1998. Upon conclusion of their due diligence, Sheshunoff solicited second non-binding indications of interest during February, 1998 and received three such indications. Two of the non-binding indications contemplated all stock "poolings-of-interests" transactions and the third contemplated an all cash "purchase" transaction at a substantially lower value. On February 26, 1998, Sheshunoff conducted a telephonic Board Meeting to discuss the three non-binding indications of interest. Sheshunoff indicated to the Board of Directors that the two all stock non-binding indications of interests were both superior in value, form and substance to the one all cash non-binding transaction.

         Pursuant to the Board of Directors' instructions, Sheshunoff solicited and received clarifications and reaffirmations of these two non-binding all stock indications of interest, which were substantially equal in market value. One potential acquirer, however, was a very large, liquid banking company while the other was smaller, less liquid and had a significant concentration of ownership. The larger, more liquid banking company, i.e. Regions, also offered Village substantially greater cash dividends per share than did the other. Sheshunoff deemed Regions' revised nonbinding indication of interest superior in amount, form and substance to the competing nonbinding indication of interest, and entered into exclusive negotiations leading to the Agreement.

         On March 24, 1998, Village's Board of Directors met to consider the Regions proposal that contemplated a tax-free transaction with all the consideration to consist of common stock. The Regions proposal contemplated an exchange of shares of common stock based upon a fixed number of shares of Regions Common Stock for each share of Village Common Stock; subject to modification only under the most adverse of market circumstances. The Regions transaction would at the signing of the Agreement, establish the number of shares of Regions Common Stock Village stockholders would receive and Village stockholders would participate without limitation in any upward price movement of, and with limited downside protection in any downward price movement of, Regions Common Stock subsequent to the signing of a definitive agreement. The Agreement also made provision for Village's termination of the Agreement under certain adverse stock market conditions, as more fully described elsewhere in this Proxy Statement/Prospectus. Village's Board also considered the then prevailing stock market values, price to book value, price to, tangible book value and price earnings multiples of Regions Common Stock, and the value of recent comparable bank mergers and acquisitions. The Village Board then authorized the execution of the Agreement and Plan of Merger.

     Village's Reasons for the Merger. In approving the Merger, the directors of Village considered a number of factors. Without assigning any relative or specific weights to the factors, the Village Board of Directors considered the following material factors:

     (a) the information presented to the directors by the management of Village concerning the business, operations, earnings, asset quality, and financial condition of Village, including compliance with regulatory capital requirements on an historical and prospective basis;

     (b) the financial terms of the Merger, including the relationship of the merger price to the market value, tangible book value, and earnings per share of Village Common Stock;

     (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of Village Common Stock for Regions Common Stock for federal and state income tax purposes;

     (d) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

     (e) the opinion rendered by Village's financial advisor to the effect that, from a financial point of view, the Exchange Ratio is fair to the holders of Village Common Stock from a financial point of view;

     (f) the termination provisions of the Agreement applicable in the event of a significant decline in the price of Regions Common Stock relative to a market
index prior to the consummation of the Merger (see "   Waiver, Amendment, and
Termination of the Agreement");

     (g) the treatment of the Merger as a pooling of interests for financial accounting purposes and as a tax free reorganization for federal income tax purposes (see " Federal Income Tax Consequences of the Merger" and " Accounting Treatment");

     (h) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

     (i) the alternatives to the Merger, including remaining an independent institution in light of the current economic conditions of Village's markets; and

     (j) the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Regions.

     The terms of the Merger were the result of arms-length negotiations between representatives of Village and representatives of Regions. Based upon the consideration of the foregoing factors, the Village Board unanimously approved the Merger as being in the best interests of Village, its stockholders, and its constituences.

     The Village Board unanimously recommends that Village stockholders vote for approval of the Agreement.

     Regions' Reasons for the Merger. In approving the Agreement and the Merger, the Regions Board considered a number of factors concerning the benefits of the Merger, including the following:

     (a) Information Concerning Village: The Regions Board considered information concerning the business, operations, earnings, asset quality, and financial condition of Village, and aspects of the Village franchise, including the market position of Village in each of the markets in which it operates and the compatibility of the community bank orientation of the operations of Village to that of Regions. The Regions Board concluded that Village is a sound, well managed financial institution which is well positioned in its market areas and which presents an attractive opportunity for Regions to add to its franchise in the Tampa Bay market.

     (b) Financial Terms of the Merger: The Regions Board considered various financial aspects of the Merger as reported by Regions' management including (i) the relationship of the value of the consideration issuable in the Merger to the market value , (ii) the anticipated effect of the Merger on Regions' per share earnings (with the Merger anticipated to have no significant effect on Regions' earnings per share), (iii) the anticipated effect of the Merger on Regions' book value per share (with the Merger anticipated not to dilute Regions tangible book value per share), (iv) a comparison of Village to selected peer banks and comparing pricing aspects of the Merger to pricing characteristics of other merger transactions involving financial institutions and (v) the anticipated accounting treatment of the Merger as a pooling of interests.

     (c) Nonfinancial Terms of the Merger. The Regions Board considered various nonfinancial aspects of the Merger, including the treatment of the Merger as a tax free exchange of Village Common Stock for Regions Common Stock for federal income tax purposes and the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay.

     The foregoing discussion of the information and factors considered by the Regions Board is not intended to be exhaustive but includes all material factors considered by the Regions Board. In reaching its determination to approve the Merger and the Agreement, the Regions Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated by the Agreement, and considering, among other things, the matters discussed above the Regions Board determined that the Merger is in the best interests of Regions and its stockholders and unanimously approved the Agreement.

OPINION OF VILLAGE'S FINANCIAL ADVISOR GENERAL

     Village retained Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") to provide its opinion of the fairness of the Merger Consideration to be received by Village's stockholders in connection with the Merger and related matters. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Village's Board of Directors decided to retain Sheshunoff based on its experience as a financial advisor in mergers and acquisitions of financial institutions, and its knowledge of financial institutions. On March 24, 1998, Sheshunoff rendered its written opinion that, as of such date, the Merger Consideration was fair, from a financial point of view, to the holders of Village's common stock.

     The full text of Sheshunoff's opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached in the

Exhibits to this Proxy Statement/ Prospectus. Village's stockholders are urged to read the Sheshunoff opinion carefully and in its entirety. Sheshunoff's opinion is addressed to Village's Board and does not constitute a recommendation to any stockholder of Village as to how such stockholder should vote at the Village Special Meeting.

     In connection with its opinion, Sheshunoff: (i) reviewed the Merger Agreement and the Proxy Statement/Prospectus (ii) reviewed certain publicly available financial statements and other information of Village and Regions, respectively; (iii) reviewed certain internal financial statements and other financial and operating data of Village provided to us by its management; (iv) analyzed certain publicly available financial analyses and projections of Regions provided by independent banking securities analysts; (v) reviewed the reported prices and share trading activity for Regions Common Stock; (vi) discussed the past and current operations, financial condition, future prospects, and results of regulatory examinations of Village with its executive management; (vii) compared Village and Regions from a financial point of view with certain other banking companies that we deemed to be relevant; (viii) compared the financial performance of Regions and the prices and trading activity of Regions' common stock with that of certain other comparable publicly traded companies and their securities; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions (x) reviewed Regions' Form 8-K filed with the SEC on February 9, 1998, relating to the First Commercial Acquisition; and (xi) performed such other analyses and reviews as we deem appropriate.

     In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sheshunoff did not assume any responsibility for independent verification of such information. With respect to the internal confidential financial projections, Sheshunoff assumed that such projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the future financial performance of Village and did not independently verify the validity of such assumptions. Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of Village, nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not examine any individual loan files of Village. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses.

     With respect to Regions, Sheshunoff relied solely upon publicly available data regarding Regions' financial condition and performance. Sheshunoff did not meet with or discuss this publicly available information with the management of Regions. Sheshunoff did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of Regions, was not furnished with any evaluations or appraisals, and did not review any individual credit files of Regions.

     Sheshunoff's opinion is necessarily based on economic, market and other conditions as in effect on, and the information was made available to Sheshunoff as of March 24, 1998, and updated herein as of July 6, 1998.

     In connection with rendering its opinion, Sheshunoff performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis of summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the consideration to be received by the stockholders of Village is to some extent a subjective one based on the experience and judgment of Sheshunoff and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of Village.

     In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Village. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, Sheshunoff's analyses should not be viewed as determinative of Village's Board's or Village's Management's opinion with respect to the value of Village.

     The following is a summary of the analyses performed by Sheshunoff in connection with its opinion dated as of March 24, 1998. Where available, the following discussion contains financial information updated to July 6, 1998:

     Analysis of Selected Transactions. Sheshunoff performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations in Florida and in the southeastern United States, with comparable characteristics to the Village and Regions transaction. Two sets of comparable transactions were analyzed to ensure a thorough comparison.

     The first set of comparable transactions (the "regional transactions") was comprised to reflect the profitability, asset size and regional location of Village. The regional transactions specifically consisted of 11 mergers and acquisitions of banks located in Florida which sold for common stock between January 1, 1998 and July 6, 1998. The analysis yielded multiples of the regional transactions' purchase price relative to (i) book value ranging from 1.70 times to 4.28 times with an average of 2.95 times and a median of 3.12 times (compared with the multiple implied in the merger, based on the closing price of Regions Common Stock at July 6, 1998, of 3.88 times March 31, 1998 book value); (ii) last 12 months earnings ranging from 15.6 times to 45.8 times with an average of
26.7 times and a median of 25.9 times (compared with the multiple implied in the merger, based on the closing price of the Regions Common Stock at July 6, 1998, of 24.9 times last 12 months earnings as of July 6, 1998; (iii) total assets ranging between 9.5% and 27.3% with an average of 29.6% and a median of 32.1% (compared with the multiple implied in the merger, based on the closing price of the Regions Common Stock at July 6, 1998, of 27.2% of March 31, 1998 total assets); and (iv) total deposits ranging from 10.4% to 38.7% with an average of 30.9% and a median of 33.4% (compared with the multiple implied in the merger, based on the closing price of the Regions Common Stock at July 6, 1998, of 29.5% of deposits as of March 31, 1998).

     The second set of comparable transactions (the "southeastern transactions") was comprised to reflect a more narrowly defined group of comparable transactions based on the profitability, asset size and type of consideration received. The southeastern transactions specifically consisted of 15 mergers and acquisitions of banks in the southeastern United States with total assets below $500 million, return on average equity between 12% and 18%, and which sold for common stock between January 1, 1998 and July 6, 1998. The analysis yielded multiples of the regional transactions' purchase price relative to: (i) book value ranging from 2.09 times to 4.78 times with an average of 3.16 times and a median of 3.09 times (compared with the multiple implied in the merger, based on the closing price of Regions Common Stock at July 6, 1998, of 3.88 times March 31, 1998 book value); (ii) last 12 months earnings ranging from 15.6 times to
36.3 times with an average of 22.2 times and a median of 21.0 times (compared with the multiple implied in the merger, based on the closing price of Regions Common Stock at July 6, 1998, of 24.9 times last 12 months earnings as of March 31, 1998); (iii) total assets ranging between 22.2% and 40.5% with an average of 29.9% and a median of 29.9% (compared with the multiple implied in the merger, based on the closing price of the Regions Common Stock at July 6, 1998, of 27.2% of March 31, 1998 total assets); and (iv) total deposits ranging from 24.9% to 45.6% with an average of 34.3% and a median of

33.4% (compared with the multiple implied in the merger, based on the closing price of the Regions Common Stock at July 6, 1998, of 29.5% deposits as of March 31, 1998).

     Discounted Cash Flow Analysis. Using discounted cash flow analysis, Sheshunoff estimated the present value of the future stream of after-tax cash flow that Village could produce through the year 2002, under various circumstances, assuming that Village performed in accordance with the earnings/return projections of management. Sheshunoff estimated the terminal value for Village at the end of the period by applying multiples of earnings ranging from 15 times to 20 times and then discounting the cash flow streams, dividends paid to the stockholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 6.0% are paid out in dividends) and terminal value using discount rates ranging from 12% to 14% chosen to reflect different assumptions regarding the required rates of return of Village and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $39 per share to $54 per share based on 999,218 fully diluted shares outstanding. This compares favorably to the value of the Merger Consideration for Village of $55.28 per share, based on the closing price per share of Regions Common Stock at July 6, 1998.

     Sheshunoff also performed a cash flow analysis using an estimated terminal value for Village at the end of the period by applying multiples of book value ranging from 2.00 times to 4.50 times and then discounting the cash flow streams, dividends paid to the stockholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 6.0% are paid out in dividends) and terminal value using discount rates ranging from 12% to 14% chosen to reflect different assumptions regarding the required rates of return of Village and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $26 per share to $54 per share. This compares favorably to the value of the Merger Consideration for Village of $55.28 per share, based on the closing price per share of Regions' Common Stock at July 6, 1998.

     Comparable Company Analysis. Sheshunoff compared selected balance sheet data, asset quality, capitalization and profitability measures and market statistics using financial data at or for the twelve months ended March 31, 1998 and market data as of July 6, 1998 for Regions to a group of selected southeastern bank holding companies which Sheshunoff deemed to be relevant.

     The group of selected southeastern bank holding companies (the "Comparable Composite") included AmSouth Bancorp, BB&T Corporation, Compass Bancshares, Inc., Crestar Financial Group, First American Corporation, First Tennessee National Corporation, SouthTrust Corporation and Union Planters Corporation. This comparison, among other things, showed that (i) Regions' equity to asset percentage was 8.32%, compared to an average of 7.76% and a median of 7.67% for the Comparable Composite; (ii) for the last twelve months ended March 31, 1998, Regions' return on average equity was 16.4%, compared to an average of 17.0% and a median of 16.9% for the Comparable Composite; (iii) for the last twelve months ended March 31, 1998, Regions' return on average assets was 1.40%, compared to an average of 1.32% and a median of 1.31% for the Comparable Composite; (iv) as of March 31, 1998, Regions' nonperforming loans to total loans ratio was 0.66%, compared to an average of 0.51% and a median of 0.47% for the Comparable Composite; (v) as of July 6, 1998, Regions' price per share to March 31, 1998 book value per share was 2.89 times, compared to an average of 3.33 times and median of 3.16 times for the Comparable Composite; and (vi) as of July 6, 1998, Regions' price per share to last twelve months earnings per share as of March 31, 1998 was 18.6 times, compared to an average of 21.3 times and median of 21.1 times for the Comparable Composite.

     Sheshunoff also compared selected stock market results of Regions to the publicly available corresponding data of other composites which Sheshunoff deemed to be relevant, including SNL Securities, L.P.'s ("SNL") index of all publicly traded banks, the aforementioned Comparable and the S&P 500. Results from indexing the SNL's index of all publicly traded banks, the Comparable Composite and

Regions' stock from July 6, 1997 to July 6, 1998 revealed similar relationships in price movements of Regions' stock to the price movements of the Comparable Composite and the SNL's index of all publicly traded banks.

     No company or transaction used in the comparable company and comparable transaction analyses is identical to Village or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Village and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

     Pursuant to an engagement letter dated June 5, 1997, between Village and Sheshunoff, Village agreed to pay Sheshunoff a retainer fee of $10,000 and a transaction fee equal to 1% of the consideration paid to Village up to $25 million in transaction value plus an additional percentage of the consideration in excess of $25 million. Village also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for the liabilities resulting from the negligence of Sheshunoff.

EFFECTIVE TIME OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Delaware Certificate of Merger and the Florida Certificate of Merger relating to the Merger are filed and declared effective with, respectively, the Delaware Secretary of State and the Florida Secretary of State. Unless otherwise agreed upon by Regions and Village, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which the last of the following events occur: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of Village stockholders; or such later date within 30 days as may be specified by Regions.

     No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and Village anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the third quarter of 1998. However, delays in the consummation of the Merger could occur.

     The Board of Directors of either Regions or Village generally may terminate the Agreement if the Merger is not consummated by November 30, 1998, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."


DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

     Promptly after the Effective Time, Regions will cause an exchange agent selected by Regions to mail to the former stockholders of Village a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of Village Common Stock for certificates representing shares of Regions Common Stock.

      VILLAGE STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for Village Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Village Common Stock surrendering such items a certificate or certificates representing the number of shares of Regions Common Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share interest, without interest. After the Effective Time, to the extent permitted by law, Village stockholders of record as of the Effective Time will be entitled to vote at any meeting of holders of Regions Common Stock the number of whole shares of Regions Common Stock into which their Village Common Stock has been converted, regardless of whether such stockholders have surrendered their Village Common Stock certificates. No dividend or other distribution payable after the Effective Time with respect to Regions Common Stock, however, will be paid to the holder of any unsurrendered Village certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such stockholder, in each case without interest.

     The stock transfer books of Village will be closed at the effective time of the Merger, and after the Effective Time there will be no transfers of shares of Village Common Stock on Village's stock transfer books. If certificates representing shares of Village Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for the shares of Regions Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.


CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to a number of conditions, including, but not limited to:

     (a) approval from the Federal Reserve and the Florida Department, and the expiration of all applicable waiting periods associated with these approvals, without any conditions or restrictions that would, in the reasonable judgment of Regions' Board of Directors, so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement as to render inadvisable the consummation of the Merger;

     (b) the approval of the Agreement by the holders of requisite number of shares of Village Common Stock;

     (c) the absence of any action by any court or governmental authority of competent jurisdiction restricting, prohibiting, or making illegal the consummation of the Merger and the other transactions contemplated by the Agreement;

     (d) the receipt of a satisfactory opinion of counsel that the Merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code, with the effects described under "--Federal Income Tax Consequences of the Merger," including, among others, that the exchange of Village Common Stock for Regions Common Stock will not give rise to recognition of gain or loss to Village stockholders, except to the extent of any cash received;

     (e) filing with the NASD of notification for listing of additional shares on the Nasdaq NMS for the shares of Regions Common Stock to be issued in the Merger; and

     (f) the receipt by Village of the opinion of Alex Sheshunoff & Co. to the effect that the Exchange Ratio is fair to the holders of Village Common Stock from a financial point of view.

     Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement which are customary in transactions of this nature, including, among others: (i) the delivery by Regions and Village of opinions of their respective counsel and certificates executed by their respective duly authorized officers as to the satisfaction of certain conditions and obligations set forth in the Agreement; and (ii) as of the Effective Time, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.


REGULATORY APPROVALS

     The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

     Regions and Village are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

     The Merger requires the prior approval of the Federal Reserve, pursuant to
Section 3 of the BHC Act. In granting its approval under Section 3 of the BHC Act, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the BHC Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve approval, which may be shortened by the Federal Reserve to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

     The Merger also is subject to the approval of the Florida Department. In its evaluation, the Florida Department will take into account considerations similar to those applied by the Federal Reserve.


WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

     Prior to the Effective Time, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Regions and Village approved by their respective Boards of Directors; provided, however, that after approval by the Village stockholders, no amendment that pursuant to the Florida Act requires further approval of the Village stockholders, including decreasing the consideration to be received by Village stockholders, may be made without the further approval of such stockholders.

     The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, either before or after approval by Village stockholders, under certain circumstances, including:

     (a) by the Board of Directors of either party upon final denial of any required consent of any regulatory authority, if such denial is nonappeable or was not appealed within the time limit for appeal, or by the Board of Directors of Regions if any required regulatory approval is conditioned or restricted in the manner described under "--Conditions to Consummation of the Merger" above;

     (b) by the Board of Directors of either party, if the holders of the requisite number of shares of Village Common Stock shall not have approved the Agreement;

     (c) by mutual consent of the Boards of Directors of Regions and Village;

     (d) by the Board of Directors of either party (provided the terminating party is not in material breach of any representation, warranty, covenant, or agreement included in the Agreement), in the event of any inaccuracy in any representation or warranty by the other party which meets certain standards specified in the Agreement and cannot be or has not been cured within 30 days after the giving of written notice to the breaching party;

     (e) by the Board of Directors of either party (provided the terminating party is not in material breach of any representation, or warranty included in the Agreement), in the event of a breach by the other party of any covenant or agreement included in the Agreement that cannot be cured within 30 days after giving notice to the breaching party; and

     (f) by the Board of Directors of either party if the Merger shall not have been consummated by November 30, 1998, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement.

     The Village Board has the right to terminate the Merger in certain situations in which the price of Regions Common Stock declines significantly and such decline is significantly greater than the overall decline of a selected group of bank holding companies' stocks during the same time period. Termination in such a situation can be avoided if Regions elects (at its sole discretion) to adjust the Exchange Ratio according to a formula set forth in the Agreement. See "--Possible Adjustment of Exchange Ratio."

     If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination generally will not relieve the parties from the consequences of any uncured willful breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

     Each of Village and Regions generally has agreed, unless the prior written consent of the other party shall have been obtained, to operate its business only in the usual, regular, and ordinary course, to preserve intact its business organizations and assets and maintain its rights and franchises, and to take no action which would materially adversely affect the ability of either party to obtain any consents required for the Merger or to perform its covenants and agreements under the Agreement and to consummate the Merger. The foregoing shall not prevent Regions or any subsidiary of Regions from discontinuing or disposing of any of its assets or business, or from acquiring or agreeing to acquire any other entity or any assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its subsidiaries. In addition, the Agreement includes certain other restrictions applicable to the conduct of the business of either Village or Regions prior to consummation of the Merger, as described below.

     Village. Village generally has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior written consent of a duly authorized officer of Regions, which consent shall not be unreasonably withheld. Generally, Village has agreed that, except as specifically contemplated by the Agreement, it will not:

     (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of Village or the Bank;

     (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $100,000 (for Village and the Bank on a consolidated basis) except in the ordinary course of the business of Village and the Bank consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the

Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or, with certain exceptions, suffer the imposition, on any asset of Village or the Bank of any lien or permit any such lien to exist (other than certain liens imposed in the ordinary course of business, and certain liens which have been previously disclosed to Regions);

     (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Village or the Bank, or declare or pay any dividend or make any other distribution in respect of Village Common Stock;

     (d) issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Village Common Stock or any other capital stock of Village or the Bank, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock;

     (e) adjust, split, combine, or reclassify any capital stock of Village or the Bank or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Village Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of Village's subsidiaries or any assets, other than in the ordinary course of business for reasonable and adequate consideration;

     (f) acquire direct or indirect control over, or invest in equity securities of, any entity, other than (i) in connection with foreclosures in the ordinary course of business, (ii) acquisitions of control by Village in its fiduciary capacity, or (iii) the creation of newly formed wholly-owned subsidiaries of Village organized to conduct or continue activities otherwise permitted by the Agreement;

     (g) grant any increase in compensation or benefits to the employees or officers of Village or the Bank except as required by law, or in the case of persons holding positions of vice president or below consistent with past practices; pay any bonus except pursuant to the provisions of written plans or policies in effect on the date of the Agreement; enter into or amend any severance agreements with officers of Village or the Bank; grant any increase in fees or other increases in compensation or other benefits to directors of Village or the Bank or; voluntarily accelerate the vesting of any stock options or other stock-based compensation;

     (h) enter into or amend any employment contract between Village or the Bank and any person (unless such amendment is required by law) that Village or the Bank does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time;

     (i) adopt any new employee benefit plan or program of Village or the Bank or make any material change in or to any existing employee benefit plans or programs of Village or the Bank other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

     (j) make any significant change in any tax or accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or generally accepted accounting principles ("GAAP");

     (k) with certain exceptions, commence or settle any litigation involving material money damages or restrictions on the operation of Village or the Bank; or

     (l) except in the ordinary course of business, modify, amend, or terminate any material contract or waive, release, compromise, or assign any material rights or claims.

     In addition, Village has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. Village also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except to the extent the Village Board determines in good faith in consultation with outside counsel that the failure to take such actions would constitute a breach of its fiduciary obligations. In addition, Village has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.



MANAGEMENT FOLLOWING THE MERGER

     Upon consummation of the Merger, the present officers and directors of Regions will retain their respective positions with Regions. Information pertaining to the directors and executive officers of Regions, executive compensation, certain relationships and related transactions, and other related matters is included in Regions' Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference. See "Documents Incorporated by Reference."


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The Agreement generally provides that Regions will indemnify each person entitled to indemnification from Village or the Bank to the full extent permitted by Florida Law and by Village's Articles of Incorporation or Bylaws as in effect on the date of the Agreement, for six years from the Effective Time with respect to matters occurring at or prior to the Effective Time, or until final disposition of any claim asserted within such six-year period.

     The Agreement also provides that, after the Effective Time, Regions will provide generally to officers and employees of Village and the Bank who, at or after the Effective Time, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with Village or the Bank prior to the Effective Time will be treated as service with Regions or its subsidiaries. The Agreement further provides that Regions will cause Village to honor all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between Village or the Bank and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Time under Village's benefit plans.

     As of the Record Date, directors and executive officers of Village owned no shares of Regions Common Stock.

DISSENTING STOCKHOLDERS

     Pursuant to the pertinent provisions of the Florida Act governing dissenters' rights, if the Merger is consummated, any holder of record of Village Common Stock who (i) gives to Village, prior to the vote at the Annual Meeting with respect to the approval of the Agreement, written notice of such holder's intent to demand payment for such holder's shares, and (ii) does not vote in favor thereof, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the Effective Time, excluding any appreciation or depreciation in anticipation of the Merger. A copy of the pertinent provisions of the Florida Act is reproduced as Appendix C to this Proxy Statement/Prospectus.

     A stockholder of record may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial stockholder and such holder notifies Village in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different stockholders.

     The written objection requirement referred to above will not be satisfied under the Florida statutory provisions by merely voting against approval of the Agreement by proxy or in person at the Special Meeting. Any holder of Village Common Stock who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of the transaction and will not be entitled to assert dissenters' rights of appraisal. In addition to not voting in favor of the Agreement, a stockholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the Merger is effected, as hereinabove provided.

     Any written objection to the Agreement satisfying the requirements discussed above should be addressed as follows: Village Bankshares, Inc, 13303 North Dale Mabry Highway, Tampa, Florida 33618, Attention: William R. Bender Jr., Corporate Secretary.

     If the Merger is approved at the Special Meeting, the "Corporation" (referring to Village prior to the Effective Time or Regions as the surviving corporation after the Effective Time, as the case may be) must deliver a written notice of such approval to all holders of Village Common Stock who satisfied the foregoing requirements within 10 days of such approval.

     Any stockholder who receives such notice and elects to dissent must within 20 days after the giving of such notice by Village file with the Corporation a notice of such election, stating the stockholder's name and address, the number, classes, and series of shares as to which such holder dissents, and a demand for payment of the fair value of such holder's shares. Any stockholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any stockholder filing an election to dissent shall deposit such holder's certificates for certificated shares with the Corporation simultaneously with the filing of the election to dissent.

     Within 10 days after the expiration of the period in which stockholders may file their notices of election to dissent, or within 10 days after the Merger is effected, whichever is later (but in no case later than 90 days from the date of the stockholders' approval), the Corporation shall make a written offer to each dissenting stockholder who has made demand as provided in this section to pay an amount the Corporation estimates to be the fair value for such shares. If the Merger has not been consummated before the expiration of the 90-day period after the date of stockholders' approval, the offer may be made conditional upon the consummation of the Merger. Such notice and offer must be accompanied by specified financial information.

     If within 30 days after the making of such offer any stockholder accepts the same, payment for such holder's shares shall be made within 90 days after the making of such offer or the consummation of the Merger, whichever is later. Upon payment of the agreed value, the dissenting stockholder shall cease to have any interest in such shares.

     If the Corporation fails to make such offer within the period specified therefor or if it makes the offer and any dissenting stockholder or stockholders fail to accept the same within the period of 30 days thereafter, then the Corporation, within 30 days after receipt of written demand from any dissenting stockholder given within 60 days after the date on which the Merger was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in Hillsborough County requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting stockholder, as to whom the Corporation requests the court to make such determination, is entitled to receive payment for such holder's shares.

     If the Corporation fails to institute the proceeding as herein provided, any dissenting stockholder may do so in the name of the Corporation. All dissenting stockholders (whether or not residents of this state), other than stockholders who have agreed with the Corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The Corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting stockholder in a specified manner.

     The jurisdiction of the court is plenary and exclusive. All stockholders who are proper parties to the proceeding are entitled to judgment against the Corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof.

     The Corporation shall pay each dissenting stockholder the amount found to be due such holder within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting stockholder shall cease to have any interest in such shares.

     The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the Corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting stockholders who are parties to the proceeding, to whom the Corporation has made an offer to pay for the shares, if the court finds that the action of such stockholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the Corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any stockholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the stockholder in the proceeding.

     The foregoing is a summary of the material rights of a dissenting stockholder of Village, but is qualified in its entirety by reference to the pertinent provisions of the Florida Act, included in Appendix C to this Proxy Statement/Prospectus. Any Village stockholder who intends to dissent from approval of the Agreement should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to Village stockholders, except as indicated above or otherwise required by law.

     Any dissenting Village stockholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes.
See "Federal Income Tax Consequences of the Merger."


FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     THE FOLLOWING IS A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF VILLAGE COMMON STOCK. THE DISCUSSION MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS VILLAGE STOCKHOLDERS, IF ANY, WHO HOLD VILLAGE COMMON STOCK OTHER THAN AS A CAPITAL ASSET, WHO RECEIVED VILLAGE COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, WHO HOLD VILLAGE COMMON STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION," OR WHO ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS, AND DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAXATION. THIS DISCUSSION IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT AND ON PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) BY LEGISLATION, ADMINISTRATIVE ACTION, OR JUDICIAL DECISION.

     NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE ON ANY MATTER RELATING TO THE TAX CONSEQUENCES OF THE MERGER. Instead, consummation of the Merger is conditioned upon receipt by Regions and Village of an opinion from Alston & Bird LLP, special counsel to Regions, concerning the material federal income tax consequences of the Merger. Based upon the assumption that the Merger is consummated in accordance with the Agreement and upon the factual statements and factual representations made by Regions and Village, it is such firm's opinion that:

     (a) The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code and Village and Regions will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     (b) No gain or loss will be recognized by holders of Village Common Stock upon the exchange in the Merger of all of their Village Common Stock solely for shares of Regions Common Stock (except with respect to any cash received in lieu of a fractional share interest in Regions Common Stock).

     (c) The aggregate tax basis of the Regions Common Stock received by the Village stockholders who exchange all of their Village Common Stock solely for Regions Common Stock in the Merger will be the same as the tax basis of the Village Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

     (d) The holding period of the Regions Common Stock received by the Village stockholders who exchange all of their Village Common Stock solely for Regions Common Stock in the Merger will include the holding period of the Village Common Stock surrendered in exchange therefor, provided that such Village Common Stock is held as a capital asset at the Effective Time.

     (e) The payment of cash to Village stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Code.

     (f) Where solely cash is received by a Village stockholder in exchange for Village Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's Village Common Stock, subject to the provisions and limitations of Section 302 of the Code.

     THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN, OR OTHER TAX CONSEQUENCES OF THE MERGER. VILLAGE STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX REPORTING REQUIREMENTS AND TAX CONSEQUENCES UNDER STATE, LOCAL, OR FOREIGN LAW.


ACCOUNTING TREATMENT


     It is anticipated that the Merger will be accounted for as a pooling of interests as that term is used pursuant to GAAP, for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, assets, liabilities, and equity of the acquired company are carried forward to the combined entity at their stated amounts.

     In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding Village Common Stock must be exchanged for Regions Common Stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Time. See "Summary--Comparative Per Share Data" and "--Resales of Regions Common Stock."



EXPENSES AND FEES

     The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees payable in connection with the Registration Statement and one-half of the printing costs in connection with this Proxy Statement/Prospectus.


RESALES OF REGIONS COMMON STOCK

     The Regions Common Stock to be issued to Village stockholders in the Merger has been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, Village (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Special Meeting. Affiliates may not sell shares of Regions Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or in accordance with a legal opinion satisfactory to Regions that such sale or transfer is otherwise exempt from the Securities Act registration requirements.

     Rule 145 promulgated under the Securities Act restricts the sale of Regions Common Stock received in the Merger by affiliates and certain of their family members and related interests. Under the rule, during the one-year period following the Effective Time, affiliates of Village may resell publicly the Regions Common Stock received by them in the Merger subject to certain limitations as to the amount of Regions Common Stock sold in any three-month period and as to the manner of sale, and subject to the currency of Regions' periodic reporting obligations under the 1934 Act. After the one-year period and within two years following the Effective Time, affiliates of Village who are not affiliates of Regions may effect such resales subject only to the currency of Regions' periodic reporting requirements. After two years, such affiliates of Village who are not affiliates of Regions may resell their shares without restriction. Persons who are affiliates of Regions after the Effective Time may publicly resell the Regions Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in SEC Rule 144. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell Regions Common Stock received in the Merger. Affiliates also would be permitted to resell Regions Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement/Prospectus does not cover any resales of Regions Common Stock received by persons who may be deemed to be affiliates of Village or Regions.

     Each person who Village reasonably believes will be an affiliate of Village has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder.

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

     As a result of the Merger, holders of Village Common Stock will be exchanging their shares of a Florida corporation governed by the Florida Act and Village's Articles of Incorporation, as amended (the "Articles"), and Bylaws, for shares of Regions, a Delaware corporation governed by the Delaware GCL and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Significant differences exist between the rights of Village stockholders and those of Regions stockholders. The material differences are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that under certain circumstances may have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Florida Act and the Delaware GCL as well as to Regions' Certificate and Bylaws and Village's Articles and Bylaws.


ANTITAKEOVER PROVISIONS GENERALLY

     The provisions of Regions' Certificate and Bylaws described below under the headings, "--Authorized Capital Stock," "--Amendment of Certificate or Articles of Incorporation and Bylaws," "--Classified Board of Directors and Absence of Cumulative Voting," "--Removal of Directors," "--Limitations on Director Liability," "--Special Meetings of Stockholders," "--Actions by Stockholders Without a Meeting," "--Stockholder Nominations," and "--Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware GCL described under the heading "--Business Combinations With Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

     Although Regions' management believes the Protective Provisions are, therefore, beneficial to Regions' stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

     The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

     Regions. The Certificate authorizes the issuance of up to 240,000,000 shares of Regions Common Stock, of which 149,797,609 shares were issued as of March 31, 1998, none of which were held as treasury shares, and 5,000,000 shares of preferred stock, none of which are outstanding. At Regions' annual meeting of stockholders scheduled for July 29,1998, Regions stockholders will vote on a proposal to approve an increase in the number of authorized shares of Regions Common Stock from 240,000,000 shares to 500,000,000 shares. Regions' Board of Directors may authorize the issuance of additional shares of Regions Common Stock or preferred stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. The Certificate does not provide preemptive rights to Regions stockholders.

     The authority to issue additional shares of Regions capital stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions. Regions has committed not to issue shares of preferred stock for any anti-takeover purpose, including any purpose to make a change in control of Regions more costly or difficult.

     Village. Village's authorized capital stock consists of 1,000,000 shares of Village Common Stock, of which 999,218 shares were issued and outstanding as of the Record Date.

     Pursuant to the Florida Act, the Village Board may authorize the issuance of additional shares of Village Common Stock without further action by Village's stockholders. Village's Articles, as amended, do not provide the stockholders of Village with preemptive rights to purchase or subscribe to any unissued authorized shares of Village Common Stock or any option or warrant for the purchase thereof.


AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

     Regions. The Delaware GCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

     The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

      Village. The Florida Act generally provides that a Florida corporation's articles of incorporation may be amended in certain minor respects without stockholder action, but the Florida Act requires most amendments to be adopted by the affirmative vote of a majority of the shares entitled to vote thereon upon recommendation of the Board of Directors. Unless the Florida Act requires a greater vote, amendments may be adopted by a majority of the votes cast, a quorum being present. The Florida Act also permits the Board of Directors to amend or repeal the bylaws unless the Florida Act or the stockholders provide otherwise. The stockholders entitled to vote have concurrent power to amend or repeal the bylaws


CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

     Regions. The Certificate provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

     The effect of Regions' having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the Board.

     Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions Common Stock to obtain representation on Regions' Board of Directors.

      Village. Village does not have a class of Directors. The Articles provide that Village's Board of Directors will be elected at the annual stockholder's meeting which may be held at any time during the year.


REMOVAL OF DIRECTORS

     Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

     Village. The Florida Act provides that stockholders may remove a director with or without cause unless the articles of incorporation provide that any director or the entire Board of Directors may be removed only for cause. The Village Articles and bylaws do not provide for removal of directors.

     Pursuant to Village's Bylaws, each stockholder is entitled to one vote for each share of voting stock. The Bylaws do not provide for rights to cumulative voting in the election of directors.


LIMITATIONS ON DIRECTOR LIABILITY

     Regions. The Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

      Village. The Florida Act generally provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act regarding corporate management or policy, unless: (i) the director breached or failed to perform his duties as a director and (ii) the director's breach of or failure to perform those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (3) an unlawful distribution; (4) conscious disregard for the best interest of the corporation, or willful misconduct; or (5) recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. This provision would absolve directors of Village of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, from liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to Village and its stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.


INDEMNIFICATION

     Regions. The Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware GCL. Under Section 145 of the Delaware GCL as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

     Village. Village's Bylaws provide for indemnification of its directors, officers, employees, and agents in substantially the same manner and with substantially the same effect as in the case of Regions.

SPECIAL MEETINGS OF STOCKHOLDERS

     Regions. Regions' Certificate and Bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

     Village. Villages Bylaws provide that special meetings may be called by the President, the Board of Directors or stockholders holding at least ten percent of the outstanding shares of capital stock of Village, and also may be called by the President or Secretary at the written request of the majority of Board of Directors in Office.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

     Regions. The Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the Board of Directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

     Village. Under the Bylaws action requiring or permitting stockholder approval may be approved by written consent of stockholders. If less than all stockholders consent, stockholders must be given written notice of the action taken within ten days of the authorization by written consent.


STOCKHOLDER NOMINATIONS

     Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

      Village. Village's Articles and Bylaws do not provide for nominations of the Board of Directors.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

     Regions. The Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, or (ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the Board of Directors after the party becomes such a 5.0% beneficial owner. In addition, the Delaware GCL generally requires the approval of a majority of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (iii) the dissolution of Regions. However, pursuant to the Delaware GCL, Regions may enter into a merger transaction without stockholder approval if (i) Regions is the surviving corporation, (ii) the agreement of merger does not amend in any respect Regions' Certificate, (iii) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (iv) either no shares of Regions Common Stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions Common Stock outstanding immediately prior to the effective date of the merger.

      Village. The Florida Act generally requires that any merger, consolidation or sale of substantially all the assets of a corporation be approved by a vote of the holders of a majority of all outstanding shares entitled to vote thereon. The articles of incorporation of a Florida corporation may provide for a greater vote. Neither Village's Articles nor Bylaws contain provisions that operate to alter the vote required to approve the Merger.


BUSINESS COMBINATIONS WITH CERTAIN PERSONS

     Regions. Section 203 of the Delaware GCL ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by
Section 203.

     Regions has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or
(iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two-thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

         Village. Section 607.0901 of the Florida Act provides that the approval of the holders of two-thirds of the voting shares of a corporation, other than the shares owned by an interested stockholder (generally, any person who is the beneficial owner of 10% or more of the outstanding voting stock of the corporation), would be required in order to effectuate certain transactions, including, among others, a merger, sale of assets, sale of shares and reclassification of securities involving the corporation and an interested stockholder. Such special voting requirements do not apply under certain circumstances specified in the statute.

         A corporation may "opt-out" of the provisions of Section 607.0901 by electing to do so in its articles of incorporation. Village has not elected to "opt-out" of Section 607.0901 of the Florida Act. In any event the special voting requirements do not apply to the Merger because Regions is not an interested stockholder.

         Section 607.0902 of the Florida Act restricts voting rights of shares acquired in certain control share acquisitions. Generally, "control shares" (as defined in the statute) are shares acquired by a person who acquires in one or a series of related transactions an amount of stock equal to one-fifth or more of all of the voting stock of a Florida corporation meeting certain criteria. Control shares have voting rights only upon approval by a majority of stockholders of each class of voting stock of the corporation, excluding those shares held by interested persons. The control share voting restrictions do not apply to shares acquired pursuant to, among other things, an agreement or plan of merger or share exchange effected in compliance with the relevant provisions of the Florida Act and to which the corporation is a party, or an acquisition of shares previously approved by the board of directors of the corporation. In addition, unless otherwise provided in a corporation's articles of incorporation or bylaws, in the event control shares acquired in a control-share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all stockholders of the issuing public corporation shall have dissenters' rights. The control share restrictions do not apply to the Merger.



DISSENTERS' RIGHTS

     Regions. The rights of dissenting stockholders of Regions are governed by the Delaware GCL. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Regions Common Stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions Common Stock do not have dissenters' rights.

      Village. A summary of the pertinent provisions of the Florida Act pertaining to dissenters' rights is set forth under the caption "Description of the Transaction--Dissenting Stockholders," and such provisions are included as Appendix C.


STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

     Regions. The Delaware GCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

      Village. Pursuant to the Florida Act, upon written notice of a demand to inspect corporate records, a stockholder is entitled to inspect corporate books and records. Except for certain categories of records, including the current articles of incorporation and bylaws, list of names and business addresses of current officers and directors, and minutes of stockholder meetings and communications directed to stockholders generally, the demand must be made in good faith with a proper purpose, the demand must state with reasonable particularity the purpose and the records desired to be inspected, and the records must relate directly to the purpose.


DIVIDENDS

     Regions. The Delaware GCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Certain Regulatory Considerations--Payment of Dividends."

      Village. Pursuant to the Florida Act, a board of directors may from time to time make distributions to its stockholders, subject to restrictions in its articles of incorporation, provided that no distribution may be made if, after giving it effect, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

     Regions Common Stock is quoted on the Nasdaq National Market under the symbol "RGBK." Village Common Stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Regions Common Stock as reported on the Nasdaq National Market, the high and low prices for Village Common Stock and the cash dividends declared per share of Regions Common Stock and Village Common Stock for the indicated periods. The prices indicated for Village are based on actual transactions in Village Common Stock of which Village management is aware; however, for the indicated period there has been only a very limited number of transactions and all such transactions have involved limited numbers of shares in Village Common Stock in the indicated periods, and no assurance can be given that the indicated prices represent the actual market value of the Village Common Stock. The amounts indicated for Regions have been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997.

                                              REGIONS
                                      PRICE RANGE     CASH DIVIDENDS
                                      -----------        DECLARED
                                    HIGH        LOW     PER SHARE
                                    ----        ---     ---------
1996
First Quarter ................    $24.00       $20.38    $.175
Second Quarter ...............     24.19        21.13     .175
Third Quarter.................     24.32        21.82     .175
Fourth Quarter................     26.88        24.38     .175

1997
First Quarter.................     30.94        25.69     .20
Second Quarter................     33.25        27.38     .20
Third Quarter.................     39.13        32.06     .20
Fourth Quarter................     44.75        36.56     .20

1998
First Quarter.................     43.50        37.94     .23
Second Quarter (through
    _______, 1998) ...........

     On _______, 1998, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the price of Village Common Stock in the last known transaction, which occurred in _______, were $ _______ and $ _______, respectively. On March 23, 1998, the last business day prior to public announcement of the proposed Merger, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the last known price of Village Common Stock, were $41.50 and $20.00, respectively.

     The holders of Regions Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions Common Stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

     Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations--Payment of Dividends."

     Village has not paid any cash dividends to date to its stockholders and does not anticipate paying dividends int he foreseeable future. Payment of dividends on Village Common Stock has alwasy been at the discretion of the Village Board of Directors, subject to applicable regulatory and other restrictions imposed by law.

      VILLAGE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


         The following discussion should be read in conjunction with the consolidated financial statements of Village Bankshares, Inc. and Subsidiary and related Notes appearing elsewhere in the Proxy Statement/Prospectus.

REVIEW OF RESULTS OF OPERATIONS -- FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1998 AS COMPARED TO THE THREE MONTH PERIOD ENDED MARCH 31, 1997

Earnings Summary

         Village Bankshares, Inc. and Subsidiary (the "Company") reported net income of approximately $ 665,000 or $ 0.67 per share for the three months ended March 31, 1998, compared to net income of approximately $ 457,000 or $ 0.46 per share for the three months ended March 31, 1997.

     - Net income increased 45.5% in 1998 as compared to the comparable period in 1997. The most significant factors affecting net income for the periods mentioned are highlighted below.

     - An increase in average interest-earning assets as a percentage of average assets to 94.2% in 1998 from 93.2% in 1997.

     - An increase in the average rate on average loans, net of unearned interest, to 9.92 % in 1998 from 9.59% in 1997.

     - A decrease in annualized noninterest expenses as a percent of average assets to 2.5% in 1998 compared to 2.8% in 1997.

     - The annualized yield on interest earning assets increased to 8.27% in 1998 from 8.14% in 1997; and, the annualized rate paid on interest-bearing liabilities increased to 4.62% in 1998 from 4.58% in 1997.

         Net earnings for the three months ended March 31, 1998 resulted in an annualized return on average assets of 1.30% compared to 1.11% in 1997. The annualized return on average stockholders' equity was 19.08% in 1998 and 16.21% in 1997.

Net Interest Income

         Net interest income is the difference between interest and fees earned on loans, securities and other interest-earning assets (interest income) and interest paid on deposits (interest expense) and represents the principal source of earnings for the Company. Net interest income is affected by changes in the volume of interest-earning assets and interest-bearing liabilities, and the rates earned or paid thereon.

         For the purposes of this earnings analysis, net interest income has been adjusted to a fully taxable equivalent basis for certain investments included in interest-earning assets. Interest-earning assets, including loans, have been presented as averages, net of unearned income.

         Net interest income on a fully tax equivalent basis for the three months ended March 31, 1998 increased 28.5% to $ 2,055,000 from $ 1,599,000 for the same period in 1997. The annualized net interest margin increased to 4.27% for the three months ended March 31, 1998 from 4.15% for the three months ended March 31, 1997. The annualized net yield on interest-earning assets was 8.27% in 1998 compared to 8.14 % in 1997. The net interest spread and net yield on interest-earning assets are affected by several factors. Among them are Federal Reserve Bank monetary policies, competitive pressures, and the composition of interest-earning assets and interest-bearing liabilities. The annualized net interest margin and the annualized net yield on interest-earning assets for 1998 and 1997 remained virtually consistent when considering the stabilization of interest rates in 1998 and 1997.

         Interest income on a fully tax equivalent basis increased approximately $ 842,000 to $ 3,978,000 for the three months ended March 31, 1998 from $3,136,000 for the comparable period in 1997. This increase was attributable primarily to the increase in the average interest-earning assets of 24.9% for the period ended March 31, 1998 as compared to the period ended March 31, 1997, and the increase in the yield on interest-earning assets. The mix of interest-earning assets relative to loans decreased from 50.1% for the three months ended March 31, 1997 to 47.6% for the three months ended March 31, 1998. The annualized yield on average loans was 9.92% for the three months ended March 31, 1998 compared to 9.59% for the three months ended March 31, 1997. For the periods ended March 31, 1998 and 1997, investment securities represented 51.1% and 46.3%, respectively, of interest-earning assets. For the three months ended March 31, 1998 and 1997, the annualized yield on investment securities on a fully tax equivalent basis was 6.82% and 6.78%, respectively. Interest-earning assets as a percentage of total average assets increased from 93.2% in 1997 to 94.2% in 1998.

         Interest expense increased approximately $ 385,000 or 25.0% to approximately $ 1,923,000 for the three months ended March 31, 1998, from approximately $ 1,538,000 for the comparable 1997 period. The fluctuations in interest expense from 1997 to 1998 were primarily attributable to the increases in the volume of interest-bearing liabilities. The annualized average rate paid on interest-bearing liabilities was 4.62% and 4.58% for the three months ended March 31, 1998 and 1997, respectively. During the three months ended March 31, 1998, the volume of interest-bearing liabilities averaged $ 166.6 million, or 24.1% higher than the $134.2 million average for the three months ended March 31, 1997. Interest-bearing demand deposits represented 20.3% of interest-bearing liabilities during the 1998 period as compared to 18.7% during the period ended March 31, 1997. The annualized yields paid on these deposits were 2.60% and 2.62% for the three months ended March 31, 1998 and 1997, respectively. Time deposits represented 67.9% of interest-bearing liabilities during the 1998 period as compared to 68.9% during the period ended 1997. The annualized yields paid on time deposits during the three months ended March 31, 1998 and 1997 were 5.17% and 5.06%, respectively.

Noninterest Income

         The Company derives a significant portion of its noninterest income from traditional retail banking services including various account charges and service fees.

         Noninterest income from deposit accounts is significantly affected by competitive pricing of these services and the volume of noninterest-bearing accounts. Service charge income was $ 283,000 and $ 272,000 for the three months ended March 31, 1998 and 1997, respectively. Net gains realized on the sale of foreclosed real estate were $ 37,000 and $ 0 for the three months ended March 31, 1998 and 1997, respectively. The gains/losses realized on the sale of investment securities were $ 3,000 and $ 28,000 for the three months ended March 31, 1998 and 1997, respectively.

Noninterest Expense

         Noninterest expense was $ 1,284,000 for the three months ended March 31, 1998, 10.6% higher than the three months ended March 31, 1997. Noninterest expense for the three months ended March 31, 1997 was $ 1,161,000. Annualized noninterest expense as a percentage of average assets was 2.5% in 1998 and 2.8% in 1997. Salaries and employee benefits amounted to $ 688,000 and $ 628,000 for the three months ended March 31, 1998 and 1997 respectively. Occupancy expense was $ 162,000 in 1998 and $ 134,000 in 1997. Other expense increased $ 34,000 or 8.5% to $434,000 for the three months ended March 31, 1998. Other expense for the three months ended March 31, 1997 was $ 400,000.

Income Taxes

         The provision for income taxes for the three months ended March 31, 1998 and 1997 was $ 432,000 and $ 264,000, respectively. The Company is subject to federal and state taxes at combined rates of approximately 39.5%. These rates are reduced or increased for certain nontaxable income or nondeductible expenses.

         There were no tax credits or loss carryforwards available in 1998 or 1997 for financial reporting purposes. The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires an asset and liability approach for financial accounting and reporting for income taxes.

REVIEW OF FINANCIAL CONDITION -- FOR THE PERIOD ENDED MARCH 31, 1998 AS COMPARED TO THE PERIOD ENDED MARCH 31, 1997

Securities

         Securities Available for Sale: Securities available for sale represent those securities that the Company intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates, liquidity needs, prepayment risk and other similar factors. These securities are recorded at market value with unrealized gains or losses, net of any tax effect, reflected as a component of shareholders' equity. Securities available for sale increased $ 21.7 million or 28.6% to $ 97.7 million at March 31, 1998 from $76.0 million at March 31, 1997. Net unrealized appreciation (depreciation) on securities available for sale was $ 119,000 and $ (717,000), net of taxes, at March 31, 1998 and 1997, respectively. Securities available for sale consisted primarily of U.S. Government agency securities and U.S. Treasury securities.

Loans

         Loans, net of unearned interest, increased $ 15.6 million or 20.1% to $93.4 million at March 31, 1998 from $ 77.8 million for the comparable 1997 period. The allowance for loan losses was $ 991,000 and $ 930,000 as of March 31, 1998 and 1997, respectively. The most significant concentration of loans consisted of those secured by real estate.

         The Company seeks to maintain adequate liquidity and minimize exposure to interest rate volatility. Contractual maturities may vary significantly from actual maturities due to loan extensions, early pay-offs due to refinancing or other factors. Fluctuations in interest rates are also a major factor in early loan pay-offs. The uncertainties, particularly with respect to interest rates, of future events make it difficult to predict actual maturities. The Company has not maintained records related to trends of early-payoff since management does not believe such trends would present any significantly more accurate estimate of actual maturities than contractual maturities.

Deposits

         Total deposits increased $ 31.5 million or 20.2% to $ 187.3 million at March 31, 1998 from $ 155.8 million for the comparable 1997 period. Time deposits at March 31, 1998 and 1997 were $ 112.3 million and $ 93.7 million, respectively. Time deposits represent 59.9% and 60.1% of total deposits at March 31, 1998 and 1997, respectively. Interest bearing demand deposits increased $8.6 million or 33.3% to $ 34.4 million for the period ended March 31, 1998 from $25.8 million for the comparable period in 1997. Savings as a percentage of total deposits remained at a consistent level in 1998 and 1997. Savings totaled $ 19.6 million at March 31, 1998 and $ 17.8 million at March 31, 1997. Demand deposits were $ 20.9 million and $ 18.5 million at March 31, 1998 and 1997, respectively.

REVIEW OF RESULTS OF OPERATIONS - FOR THE FISCAL YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

Earnings Summary

         Village Bankshares, Inc. and Subsidiary (the "Company") reported net income of approximately $ 2,006,000 or $ 2.01 per share for the year ended December 31, 1997, compared to net income of approximately $ 1,350,000 or $ 1.35 per share for the year ended December 31, 1996. Net income for 1995 was approximately $ 1,038,000 or $ 1.20 per share.

     - Net income increased 48.6% in 1997, and 30.1% and 40.3% in 1996 and 1995, respectively. The most significant factors affecting net income for the periods mentioned are highlighted below.

     - Average loan growth in 1997 of 20.6% following an increase of 30.3% and 12.42% in 1996 and 1995, respectively.

     - Maintenance of high asset quality and reserve coverage ratios. Net recoveries were approximately $ 25,000 in 1997 while in 1996 net charge-offs were approximately $ 51,000 or 0.07% of average net loans.

     - In recognition of these low net charge-offs, loan provisions of $75,000 and $ 151,000 were made in the years ending December 31, 1997 and 1996. The provision for loan losses was $ 73,000 for the year ending December 31, 1995.

     - Noninterest expenses as a percent of average assets were reduced to 2.7% in 1997 from 3.2% in 1996 and 3.91% in 1995.

         Net earnings in 1997 resulted in an annualized return on average assets of 1.10% compared to 0.98% and 1.03% during 1996 and 1995, respectively. The return on average stockholders' equity was 16.69% in 1997, 13.09% in 1996, and 13.18% in 1995.

Net Interest Income

         Net interest income is the difference between interest and fees earned on loans, securities and other interest-earning assets (interest income) and interest paid on deposits (interest expense) and represents the principal source of earnings for the Company. Net interest income is affected by changes in the volume of interest-earning assets and interest-bearing liabilities, and the rates earned or paid thereon.

         Net interest income on a fully tax equivalent basis increased 27.47% to $ 6.96 million in 1997 from $ 5.46 million in 1996 and 24.66% in 1996 from $4.38 million in 1995. The net interest margin between interest-earning assets and interest-bearing liabilities decreased to 4.09% for the year ended December 31, 1997 from 4.29% for the year ended December 31, 1996. The net interest margin in 1995 was 4.84%. The net yield on interest-earning assets was 3.50% in 1997 compared to 3.66% in 1996 and 4.14% in 1995. The net interest margin and net yield on interest-earning assets are affected by several factors. Among them are Federal Reserve Bank monetary policies, competitive pressures, and the composition of interest-earning assets and interest-bearing liabilities.

         Interest income on a fully tax equivalent basis increased approximately $ 3.48 million to $ 13.98 million for the year ended December 31, 1997 from $10.5 million for the comparable period in 1996. Interest income on a fully equivalent tax basis for 1995 was $ 7.77 million. These increases were attributable primarily to the increase in the average interest-earning assets of 33.62% and 40.94% for the year ended December 31, 1997 and 1996, respectively. The yield on interest-earning assets for the years ended December 31, 1997, 1996, and 1995 was 8.22%, 8.24%, and 8.60%, respectively. The mix on interest-earning assets relative to loans decreased from 54.77% for the year ended December 31, 1996 to 49.46% for the year ended December 31, 1997. The yield on average loans was 9.61% for the year ended December 31, 1997 compared to 9.66% and 10.12% for the comparable periods ended December 31, 1996 and 1995, respectively. For the year ended December 31, 1997, investment securities represented 48.27% of average interest-earning assets. For the comparable 1996 and 1995 periods, investment securities represented 41.35% and 38.97%, respectively, of average interest-earning assets. For the years ended December 31, 1997, 1996, and 1995 the yield on investment securities on a fully tax equivalent basis was 6.92%, 6.64%, and 6.41%, respectively. Interest-earning assets as a percentage of total average assets increased from 90.75% in 1995 to 92.55% in 1996 to 94.19% in 1997.

         Interest expense increased approximately $ 1.99 million or 39.5% to approximately $ 7.03 million for the year ended December 31, 1997, from approximately $ 5.04 million for the comparable 1996 period. Interest expense for 1995 was $ 3.40 million. The fluctuations in interest expense from 1995 through 1997 were primarily attributable to an increase in the volume of interest-bearing liabilities. The average rate paid on interest-bearing liabilities was 4.72%, 4.58%, and 4.46% for the years ended December 31, 1997, 1996, and 1995, respectively. During the year ended December 31, 1997, the volume of interest-bearing liabilities averaged $ 148.8 million, or 35.4% more than the $ 109.9 million average for the year ended December 31, 1996. The volume of interest-bearing liabilities averaged $ 76.1 million in 1995. Interest-bearing demand deposits represented 18.77% of interest-bearing liabilities for the year ended December 31, 1997 as compared to 17.9% and 20.3% for the years ended December 31, 1996 and 1995, respectively. The yields paid on these deposits were 2.65%, 2.67%, and 2.66% for the years ended December 31, 1997, 1996, and 1995, respectively. Time deposits represented 68.3% of interest-bearing liabilities for the year ended December 31, 1997 as compared to 68.5% and 63.7% for the years ended December 31, 1996 and 1995, respectively. The yields paid on time deposits during the years ended December 31, 1997, 1996, and 1995 were 5.58%, 5.45% and 5.48%, respectively.

AVERAGE BALANCES AND INTEREST RATES, INTEREST YIELD/RATES ON FULLY TAXABLE EQUIVALENTS
  (Table 1)
  (In Thousands)

         The following table details average balances of interest-earning assets and interest-bearing liabilities, the fully taxable equivalent amount of interest earned/paid thereon, and the fully taxable equivalent yield/rate for each of the three years ended December 31, 1997.

                                                  1997                             1996                            1995
                                      -----------------------------    -----------------------------    ---------------------------
                                      Average                Yield/    Average                Yield/    Average              Yield/
                                      Balance      Interest   Rate     Balance      Interest   Rate     Balance    Interest   Rate
                                      --------     --------   ----     --------     --------   ----     -------    --------   -----
ASSETS

Interest-earning assets:
Loans, net of unearned income         $ 84,153     $ 8,084    9.61%    $ 69,751     $ 6,740    9.66%    $53,521     $5,416    10.12%
Investment securities -
  Taxable                               82,127       5,687    6.92       52,662       3,496    6.64      35,210      2,258     6.41
Federal funds sold                       3,870         212    5.48        4,930         260    5.27       1,620         93     5.74

Total interest-earning assets          170,150     $13,983    8.22%     127,343     $10,496    8.24%     90,351     $7,767     8.60%

Reserve for possible loan losses          (949)                            (846)                           (820)
Other assets                            11,446                           11,098                          10,029

  Total assets                        $180,647                         $137,595                         $99,560

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities:
Savings deposits                      $ 17,692     $   527    2.98%    $ 14,947     $   408    2.73%    $12,159     $  326     2.68%
Interest-bearing demand deposits        27,931         739    2.65       19,725         527    2.67      15,434        410     2.66
Time deposits                          101,636       5,669    5.58       75,224       4,103    5.45      48,481      2,655     5.48

  Total deposits                       147,259       6,935    4.71      109,896       5,038    4.58      76,074      3,391     4.46

  Other borrowings                       1,572          91    5.79          -0-         -0-     -0-         -0-        -0-      -0-

Total interest-bearing liabilities     148,831       7,026    4.72%     109,896       5,038    4.58%     76,074      3,391     4.46%

Demand deposits                         18,227                           16,229                          14,672
Other liabilities                        1,574                            1,159                             939

Total liabilities                      168,632                          127,284                          91,685

Stockholders' equity                    12,015                           10,311                           7,875

  Total liabilities and
    stockholders' equity              $180,647                         $137,595                         $99,560

Net interest income                                $ 6,957                          $ 5,458                         $4,376

Net interest spread                                           3.50%                            3.66%                           4.14%
Net interest margin                                           4.09                             4.29                            4.84

RATE/VOLUME ANALYSIS
  (Table 2)
  (In Thousands)

         The following table provides the components of changes in net interest income in the format of a rate/volume analysis and analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities.

                                                      1997                                 1996
                                        -------------------------------       ------------------------------
                                        Volume       Rate        Total        Volume      Rate        Total
                                        ------       -----       ------       ------      -----       ------
Interest-earning assets:

Loans, net of unearned income           $1,383       $ (39)      $1,344       $1,555      $(231)      $1,324
Investment securities -
  Taxable                                2,034         157        2,191        1,156         82        1,238
Federal funds sold                         (59)         11          (48)         174         (7)         167
                                        ------       -----       ------       ------      -----       ------

Total interest-earning assets            3,358         129        3,487        2,885       (156)       2,729
                                        ------       -----       ------       ------      -----       ------

Interest-bearing liabilities:

Savings deposits                            79          40          119           76          6           82
Interest-bearing demand deposit            217          (5)         212          115          2          117
Time deposits                            1,471          95        1,566        1,459        (11)       1,448
Other borrowings                            91         -0-           91          -0-        -0-          -0-
                                        ------       -----       ------       ------      -----       ------

Total interest-bearing liabilities       1,858         130        1,988        1,650         (3)       1,647
                                        ------       -----       ------       ------      -----       ------

Net change in interest income           $1,500       $  (1)      $1,499       $1,235      $(153)      $1,082
                                        ======       =====       ======       ======      =====       ======

Reserve and Provision for Loan Losses

         The provision for loan losses was $ 75,000 in 1997, $ 151,000 in 1996, and $ 73,000 in 1995. Table 3, "Reserve for Loan Losses", summarizes information concerning the reserve for loan losses for the five years ended December 31, 1997. Management's estimate of the reserve for loan losses and the provision for loan losses is based on evaluation of the collectibility of loans, past loan loss experience, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower's ability to pay, review of specific problem loans, and the relationship of the reserve for loan losses to outstanding loans.

         Net (recoveries) charge-offs for the year ended December 31, 1997 total $ (25,000) or (.03)% of average net loans, a decrease of $ 76,000 from $ 51,000 or .07% of net loans for the year ended December 31, 1996. The net charge-offs for 1995, 1994 and 1993 were $ 73,000, $ 60,000 and $ 67,000, respectively.
Management considers the allowance for loan losses as of December 31, 1997 to be adequate.

RESERVE FOR LOAN LOSSES
  (Table 3)
  (In Thousands)

         The following table summarizes information concerning the allowance for loan losses:

                                                      1997            1996          1995          1994          1993
                                                    --------        -------       -------       -------       -------
Loans, net of unearned income
  Outstanding - Year End                            $ 90,852        $75,717       $62,793       $47,507       $48,947

Average Net Loans - During Year                     $ 84,153        $69,751       $53,521       $47,609       $45,601

Allowance for loan losses:
  Balance - Beginning of Year                       $    900        $   800       $   800       $   771       $   832

  Provision Charged to Expense                            75            151            73            89             6

  Recoveries on Loans Previously Charged Off              36              8            11             6            24

  Loans Charged Off                                       11             59            84            66            91

  Balance - End of Year                             $  1,000        $   900       $   800       $   800       $   771

For the Period:
    Net charge-offs (recoveries) as % of
      average loans                                    (0.03)%         0.07%         0.14%         0.13%         0.15%

    Provision for loan losses as a % of net
      charge-offs                                        N/A         296.08%       100.00%       148.33%         8.96%

    Provision for loan losses as a % of net
      average loans                                     0.09%          0.22%         0.14%         0.19%         0.01%

Period End:
    Allowance as a % of loans, net of unearned
      income                                            1.10%          1.19%         1.27%         1.68%         1.58%

    Allowance as a % of non-performing loans
      and loans more than 90 days past due            179.50%        316.90%       555.56%       108.99%        61.14%

Noninterest Income

         The Company derives a significant portion of its noninterest income from traditional retail banking services including various account charges and service fees.

         Noninterest income from deposit accounts is significantly affected by competitive pricing of these services and the volume of various deposit accounts. Service charge income increased 7.5% to $ 1,163,000 in 1997 from $1,082,000 in 1996 and 2.4% in 1996 from $ 1,057,000 in 1995. Net gains realized on the sale of foreclosed real estate were $ 19,000, $ 105,000, and $ 83,000 for the years ended December 31, 1997, 1996, and 1995, respectively. The gains realized on the sale of investment securities were $ 44,000, $ 45,000 and $36,000 for the years ended December 31, 1997, 1996 and 1995.

         Table 4, which follows, presents an analysis of the components of noninterest income.

NONINTEREST INCOME
  (Table 4)
  (In Thousands)

         The following table presents an analysis of noninterest income for 1997, 1996 and 1995 together with the amount and percent change from the prior year for 1997 and 1996:

                                                                                              Change from Prior Year
                                                                                    ------------------------------------------
                                                        Year Ended 12/31                   1997                   1996
                                                 ------------------------------     -------------------     ------------------
                                                  1997        1996        1995      Amount         %        Amount        %
                                                 ------      ------      ------     ------      -------     ------     -------
Service charges                                  $1,163      $1,082      $1,057      $ 81         7.49%      $ 25        2.37%

Net gains on sale of foreclosed real estate          19         105          83       (86)      (81.90)%       22       26.51%

Customer service fees and other income               49          99          42       (50)      (50.51)%       57      135.71%

Net investment securities gains (losses)             44          46          36        (2)      (4.35)%        10       27.78%

Total noninterest income                         $1,275      $1,332      $1,218      $(57)      (4.28)%      $114        9.36%


Noninterest Expense

         Noninterest expense was $ 4,967,000 in 1997, 11.52% higher than 1996. Noninterest expense for the years ending December 31, 1996 and 1995 was $4,454,000 and $3,893,000, respectively. Noninterest expense as a percentage of average assets was 2.75% in 1997, 3.24% in 1996, and 3.91% in 1995. Salaries and employee benefits increased $ 202,000 or 8.78% in 1997 and increased $ 308,000 or 15.45% in 1996. Occupancy expense was $ 565,000 in 1997, $ 506,000 in 1996, and $ 441,000 in 1995. Other expense increased $ 252,000 or 15.3% to $ 1,899,000 for the year ended December 31, 1997 from $ 1,647,000 for the comparable 1996 period. Other expenses for the year ended December 31, 1995 were $ 1,459,000.

NONINTEREST EXPENSE
  (Table 5)
  (In Thousands)

         The following table presents an analysis of noninterest expense for 1997, 1996 and 1995 together with the amount and percent change from the prior year for 1997 and 1996:

                                                                                           Change from Prior Year
                                                                                 -----------------------------------------
                                                     Year Ended 12/31                  1997                    1996
                                              ------------------------------     -----------------       -----------------
                                               1997        1996        1995      Amount        %         Amount        %
                                              ------      ------      ------     ------      -----       ------      -----
Salaries and employee benefits                $2,503      $2,301      $1,993      $202        8.78%       $308       15.45%

Occupancy expense                                565         506         441        59       11.66%         65       14.74%

Equipment and data processing expense            581         476         384       105       22.06%         92       23.96%

Regulatory insurance and fees                     93          59         140        34       57.63%        (81)     (57.86)%

Other expenses:
  Advertising and promotion                       84          91          76        (7)      (7.69)%        15       19.74%
  Directors fees                                  66          60          59         6       10.00%          1        1.69%
  General insurance                               25          20          15         5       25.00%          5       33.33%
  Other real estate expenses and charges          24          33          62        (9)     (27.27)%       (29)     (46.77)%
  Postage                                         92          65          80        27       41.54%        (15)     (18.75)%
  Professional fees                              233         173          97        60       34.68%         76       78.35%
  Supplies                                       113         131          95       (18)     (13.74)%        36       37.89%
  Telephone                                      112          93          95        19       20.43%         (2)      (2.11)%
  Other                                          476         446         356        30        6.73%         90       25.28%
    Total other expenses                       1,225       1,112         935       113       10.16%        177       18.93%

Total noninterest expense                     $4,967      $4,454      $3,893      $513       11.52%       $561       14.41%

Income Taxes

         The provision for income taxes for the years ended December 31, 1997, 1996, and 1995 was $ 1,184,000, $ 835,000, and $ 590,000, respectively. The
Company is subject to federal and state taxes at combined rates of approximately 39.5%. These rates are reduced or increased for certain nontaxable income or nondeductible expenses.

         There were no tax credits or loss carryforwards available in 1997, 1996, or 1995 for financial reporting purposes. Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires an asset and liability approach for financial accounting and reporting for income taxes.

Loans

         Loans, net of unearned interest, increased $ 15.1 million or 20.0% to $ 90.9 million at December 31, 1997 from $ 75.7 million for the comparable 1996 period. Loans, net of unearned interest, was $ 53.5 million at December 31, 1995. The allowance for loan losses was $ 1,000,000 for 1997, $ 900,000 for 1996, and $ 800,000 for 1995. The most significant concentration of loans consisted of those secured by real estate.

         A summary of the loan portfolio at December 31, follows (in thousands):

                                           1997          1996          1995
                                         -------       -------       -------
Commercial real estate                   $64,730       $55,809       $44,548
Construction and development              15,664         9,497         8,429
Commercial                                 7,286         7,398         6,980
Consumer, individual and other             3,629         3,336         3,052
                                         -------       -------       -------
Total Loans                               91,309        76,040        63,009

Unearned income                             (457)         (323)         (216)
                                         -------       -------       -------

Total loans, net of unearned income      $90,852       $75,717       $62,793
                                         =======       =======       =======


         A summary of loan interest rate sensitivity at December 31, 1997 follows (in thousands):

Fixed rate loan maturity:
  Three months or less                                          $ 3,644
  Over three through twelve months                                7,419
  Over one through five years                                    24,630
  Over five years                                                 2,211
                                                                -------
                                                                 37,904

Variable rate loans repricing in three months or less             1,282
Variable rate loans repricing annually or more frequently,
  but less frequently than quarterly                             51,666
                                                                -------
Total loans, net of unearned income                             $90,852
                                                                =======

Nonperforming Assets

         Table 6, which follows, summarizes the Bank's nonperforming assets and loans past due 90 days or more and accruing as of December 31 for the last five years (in thousands).

NONPERFORMING ASSETS
  (Table 6)
  (In Thousands)

                                   1997        1996         1995         1994         1993
                                  ------      ------       ------       ------       ------
Nonaccrual loans                  $  557      $  284       $  144       $  734       $1,261

Other real estate owned            1,246       1,203       $1,195        1,949        2,446

Accruing loans 90 days or
  more past due                      -0-         -0-          -0-          -0-          -0-

Total nonperforming assets
  and accruing loans 90 days
  or more past due                $1,803      $1,487       $1,339       $2,683       $3,707

Provision for loan losses         $   75      $  151       $   73       $   89       $    6

Net (Charge-offs) recoveries      $   25      $  (51)      $  (73)      $  (60)      $  (67)

Investment Securities

         Securities Available for Sale: Securities available for sale represent those securities that the Company intends to hold for an indefinite period of time or that may be sold in response to changes in interest rates, liquidity needs, prepayment risk and other similar factors. These securities are recorded at market value with unrealized gains or losses, net of any tax effect, reflected as a component of shareholders' equity. Securities available for sale totaled $ 94.1 million and $ 72.2 million at December 31, 1997 and 1996, respectively. Net unrealized appreciation (depreciation) on securities available for sale was $ 234,000 and ($ 230,000), net of taxes, at December 31, 1997 and 1996, respectively. Securities available for sale consisted primarily of U.S. Government agency securities and U.S. Treasury securities.

         Using the carrying value at December 31, 1997, scheduled maturities for securities available for sale were 54% of the total classification in one to five years, 35% in five to ten years, and 11% after ten years.

INVESTMENT SECURITIES AVAILABLE FOR SALE

         The amortized cost and approximate fair value of available-for-sale securities at December 31, 1997 are summarized as follows:

                                                               Gross      Gross
                                               Amortized    Unrealized  Unrealized      Fair
                                                  Cost         Gains      Losses        Value
                                               ---------    ----------  ----------     -------
DECEMBER 31, 1997

     U.S. Government agencies securities        $84,773        $417        $ (92)      $85,098
     U.S. Treasury securities                     8,977          47          (18)        9,006

     Total Investment Securities
       Available for Sale                       $93,750        $464        $(110)      $94,104

         Investment securities classified as available-for-sale have contractual maturities as of December 31, 1997, as follows:

                                 Amortized        Fair
                                    Cost          Value
                                  -------        -------
Due from one to five years        $50,476        $50,662
Due from five to ten years         33,274         33,375
Due after ten years                10,000         10,067

  Total                           $93,750        $94,104

         The following is a summary of book values, yields and maturities on U.S. Government agencies securities at December 31, 1997 (in thousands):

                                             Carrying
                                               Value          Yield
                                             --------         -----
Fixed rate:
  U.S. Government agencies securities:
    Within one year                           $10,531        $6.52%
    Over one through five years                31,125         6.56%
    Over five through ten years                32,943         7.13%
    Due after ten years                        10,067         7.56%
      Total                                   $84,666


                                            Carrying
                                             Value
                                            --------
Variable rate:
  U.S. Government agencies securities        $432

Deposits

         Total deposits increased $ 35.2 million or 23.8% to $ 183.2 million at December 31, 1997 from $ 148 million for the comparable 1996 period. Total deposits at December 31, 1995 were $ 101.3 million. Time deposits at December 31, 1997, 1996, and 1995 were $ 112.5 million, $ 90.5 million, and $ 56.3 million, respectively. Time deposits represented 61.4%, 61.1%, and 55.6% of total deposits at December 31, 1997, 1996, and 1995, respectively. Interest bearing demand deposits increased 40.3% in 1997 to $ 31.7 million while increasing 41.2% in 1996 to $ 22.6 million. Savings as a percentage of total deposits was 10.1%, 11%, and 13.5% at December 31, 1997, 1996, and 1995,
respectively. Savings totaled $ 18.6 million at December 31, 1997, $16.3 million at December 31, 1996, and $ 13.7 million at December 31,1995. Demand deposits were $ 20.4 million, $ 18.6 million, and $ 15.3 million at December 31, 1997, 1996, and 1995, respectively.

         A summary of the daily average balance of deposits follows (in thousands):

                                    1997            1996            1995
                                  --------        --------        -------
Noninterest bearing demand        $ 18,227        $ 16,229        $14,672
Interest bearing demand             27,931          19,725         15,434
Savings                             17,692          14,947         12,159
Time                               101,636          75,224         48,481

  Total                           $165,486        $126,125        $90,746

         Maturities of time deposits of $ 100,000 or more at December 31, 1997 are as follows (in thousands):

Three months or less                    $ 8,390
Over three through twelve months         11,327
Over one through five years               3,536

  Total                                 $23,253

Liquidity

         No trends in the sources or uses of cash by the Company are expected to have an adverse impact on the Company's liquidity position. Management believes that the level of liquidity is sufficient to meet current and future liquidity requirements.

         On a long-term basis, the ability of the Company (on a separate company basis) to pay its expenses and pay future dividends is dependent on dividends paid to the Company by its banking subsidiary. The banking subsidiary is also subject to capital maintenance requirements imposed by regulatory authorities. The banking subsidiary was in compliance with all such requirements at December 31, 1997, and management anticipates that such requirements will continue to be met while funding the Company through the payment of dividends.

Capital

         The following table illustrates the Company's capital ratios at December 31:

                                            1997          1996
                                           -----         -----
     Tier I risk based capital ratio        9.55%         9.85%
     Total risk based capital ratio        10.27         10.63
     Tier I Leverage ratio                  7.39          8.17

                               BUSINESS OF VILLAGE

     Village is a bank holding company organized under the laws of the state of Florida with its principal executive office located in Tampa, Florida. Village operates principally through the Bank, which is a state-chartered commercial bank and which provides a range of consumer and commercial banking services through nine offices in Hillsborough, Pasco, and Pinellas Counties, Florida.
At March 31, 1998, Village had total consolidated assets of approximately $203.1 million, total consolidated deposits of approximately $187.3 million, and total consolidated stockholders' equity of approximately $14.2 million. Village's principal executive office is located at 13303 North Dale Mabry Highway, Tampa, Florida 33618 and its telephone number at such address is (813) 269-5000.



BUSINESS AND PROPERTIES

     Banking Services. The Bank offers most of the usual banking services, including checking accounts, savings accounts, certificates of deposit, money market accounts, money orders, travelers' checks, safe deposit boxes, night depository, installment loans, commercial loans, mortgage loans and mortgage collections. The Bank does not have trust powers.

     The Bank's commercial loan department serves a variety of professionals and local businesses, including many small, family owned enterprises. The department offers a full range of business credit services including lines of credit, term loans, revolving loans, equipment financing and mortgages loans. The Bank's consumer loan services include consumer credit common to most full-service commercial banks. These services include automobile loans, home improvement loans, home equity lines of credit and other personal loans.

     Employees. As of March 31, 1998, the Bank had 72 employees. Management of the Bank believes that its employee relations have been and continue to be good. No employees are represented by any union or similar group and the Bank has never experienced any strike or labor dispute.

     Properties. The Bank's main office is located in a two-story 6,350 square foot building located at 13303 North Dale Mabry Highway, Tampa, Florida. The building was erected in 1985 and includes three (3) drive-in lanes. This facility is owned by the Bank. The Bank also either owns or leases the following branch facilities:


     Address                      Size               Owned/Leased                         Amenities
     -------                      ----               ------------                         ---------
8839 North 56th Street         2,400 sq ft.           Owned                   One  story  building.   Full  service
Temple Terrace, Florida                                                       branch with four  drive-in  lanes and
                                                                              a vault.

4957 Marine Parkway            2,160 sq. ft.          Owned                   One  story  building.   Full  service
New Port Richey, Florida                                                      branch with two drive-in lanes.

12200 U.S. Highway 19 North    10,248 sq. ft.         Owned                   Bank occupies  first floor with plans
Hudson, Florida                                                               to lease  second  level.  Bank's Loan
                                                                              Operations      and       Bookkeeping
                                                                              Departments   are   housed   in  this
                                                                              location.

2770 West Hillsborough Avenue  2,660 sq. ft.          Leased                  Three drive-in lanes and a vault.
Tampa, Florida

131 South Pebble Beach Blvd    3,000 sq. ft.          Leased                  Two drive-in lanes and a vault.
Sun City Center, Florida

6901 Congress Street           1,400 sq. ft.          Leased                  Retail  store  front   location  with
New Port Richey, Florida                                                      one drive-in lane and vault.

36301 U.S. Highway 19 North    2,500 sq. ft.          Owned                   Single story  building with three (3)
Palm Harbor, Florida                                                          drive-in lanes and vault

1810 North Belcher Road        3,000 sq. ft.          Leased                  One-story    building    with   three
Clearwater, Florida                                                           drive-in lanes and a vault.

COMPETITION


     Village encounters vigorous competition in its market areas for the provision of depository institution financial services from a number of sources, including bank holding companies and commercial banks, savings and loan associations and other thrift institutions, other financial institutions, and financial intermediaries that are domiciled in or operate in Hillsborough County, where most of the Bank's customers reside. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. The Bank also competes for interest bearing funds with a number of other financial intermediaries and nontraditional consumer investment alternatives, including brokerage firms, consumer finance companies, commercial finance companies, credit unions, money market funds, and federal, state, and municipal issuers of short term obligations. Many of these competitors have greater financial resources than the Bank. At March 31, 1998, in Hillsborough County there were approximately 15 commercial banks, 4 savings banks, and no credit unions competing with the Bank.


LEGAL PROCEEDINGS

     Village and the Bank are not parties to any material legal proceedings other than ordinary routine litigation incidental to their business.


MANAGEMENT

The directors and executive officers of Village and the Bank, their ages and positions and the number of shares of Common Stock of Village beneficially owned by them at March 31, 1998 are indicated below. Except as otherwise indicated, the person named has sole investment and voting power.


                                                                                      Number and Percent of Shares
                                               Position                               Beneficially Owned
                                               --------                               ------------------
Name                          Age     Village              Bank                       Number          Percent
----                          ---     -------              ----                       ------          -------

Gerald K. Archibald           58      President and        President, Chief           59,898          6.0%
                                      Director             Executive Officer and
                                                           Director

John L. Adcock                73      Chairman of the      Chairman of the Board      39,981          4.0
                                      Board

William R. Bender, Jr.        51      Secretary/Treasurer  Senior Executive Vice      26,400          2.6
                                      and Director         President, Secretary and
                                                           Director

Gary L. Blackwell             54      Vice Chairman of     Director                   35,005          3.5
                                      the Board

Edward L. Bolding             80                           Director                   32,619          3.3

Gerald L. Stoker, M.D.        64                           Vice Chairman of the        6,819           .7
                                                           Board

Hindman P. Wall               61                           Director                    4,170           .4

Jordan L. German              39                           Executive Vice              1,100           .1
                                                           President/Loan
                                                           Administration







----------------

All executive officers and directors of the Bank and Village are elected for one year terms.

GERALD K. ARCHIBALD has been President and Chief Executive Officer of the Bank since its organization in 1984. He has been president and Chief Executive Officer of Village since its incorporation in 1989. From 1973 to 1984 he was President and Chief Executive Officer of People's Bank of Pasco County.

JOHN L. ADCOCK has been a director of the Bank since the bank's organization in 1984 and a director of Village since its incorporation in 1989. He was elected Chairman of the Board of the bank in February 1986 and Chairman of the Board of Village in 1992. He is the owner and Chief Executive Officer of John L. Adcock Insurance Agency, Inc., a general insurance Agency.

WILLIAM R. BENDER, JR. has served as an officer of the Bank since April 1985 and is currently Senior Executive Vice President/Chief Financial Officer/Chief Operations Officer and Corporate Secretary. He has also served as a director of the Bank since February 1998. He has served as Secretary/Treasurer of Village since September 1990, and was elected as a director of Village in 1992. Prior thereto, from September 1974 to February 1985, he served as a State Bank Examiner for the Comptroller's office of the State of Florida.

GARY L. BLACKWELL has been a director of the Bank since March 1994. Mr. Blackwell has served as director of Village since March 1995. From 1964 to the present, he has been a builder, developer, and investor of real estate, professional and retail centers. He is currently President of Juicy Orange, Inc., Security Builders, Inc., Blackwell Investments, Inc. and Interlock Investments, Inc. Also, he serves as Vice President of Zephyrhills Development and Secretary/Treasurer of Ponderosa Parks, Inc. He formerly served as a director of the First National Bank of the South, Wesley Chapel, Florida until its sale in 1995.

EDWARD L. BOLDING, SR. has been a director of the Bank since its organization in 1984. He was President and owner of Edward L. Bolding Construction Company from 1948 to 1985 at which time he retired.

GERALD L. STOKER, M.D. has been a practicing physician in Tampa, Florida since 1970, specializing in dermatology. He has been a director of the Bank since February 1988, and has served as Vice Chairman of the Board since February 1989.

HINDMAN P. WALL has been a director of the Bank since September 1991. He currently serves as Director of Athletics and as a member of the senior staff of the University of Tampa, Tampa, Florida (1991 - present). Prior thereto, he was assistant athletic director at Auburn University, Auburn, Alabama.

JORDAN L. GERMAN has been employed by the Bank since 1994. In 1997, Mr. German was promoted to serve as Executive Vice President/Loan Administration. Prior to joining the Bank Mr. German was a senior lender at United Carolina Bank in Raleigh, North Carolina from June 1993 until December 1994. From 1990 to 1993, Mr. German was the credit policy officer at Barnett Bank of Lee County, Ft. Myers, Florida.

EXECUTIVE COMPENSATION

Village pays no compensation to its executive officers. All compensation is paid by the Bank. The following table provides information with respect to aggregate direct remuneration paid by the Bank with respect to the Bank's President and Chief Executive Officer, the only officer whose aggregate remuneration from the Bank exceeded $100,000, during 1997. Remuneration information is also provided with respect to the Bank's executive officers as a group.



                                                  ANNUAL COMPENSATION
                                                  -------------------

NAME AND PRINCIPAL POSITION          YEAR          SALARY         BONUS
---------------------------          ----          ------         -----
Gerald K. Archibald, President       1997          $180,050(2)    $15,000
(1)                                                 -------        ------


All Officers as a group,                           $341,550(3)    $21,044
(3)                                                 -------        ------

__________
(1) The Bank has a $400,000 keyman life insruance policy on Mr. Archibald, payable to the Bank.
(2) Includes directors' fees of $15,050. Directors of the Bank receive a fee of $850 per board meeting and $150 per committee meeting attended.
(3) Includes directors' fees aggregating $19,050.

TRANSACTIONS WITH MANAGEMENT

     In the ordinary course of business, the Bank has loans, deposits and other transactions with its executive officers, directors, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The aggregate amount of loans to the aforementioned persons and company(s) in which they have a 10% or more ownership interest as of March 31, 1998, were approximately $175,000.


             VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF VILLAGE

     The following table sets forth certain information concerning the beneficial owners of more than 5.0% of Village Common Stock, as of the Record Date.


                                   NAME AND ADDRESS              AMOUNT AND NATURE OF         PERCENT OF
TITLE OF CLASS                    OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP          CLASS (1)
--------------                    --------------------           --------------------         ----------
Common Stock                  Gerald K. Archibald                       59,898                     6.0%
                              13303 North Dale Mabry Highway
                               Tampa, Florida 33618



(1) The information shown above is based upon information furnished by the named persons. Information relating to beneficial ownership is based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Act. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial interest.

                               BUSINESS OF REGIONS


GENERAL

     Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 500 banking offices located in Alabama, Florida, Georgia, Louisiana, South Carolina, and Tennessee as of March 31, 1998. At that date, Regions had total consolidated assets of approximately $25.6 billion, total consolidated deposits of approximately $20.3 billion and total consolidated stockholders' equity of approximately $2.1 billion. Regions has banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

     Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. In 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is
(205) 326-7100.

     Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

     Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Documents Incorporated by Reference."


ACQUISITION ACTIVITY

     Since December 31, 1997, and as of the date of this Proxy
Statement/Prospectus, Regions has completed the acquisitions of six financial institutions (the "Recently Completed Acquisitions") and has entered into definitive agreements or letters of intent to acquire six financial institutions in addition to the Merger (the "Other Pending Acquisitions"). Certain aspects of the completed and other pending acquisitions are presented in the following table:

                                                                                  CONSIDERATION
                                                                               -------------------
                                                                   APPROXIMATE
                                                              ---------------------                    ACCOUNTING
                      INSTITUTION                           ASSET SIZE(1)   VALUE(1)       TYPE        TREATMENT
                      -----------                           -------------   --------       ----        ---------
                                                                   (In millions)
Recently Completed Acquisitions:

Greenville Financial Corporation, located in                   $  134       $   34        Regions       Pooling
Greenville, South Carolina                                                                Common          of
                                                                                           Stock       Interests

PALFED, Inc., located in Aiken,                                   665          145        Regions       Pooling
South Carolina                                                                            Common          of
                                                                                           Stock       Interests

First United Bancorporation, located in Anderson, South           292           80        Regions       Pooling
Carolina                                                                                  Common          of
                                                                                           Stock       Interests

St. Mary Holding Corporation, located in Franklin,                113           31        Regions       Pooling
Louisiana                                                                                 Common          of
                                                                                           Stock       Interests

Key Florida Bancorp, Inc., located in Bradenton, Florida          212           39        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

First State Corporation, located in Albany, Georgia               540          161        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

Other Pending Acquisitions:

Etowah Bank, located in Canton, Georgia                           432          117        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

First Commercial Corporation, located in Little Rock,           6,887        2,587        Regions       Pooling
Arkansas                                                                                  Common          of
                                                                                           Stock       Interests

First Community Banking Services, Inc., located in Peachtree      131           33        Regions       Pooling
City, Georgia                                                                             Common          of
                                                                                           Stock       Interests

Jacobs Bank, located in Scottsboro, Alabama                       190           53        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

VB&T Bancshares Corporation, located in Valdosta, Georgia          75           18        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

Meigs County Bancshares, Inc., located in                         103           19        Regions        Pooling
Decatur, Tennessee                                                                        Common           of
                                                                                           Stock       Interests

---------------

(1) Calculated as of the date of consummation in the case of the completed acquisitions and as of the date of announcement of the transaction in the case of pending acquisitions.

     Consummation of the Other Pending Acquisitions is subject to the approval of certain regulatory agencies, approval of the stockholders of the institutions to be acquired, and, in the case of the First Commercial Acquisition, approval of the stockholders of Regions. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transactions will be satisfied in a manner that will result in their consummation.

     If the Other Pending Acquisitions and the Merger had been consummated on March 31, 1998, as of that date Regions' total consolidated assets would have been increased by approximately $8.5 billion to approximately $34.1 billion; its total consolidated deposits would have increased by approximately $7.3 billion to approximately $27.6 billion; and its total consolidated stockholders' equity would have increased by approximately $666 million to approximately $2.8 billion.

     For additional information concerning the First Commercial Acquisition, see "Recent Developments--First Commercial Corporation Acquisition."

                        CERTAIN REGULATORY CONSIDERATIONS

     The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and Village. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1997. See "Documents Incorporated by Reference."


GENERAL

     Regions and Village are both bank holding companies registered with the Federal Reserve under the BHC Act. As such, Regions and its nonbank subsidiaries and Village are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

     The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

     The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served.

     The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"), permits any bank holding company located in Alabama to acquire a bank located in any other state, and any bank holding company located outside Alabama to acquire any Alabama-based bank, regardless of state law to the contrary, subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states, unless a state "opted out" and prohibited interstate branching altogether. None of the states in which the banking subsidiaries of Regions or Village are located has "opted out." Accordingly, Regions has the ability to and intends to consolidate all of its bank subsidiaries into a single bank with interstate branches, and has commenced a consolidation program to that end.

     The BHC Act generally prohibits Regions and Village from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

     Each of the subsidiary depository institutions of Regions and Village is a member of the Federal Deposit Insurance Corporation (the "FDIC") and, as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

      The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of Regions and Village (the FDIC and the applicable state authority in the case of state-chartered nonmember banks and the OTS in the case of federally chartered thrift institutions) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.


PAYMENT OF DIVIDENDS

     Regions and Village are legal entities separate and distinct from their banking, thrift, and other subsidiaries. The principal sources of cash flow of both Regions and Village, including cash flow to pay dividends to their respective stockholders, are dividends from their subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Regions and Village, as well as by Regions and Village to their stockholders.

     As to the payment of dividends, the Bank and all of Regions' state-chartered banking subsidiaries are subject to the respective laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator. Regions' thrift subsidiary is subject to the OTS' capital distributions regulation.

     If, in the opinion of the federal banking regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under current federal law, an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

     At March 31, 1998, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of Regions and Village, without obtaining governmental approvals, could declare aggregate dividends to Regions and Village of approximately $172 million and $4 million respectively.

     The payment of dividends by Regions and Village and their subsidiary depository institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

      Regions, Village, and their respective subsidiary depository institutions are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Regions and Village and the appropriate federal banking regulator in the case of each of their subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

     The minimum guideline for the ratio (the "Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At March 31, 1998, Regions' consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 12.98% and 10.63%, respectively, and Village's consolidated Total Capital and Tier 1 Capital Ratios were 10.81% and 10.11%, respectively.

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain an additional cushion of 100 to 200 basis points above the stated minimums. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities. Regions' and Village's respective Leverage Ratios at March 31, 1998 were 7.62% and 6.91%.

     Each of Regions' and Village's subsidiary depository institutions is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve. Each of the subsidiary depository institutions was in compliance with applicable minimum capital requirements as of March 31, 1998. Neither Regions, Village, nor any of their subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

     Failure to meet capital guidelines could subject a bank or thrift institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

     The Federal Reserve, the OCC, and the FDIC also have recently adopted final regulations requiring regulators to consider interest rate risk (the risk created when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies' methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS also includes an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.


PROMPT CORRECTIVE ACTION

     Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators have established five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and must take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, current federal law requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized.

     Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of the law.

     At March 31, 1998, all of the subsidiary depository institutions of Regions and Village had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

     The FDIC currently uses risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

     In 1996, the FDIC imposed a special one-time assessment of approximately
65.7 basis points (0.657%) on a depository institution's assessable deposits insured by the Savings Association Insurance Fund ("SAIF") held as of March 31, 1995 (or approximately 52.6 basis points on SAIF deposits acquired by banks in certain qualifying transactions), and adopted revisions to the assessment rate schedules that would generally eliminate the disparity between assessment rates applicable to the deposits insured by the Bank Insurance Fund ("BIF") and the SAIF. Regions anticipates that the net effect of the decrease in the premium assessment rate on SAIF deposits will result in a reduction in its total deposit insurance premium assessments through 1999 as compared to years prior to 1997, assuming no further changes in announced premium assessment rates. Regions recorded a charge against earnings for the special assessment in 1996 in the pre-tax amounts of approximately $21.0 million.

     Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

                       DESCRIPTION OF REGIONS COMMON STOCK

     Regions is authorized to issue 240,000,000 shares of Regions Common Stock, of which 149,797,609 shares were issued at March 31, 1998, none of which were held as treasury shares, and 5,000,000 shares of preferred stock, none of which are outstanding. No other class of stock is authorized. At Regions' annual meeting of stockholders scheduled for July 29, 1998, Regions stockholders will vote on a proposal to approve an increase in the number of authorized shares of Regions Common Stock from 240,000,000 shares to 500,000,000 shares.

     Holders of Regions Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At March 31, 1998, under such requirements and guidelines, Regions' subsidiary institutions had $172 million of undivided profits legally available for the payment of dividends. See "Certain Regulatory Considerations--Payment of Dividends."

     For a further description of Regions Common Stock, see "Effect of the Merger on Rights of Stockholders."


                              STOCKHOLDER PROPOSALS

     Regions expects to hold its next annual meeting of stockholders after the Merger during May 1999. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must be received by Regions at its principal executive offices within a reasonable time prior to the mailing of Regions 1999 annual meeting proxy statement, for consideration by Regions for possible inclusion in such proxy statement.


                                     EXPERTS

     The consolidated financial statements of Regions at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which is included in the Annual Report to Stockholders which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1997. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

     The consolidated financial statements of Village, included in this Registration Statement, have been audited by Saltmarsh, Cleaveland & Gund, independent auditors, for the periods indicated in their report thereon which is included herein. The financial statements audited by Saltmarsh, Cleaveland & Gund have been included herein in reliance on their report given on their authority as experts in accounting and auditing.


                                    OPINIONS

     The legality of the shares of Regions Common Stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville LLP, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville LLP, is a member of the Board of Directors of Regions. As of _______, 1998, attorneys in the law firm of Lange, Simpson, Robinson & Somerville LLP owned an aggregate of _______ shares of Regions Common Stock.

     Certain tax consequences of the transaction have been passed upon by Alston & Bird LLP, Atlanta, Georgia.

                      INDEX TO VILLAGE FINANCIAL STATEMENTS

                                                                               Page
Village Bankshares, Inc. and Subsidiary
   Report of Independent Certified Public Accountants...........................F-2
Consolidated Statements of Financial Condition as of
   December 31, 1997 and 1996...................................................F-3
Consolidated Statements of Income for the Years
   Ended December 31, 1997, 1996, and 1995......................................F-4
Consolidated Statements of Changes in Stockholders'
   Equity for the Years Ended December 31, 1997, 1996, and 1995.................F-5
Consolidated Statements of Cash Flows for the Years
   Ended December 31, 1997, 1996, and 1995......................................F-6
Notes to Consolidated Financial Statements......................................F-7
Consolidated Statements of Financial Condition
   as of March 31, 1998 and 1997 (Unaudited)....................................F-23
Consolidated Statements of Income for the
   the Three Months Ended March 31, 1998 and 1997 (Unaudited)...................F-24
Consolidated Statements of Cash Flows for the
   Three Months Ended March 31, 1998 and 1997 (Unaudited).......................F-25
Notes to Unaudited Consolidated Interim Financial Statements....................F-26

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
Village Bankshares, Inc. and Subsidiary
Tampa, Florida

We have audited the accompanying consolidated statements of financial condition of Village Bankshares, Inc. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Village Bankshares, Inc. and Subsidiary as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for the each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

SALTMARSH, CLEAVELAND & GUND

Pensacola, Florida
January 30, 1998

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1997 AND 1996




                                           ASSETS
                                                                1997               1996
                                                           -------------      -------------
Cash and due from banks                                    $   5,451,538      $   6,069,995
Federal funds sold                                             2,500,000                -0-
Securities available for sale                                 94,104,182         72,182,060
Loans receivable, less allowance for loan losses
  of $1,000,000 in 1997 and $900,000 in 1996                  89,851,709         74,816,849
Accrued interest receivable                                    1,989,128          1,482,007
Foreclosed real estate                                         1,246,409          1,203,448
Premises and equipment, net                                    3,840,912          4,290,170
Deferred income taxes                                                -0-             63,892
Other assets                                                     111,504             68,363
                                                           -------------      -------------

TOTAL ASSETS                                               $ 199,095,382      $ 160,176,784
                                                           =============      =============


                            LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Demand deposits                                          $  20,366,914      $  18,633,070
  NOW and money market deposits                               31,725,348         22,599,630
  Savings                                                     18,550,928         16,274,813
  Other time deposits                                        112,536,185         90,495,161
                                                           -------------      -------------
    Total deposits                                           183,179,375        148,002,674

Federal funds purchased                                        1,000,000                -0-
Obligations under capital leases                                 309,577            312,748
Accrued interest payable                                         747,323            605,389
Deferred income taxes                                            131,879                -0-
Other liabilities                                                 38,426             37,035
                                                           -------------      -------------
    Total liabilities                                        185,406,580        148,957,846
                                                           -------------      -------------

COMMITMENTS AND CONTINGENCIES                                         --                 --

STOCKHOLDERS' EQUITY:
  Common stock, $.10 par value; 1,000,000 shares
    authorized; issued and outstanding 999,218 shares             99,922             99,922
  Additional paid-in capital                                   9,418,781          9,418,781
  Retained earnings                                            3,936,251          1,930,453
  Net unrealized appreciation (depreciation) on
    available-for-sale securities, net of taxes of
     $120,467 in 1997 and  $118,598 in 1996                      233,848           (230,218)
                                                           -------------      -------------
      Total stockholders' equity                              13,688,802         11,218,938
                                                           -------------      -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $ 199,095,382      $ 160,176,784
                                                           =============      =============


                     The accompanying notes are an integral
                part of these consolidated financial statements.

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995




                                                                 1997             1996             1995
                                                             -----------      -----------      -----------
INTEREST INCOME:
  Loans receivable and fees on loans                         $ 8,084,199      $ 6,739,787      $ 5,416,367
  Investment securities                                        5,686,982        3,496,154        2,258,247
  Federal funds sold                                             211,357          259,843           92,604
                                                             -----------      -----------      -----------
    Total interest income                                     13,982,538       10,495,784        7,767,218
                                                             -----------      -----------      -----------

INTEREST EXPENSE:
  Deposits                                                     6,934,737        5,037,758        3,391,609
  Other                                                           90,793              -0-              -0-
                                                             -----------      -----------      -----------
    Total interest expense                                     7,025,530        5,037,758        3,391,609
                                                             -----------      -----------      -----------

    Net interest income                                        6,957,008        5,458,026        4,375,609

PROVISION FOR LOAN LOSSES                                         74,766          151,357           72,868
                                                             -----------      -----------      -----------

    Net interest income after provision for loan losses        6,882,242        5,306,669        4,302,741
                                                             -----------      -----------      -----------

NONINTEREST INCOME:
  Service charges on deposit accounts                          1,162,687        1,082,425        1,057,117
  Net realized gains on sales of securities                       44,453           45,416           36,160
  Gains on sale of foreclosed real estate                         18,677          104,975           82,729
  Other income                                                    48,683           99,021           41,797
                                                             -----------      -----------      -----------
    Total noninterest income                                   1,274,500        1,331,837        1,217,803
                                                             -----------      -----------      -----------

NONINTEREST EXPENSES:
  Salaries and employee benefits                               2,502,789        2,301,216        1,992,553
  Occupancy expenses                                             564,704          506,300          441,120
  Other expenses                                               1,899,651        1,646,232        1,459,107
                                                             -----------      -----------      -----------
    Total noninterest expenses                                 4,967,144        4,453,748        3,892,780
                                                             -----------      -----------      -----------

INCOME BEFORE INCOME TAXES                                     3,189,598        2,184,758        1,627,764

INCOME TAX EXPENSE                                             1,183,800          834,668          589,551
                                                             -----------      -----------      -----------

NET INCOME                                                   $ 2,005,798      $ 1,350,090        1,038,213
                                                             ===========      ===========      ===========

NET INCOME PER SHARE OF COMMON STOCK                         $      2.01      $      1.35      $      1.20
                                                             ===========      ===========      ===========




                     The accompanying notes are an integral
                part of these consolidated financial statements.

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                                                     Net
                                                                                                 Unrealized
                                                                                                Appreciation
                                                                                               (Depreciation)
                                                             Additional                         on Available-
                                               Common          Paid-in           Retained         For-Sale
                                               Stock           Capital           Earnings         Securities          Total
                                            -----------      -----------       -----------     --------------      -----------
BALANCE, JANUARY 1, 1995                    $    58,080      $ 4,797,120       $ 1,804,842       $  (773,741)      $ 5,886,301

  Net income                                                                     1,038,213                           1,038,213

  Issuance of common stock                       24,500        2,376,311                                             2,400,811

  Net changes in unrealized
    appreciation (depreciation) on
    available-for-sale securities, net
    of taxes of $487,318                                                                             945,971           945,971
                                            -----------      -----------       -----------       -----------       -----------

BALANCE, DECEMBER 31, 1995                       82,580        7,173,431         2,843,055           172,230        10,271,296

  Net income                                                                     1,350,090                           1,350,090

  10% stock dividend - 82,580
    shares of common stock                        8,258          982,702          (990,960)                                -0-

  10% stock dividend - 90,838
    shares of common stock                        9,084        1,262,648        (1,271,732)                                -0-

  Net changes in unrealized
    appreciation (depreciation) on
    available-for-sale securities, net
    of taxes of $207,322                                                                            (402,448)         (402,448)
                                            -----------      -----------       -----------       -----------       -----------

BALANCE, DECEMBER 31, 1996                       99,922        9,418,781         1,930,453          (230,218)       11,218,938

  Net income                                                                     2,005,798                           2,005,798

  Net changes in unrealized
    appreciation (depreciation) on
    available-for-sale securities, net
    of taxes of $239,065                                                                             464,066           464,066
                                            -----------      -----------       -----------       -----------       -----------

BALANCE, DECEMBER 31, 1997                  $    99,922      $ 9,418,781       $ 3,936,251       $   233,848       $13,688,802
                                            ===========      ===========       ===========       ===========       ===========




                     The accompanying notes are an integral
                part of these consolidated financial statements.

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



                                                                        1997               1996               1995
                                                                    ------------       ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                        $  2,005,798       $  1,350,090       $  1,038,213
  Adjustments to reconcile net income to net
    cash provided by operating activities -
      Depreciation and amortization                                      221,929            204,110            182,141
      Provision for loan losses                                           74,766            151,357             72,868
      Provision for losses on foreclosed real estate                         -0-                -0-              5,481
      Net gain on sale of foreclosed real estate                         (18,677)          (104,974)           (79,320)
      Net realized gain on available-for-sale securities                     -0-            (45,416)           (36,160)
      Net amortization (accretion) on securities                         (16,494)           (53,100)               927
      Net gain on sale of premises and equipment                         (26,371)               -0-                -0-
      Gain on condemnation of land                                           -0-            (62,358)               -0-
      Deferred income taxes                                              (43,294)            10,061             33,660
  Change in operating assets and liabilities -
    Increase in accrued interest receivable and
      other assets                                                      (550,261)          (415,082)          (363,085)
    Increase in accrued interest payable and other liabilities           143,325            200,938            140,554
    Decrease in income taxes payable                                         -0-                -0-           (154,283)
                                                                    ------------       ------------       ------------
      Net cash provided by operating activities                        1,790,721          1,235,626            840,996
                                                                    ------------       ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of available-for-sale securities                         (86,034,375)       (67,159,744)       (25,353,750)
  Proceeds from sales and maturities of
    available-for-sale securities                                     64,831,877         30,978,500         22,130,621
  Net increase in loans                                              (16,015,279)       (13,126,603)       (14,700,729)
  Proceeds from sale of foreclosed real estate                           881,369            249,084            167,954
  Purchases of premises and equipment, net                              (346,996)          (666,921)          (526,492)
  Proceeds from sales of premises and equipment                          600,696                -0-                -0-
  Proceeds from condemnation of land                                         -0-             82,358                -0-
                                                                    ------------       ------------       ------------
      Net cash used in investing activities                          (36,082,708)       (49,643,326)       (18,282,396)
                                                                    ------------       ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in demand, NOW, money market
    and savings deposits                                              13,135,677         12,496,084          4,093,785
  Net increase in time deposits                                       22,041,024         34,183,461         14,126,474
  Net increase in federal funds purchased                              1,000,000                -0-                -0-
  Principal payments on capital lease obligations                         (3,171)            (2,107)            (1,971)
  Issuance of common stock                                                   -0-                -0-          2,400,811
                                                                    ------------       ------------       ------------
      Net cash provided by financing activities                       36,173,530         46,677,438         20,619,099
                                                                    ------------       ------------       ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   1,881,543         (1,730,262)         3,177,699

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                         6,069,995          7,800,257          4,622,558
                                                                    ------------       ------------       ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                            $  7,951,538       $  6,069,995       $  7,800,257
                                                                    ============       ============       ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

  Interest paid                                                     $  6,882,205       $  4,821,145       $  3,325,197
                                                                    ============       ============       ============

  Income taxes paid                                                 $  1,227,094       $    795,815       $    773,331
                                                                    ============       ============       ============


                     The accompanying notes are an integral
                part of these consolidated financial statements.

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Activity:

     Village Bankshares, Inc. (the "Company") is a bank holding company organized in 1989 under the laws of the State of Florida. The Company's wholly-owned subsidiary, The Village Bank of Florida (the "Bank"), is a banking corporation organized in 1985 under the laws of the State of Florida, with its principal banking office located in Hillsborough County, Florida. In addition, the Bank has seven branch offices located throughout Hillsborough, Pasco, and Pinellas Counties, Florida. The Bank's financial services consist of deposit and lending activities at each branch location.

 Principles of Consolidation:

     The consolidated financial statements include the accounts of the Company and the Bank. All material intercompany balances and transactions have been eliminated in consolidation.

 Accounting Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Equivalents:

     For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance-sheet caption "cash and due from banks" and "federal funds sold." Generally, federal funds are sold for one day periods.

 Securities Available for Sale:

     Available-for-sale securities consist of bonds, notes and other securities not classified as trading securities or as held-to-maturity securities.

     Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized.

     Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

     Declines in the fair value of individual available-for-sale securities below their cost, that are other than temporary, result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

     Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Loans Receivable:

     Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

     Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

     The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

 Foreclosed Real Estate:

     Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in current earnings.

 Premises and Equipment:

     Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method.

 Income Taxes:

     Deferred tax assets and liabilities are reflected at current income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     The Company and the Bank file consolidated income tax returns, with the amount of income tax expense or benefit computed and allocated on a separate return basis.

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


 Financial Instruments:

     In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, standby letters of credit and financial guarantees. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

 Net Income Per Share of Common Stock:

     Net income per share of common stock is computed on the weighted average number of shares outstanding.


NOTE 2 - INVESTMENT SECURITIES

     Investment securities have been classified in the statements of financial condition according to management's intent. The carrying amount of securities and their approximate fair values are as follows:

                                                                           Gross              Gross
                                                       Amortized         Unrealized         Unrealized            Fair
                                                          Cost             Gains              Losses              Value
                                                      ------------      ------------       ------------       ------------
     AVAILABLE-FOR-SALE:

         December 31, 1997 -
           U.S. Treasury securities                   $  8,977,205      $     47,301       $    (18,001)      $  9,006,505
           U.S. government and agency securities        84,772,662           417,357            (92,342)        85,097,677
                                                      ------------      ------------       ------------       ------------

                                                      $ 93,749,867      $    464,658       $   (110,343)      $ 94,104,182
                                                      ============      ============       ============       ============

         December 31, 1996 -
           U.S. Treasury securities                   $ 15,972,245      $     43,363       $    (89,655)      $ 15,925,953
           U.S. government and agency securities        56,558,631            62,512           (365,036)        56,256,107
                                                      ------------      ------------       ------------       ------------

                                                      $ 72,530,876      $    105,875       $   (454,691)      $ 72,182,060
                                                      ============      ============       ============       ============

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995



NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

     Gross realized gains and losses on sales of available-for-sale securities amounted to $43,116 and $2,724, respectively in 1997, $50,409 and $ 4,993, respectively in 1996, and $36,931 and $771, respectively, in 1995. In addition, the Bank had gross realized gains on sales of trading securities amounting to $4,061 in 1997.

     The amortized cost and fair value of investment maturities at December 31, 1997, by contractual maturity, are summarized below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The scheduled maturities of available-for-sale securities as of December 31, 1997, are as follows:



                                                     Amortized          Fair
                                                        Cost            Value
                                                    -----------      -----------
     Due in one year or less                        $10,500,769      $10,530,824
     Due from one to five years                      39,975,395       40,131,193
     Due from five to ten years                      33,273,703       33,374,584
     Due after ten years                             10,000,000       10,067,581
                                                    -----------      -----------

                                                    $93,749,867      $94,104,182
                                                    ===========      ===========



     Investment securities carried at approximately $4,080,800 at December 31, 1997 and $923,000 at December 31, 1996, were pledged to secure public deposits and for other purposes required or permitted by law.

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995


NOTE 3 - LOANS RECEIVABLE

     The components of loans in the statements of financial condition were as follows:

                                                       1997               1996
                                                   ------------       ------------
     Real estate                                   $ 64,729,744       $ 55,808,775
     Construction                                    15,663,891          9,496,714
     Commercial                                       7,285,619          7,397,936
     Consumer                                         3,549,100          3,301,453
     Other                                               80,160             34,614
                                                   ------------       ------------
                                                     91,308,514         76,039,492
     Net deferred loan fees                            (456,805)          (322,643)
     Allowance for loan losses                       (1,000,000)          (900,000)
                                                   ------------       ------------
     Loans receivable, net                         $ 89,851,709       $ 74,816,849
                                                   ============       ============

     The Bank grants commercial, real estate and consumer loans in the State of Florida with its primary concentration being in Hillsborough, Pinellas, and Pasco Counties, Florida. Although the Bank's loan portfolio is diversified, a significant portion of its loans are secured by real estate.

     An analysis of the change in the allowance for loan losses follows:

                                                     1997              1996              1995
                                                 -----------       -----------       -----------
     Balance, at January 1                       $   900,000       $   800,000       $   800,000
                                                 -----------       -----------       -----------

       Loans charged off                             (11,064)          (59,034)          (83,980)
       Recoveries                                     36,298             7,677            11,112
                                                 -----------       -----------       -----------
          Net loans recovered (charged off)           25,234           (51,357)          (72,868)
                                                 -----------       -----------       -----------

       Provision for loan losses                      74,766           151,357            72,868
                                                 -----------       -----------       -----------

     Balance, at December 31                     $ 1,000,000       $   900,000       $   800,000
                                                 ===========       ===========       ===========


     Loans having carrying values of approximately $905,700, $255,600, and $519,000, were transferred to foreclosed real estate in 1997, 1996 and 1995, respectively.

     Loans on which the accrual of interest has been discontinued or reduced, for which impairment had not been recognized, amounted to approximately $557,100, $283,500, and $144,300 at December 31, 1997, 1996, and 1995,
     respectively. If interest on these loans had been accrued, such income would have approximated $23,000 in 1997, $16,626 in 1996, and $5,767 in 1995. Interest income on those loans is recorded only when received.

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995



NOTE 4 - PREMISES AND EQUIPMENT

     Components of premises and equipment included in the statements of financial condition were as follows:

                                                                          1997            1996
                                                                       ----------      ----------
     Land                                                              $1,016,500      $1,313,500
     Buildings and improvements                                         1,832,349       2,092,744
     Furniture and equipment                                            1,732,484       1,674,341
     Leasehold improvements                                               288,790          97,899
     Property held under capital lease                                    325,000         325,000
                                                                       ----------      ----------
                                                                        5,195,123       5,503,484
     Less: Accumulated depreciation and amortization                    1,354,211       1,227,343
                                                                       ----------      ----------
                                                                        3,840,912       4,276,141
     Construction in progress                                                 -0-          14,029
                                                                       ----------      ----------

                                                                       $3,840,912      $4,290,170
                                                                       ==========      ==========

     Depreciation and amortization expense charged to operations was $221,929 in 1997, $204,110 in 1996, and $182,141 in 1995.


NOTE 5 - TIME DEPOSITS

     The aggregate amount of time deposits, each with a minimum denomination of $100,000 was approximately $23,252,700 in 1997 and $11,745,900 in 1996.

     At December 31, 1997, the scheduled maturities of time deposits are as follows:

                  1998                                       $ 81,551,859
                  1999                                         13,781,388
                  2000                                          3,848,892
                  2001                                         10,511,518
                  2002                                          2,842,528
                                                             ------------

                                                             $112,536,185
                                                             ============


NOTE 6 - LEASES

     The Bank leases one of its branch banking facilities under a capital lease expiring in 2016. The asset and liability under the capital lease are recorded at the present value of the future minimum lease payments. The building is being amortized over the term of the lease. The amortization of the capital lease asset is included in depreciation and amortization expense for 1997, 1996, and 1995. Interest is imputed at the Bank's incremental borrowing rate of 16% at the lease inception.

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995



NOTE 6 - LEASES (CONTINUED)

     Future minimum lease payments under the capital lease as of December 31, 1997, and for each of the next five remaining years and in the aggregate are summarized as follows:

                  1998                                                  $  52,826
                  1999                                                     52,826
                  2000                                                     52,826
                  2001                                                     52,826
                  2002                                                     52,826
               Thereafter                                                 691,590
                                                                        ---------
            Total minimum lease payments                                  955,720
            Less: Amount representing interest                           (646,143)
                                                                        ---------

            Present value of net future minimum lease payments          $ 309,577
                                                                        =========


     The Bank leases three of its branch banking facilities and the land adjacent to its capitalized branch banking facility under operating leases expiring at various dates through 2016. The leases require payment of taxes, insurance and maintenance costs in addition to rental payments.

     Future minimum lease payments under the operating leases for each of the next five years and in the aggregate are summarized as follows:

                  1998                                                  $  181,408
                  1999                                                     184,958
                  2000                                                     188,609
                  2001                                                     192,362
                  2002                                                     174,731
               Thereafter                                                  762,405
                                                                        ----------

               Total future minimum lease payments                      $1,684,473
                                                                        ==========


     Rental expense relating to operating leases was $159,860 in 1997, $ 124,068 in 1996, and $116,292 in 1995.

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995



NOTE 7 - INCOME TAXES

     The provision for income taxes consists of the following:

                                                   1997              1996             1995
                                               -----------       -----------      -----------
       Current tax provision:
         Federal                               $ 1,070,294       $   716,052      $   486,854
         State                                     156,800           108,555           69,036
                                               -----------       -----------      -----------
                                                 1,227,094           824,607          555,890
       Deferred federal (benefit) expense          (43,294)           10,061           33,661
                                               -----------       -----------      -----------

                                               $ 1,183,800       $   834,668      $   589,551
                                               ===========       ===========      ===========

     The provision for income taxes differs from that computed by applying the statutory federal income tax rate to income before income taxes as follows.

                                                      1997              1996             1995
                                                  -----------       -----------      -----------
       Tax based on statutory rate                $ 1,084,463       $   746,221      $   561,652
       State tax, net of federal tax benefit          103,488            71,646           45,563
       Other, net                                      (4,151)           16,801          (17,664)
                                                  -----------       -----------      -----------

                                                  $ 1,183,800       $   834,668      $   589,551
                                                  ===========       ===========      ===========

     The tax effects of each type of significant item that gave rise to deferred income taxes are:

                                                              1997            1996
                                                           ---------       ---------
       Deferred tax assets:
         Net unrealized depreciation
           on available-for-sale securities                $     -0-       $ 118,598
         Allowance for loan losses                           250,253         226,048
         Other                                                46,479           7,500
                                                           ---------       ---------
                                                             296,732         352,146
                                                           ---------       ---------

       Deferred tax liabilities:
         Net unrealized appreciation on
           on available-for-sale securities                 (120,467)            -0-
         Accumulated depreciation                           (308,144)       (288,254)
                                                           ---------       ---------
                                                            (428,611)       (288,254)
                                                           ---------       ---------

       Net deferred tax (liability) asset                  $(131,879)      $  63,892
                                                           =========       =========

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995



NOTE 8 - STOCKHOLDERS' EQUITY

     The Bank is subject to certain restrictions on the amount of dividends that it may declare without regulatory approval.

     The Company sold an additional 245,000 shares of common stock in 1995 at $10 per share. The proceeds from the sale, net of $49,189 issuance costs, were used to fund future growth of the Bank. In 1995, the Company made a capital contribution of $2,360,000 to the Bank.

     On April 19, 1996, the Company distributed 82,580 shares of common stock in connection with a 10% stock dividend. As a result of the stock dividend, valued at $12 per share, common stock was increased by $8,258, additional paid-in capital was increased by $982,702, and retained earnings was decreased by $990,960.

     The Board of Directors of the Company declared a 10% stock dividend valued at $14 per share in December 1996. The stock dividend was payable on January 31, 1997, for the stockholders of record on January 3, 1997. The stock dividend has been reflected in the financial statements as distributed as of December 31, 1996. As a result of the stock dividend, common stock was increased by $9,084, additional paid-in capital was increased by $1,262,648, and retained earnings was decreased by $1,271,732.


NOTE 9 - COMMITMENTS AND CONTINGENCIES

 Financial Instruments:

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995


NOTE 9 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

     Commitments to Extend Credit and Financial Guarantees. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral for those commitments for which collateral is deemed necessary.

     The Bank has not incurred any losses on its commitments in 1997.

     A summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk at December 31, 1997, follows:

        Commitments to extend credit                                 $17,445,000
                                                                     ===========

        Standby letters of credit                                    $   544,347
                                                                     ===========

 Other:

     In the ordinary course of business, the Bank has various outstanding contingent liabilities that are not reflected in the accompanying financial statements. In addition, the Bank is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial condition of the Bank.


NOTE 10 - RELATED PARTY TRANSACTIONS

     The Bank has entered into transactions with its officers, directors, significant stockholders, and their affiliates (related parties). The aggregate amount of loans to such related parties at December 31, 1997 and 1996, was approximately $1,174,000 and $780,000, respectively. Also, certain related parties maintain deposit balances with the Bank in the aggregate amount of approximately $1,759,200 and $1,731,000 at December 31, 1997 and 1996, respectively.

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995



NOTE 11 - REGULATORY MATTERS

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company and the Bank meets all capital adequacy requirements to which they are subject.

     As of December 31, 1997, the most recent notification that Company and the Bank had received from the Federal Deposit Insurance Corporation categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Company and the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Company's and the institution's category.

                                                                                                           To Be Well
                                                                                                       Capitalized Under
                                                                           For Capital                Prompt Corrective
                                                 Actual                 Adequacy Purposes:            Action Provisions:
                                        ----------------------     --------------------------     ---------------------------

                                           Amount       Ratio          Amount          Ratio          Amount           Ratio
                                        -----------     ------     --------------     -------     --------------     --------
     As of December 31, 1997:
       Total Capital
         (to Risk Weighted Assets)
            Consolidated                $14,366,389     10.27%     >= $11,193,200     >= 8.0%     >= $13,991,500     >= 10.0%
            Bank                        $14,346,971     10.25%     >= $11,193,200     >= 8.0%     >= $13,991,500     >= 10.0%
       Tier I Capital
         (to Risk Weighted Assets)
            Consolidated                $13,366,389      9.55%     >= $ 5,596,600     >= 4.0%     >= $ 8,394,900     >=  6.0%
            Bank                        $13,346,971      9.54%     >= $ 5,596,600     >= 4.0%     >= $ 8,394,900     >=  6.0%
       Tier I Capital
         (to Average Assets)
            Consolidated                $13,366,389      7.39%     >= $ 7,236,406     >= 4.0%     >= $ 9,045,507     >=  5.0%
            Bank                        $13,346,971      7.38%     >= $ 7,236,406     >= 4.0%     >= $ 9,045,507     >=  5.0%

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995



NOTE 11 - REGULATORY MATTERS (CONTINUED)


                                                                                                           To Be Well
                                                                                                       Capitalized Under
                                                                           For Capital                Prompt Corrective
                                                 Actual                 Adequacy Purposes:            Action Provisions:
                                        ----------------------     --------------------------     ---------------------------

                                           Amount       Ratio          Amount          Ratio          Amount           Ratio
                                        -----------     ------     --------------     -------     --------------     --------
     As of December 31, 1996:
       Total Capital
         (to Risk Weighted Assets)
            Consolidated                $12,260,591     10.63%     >= $ 9,227,280     >= 8.0%     >= $11,534,100     >= 10.0%
            Bank                        $12,212,891     10.59%     >= $ 9,227,280     >= 8.0%     >= $11,534,100     >= 10.0%
       Tier I Capital
         (to Risk Weighted Assets)
            Consolidated                $11,360,591      9.85%     >= $ 4,613,640     >= 4.0%     >= $ 6,920,460     >=  6.0%
            Bank                        $11,312,911      9.81%     >= $ 4,613,640     >= 4.0%     >= $ 6,920,460     >=  6.0%
       Tier I Capital
         (to Average Assets)
            Consolidated                $11,360,591      8.17%     >= $ 5,561,946     >= 4.0%     >= $ 6,952,433     >=  5.0%
            Bank                        $11,312,911      8.14%     >= $ 5,561,946     >= 4.0%     >= $ 6,952,433     >=  5.0%


NOTE  12 - FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

     Cash and short term instruments. The carrying amounts of cash and short-term instruments approximate their fair value.

     Available-for-sale securities. Fair values for securities are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

     Loans receivable. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995



NOTE  12 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

     Deposit liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit ("CDs") approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     Accrued interest. The carrying amounts of accrued interest approximate their fair values.

     Off balance-sheet instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings. The estimated fair value for these financial instruments was insignificant at December 31, 1997 and 1996.

     Limitations. Fair value estimates are made at a specific point in time and are based on relevant market information which is continuously changing. Because no quoted market prices exist for a significant portion of the Company's financial instruments, fair values for such instruments are based on management's assumptions with respect to future economic conditions, estimated discount rates, estimates of the amount and timing of future cash flows, expected loss experience, and other factors. These estimates are subjective in nature involving uncertainties and matters of significant judgment; therefore, they cannot be determined with precision. Changes in the assumptions could significantly affect the estimates.

     The estimated fair values of the Company's financial instruments at December 31 are as follows:


                                                        1997                                1996
                                           ------------------------------      ------------------------------
                                             Carrying            Fair            Carrying            Fair
                                              Amount             Value            Amount             Value
                                           ------------      ------------      ------------      ------------
      Financial assets:

        Cash and cash equivalents          $  7,951,538      $  7,951,538      $  6,069,995      $  6,069,995
        Securities available-for-sale        94,104,182        94,104,182        72,182,060        72,182,060
        Loans receivable                     89,851,709        89,462,614        74,816,849        74,463,741
        Accrued interest receivable           1,989,128         1,989,128         1,482,007         1,482,007

      Financial liabilities:

        Deposits                            183,179,375       182,054,614       148,002,674       148,753,408
        Accrued interest payable                747,323           747,323           605,389           605,389

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995



NOTE 13 - PARENT COMPANY FINANCIAL STATEMENTS:

     The following are parent company only statements of financial condition as of December 31, 1997 and 1996 and statements of income and cash flows for the years ended December 31, 1997, 1996 and 1995.

                        STATEMENTS OF FINANCIAL CONDITION

                                                  ASSETS

                                                                                1997              1996
                                                                            -----------       -----------
       Cash                                                                 $    19,418       $    47,700
       Investment in subsidiary bank                                         13,669,384        11,171,238
                                                                            -----------       -----------

         Total Assets                                                       $13,688,802       $11,218,938
                                                                            ===========       ===========


                      LIABILITIES AND STOCKHOLDER'S EQUITY

       Total Liabilities                                                    $       -0-       $       -0-

       Stockholder's equity                                                  13,688,802        11,218,938
                                                                            -----------       -----------

         Total liabilities and stockholder's equity                         $13,688,802       $11,218,938
                                                                            ===========       ===========

                                           STATEMENTS OF INCOME

                                                              1997              1996              1995
                                                          -----------       -----------       -----------
       Operating Income:
         Dividends from subsidiary bank                   $       -0-       $       -0-       $       -0-
                                                          -----------       -----------       -----------

       Operating Expenses:
         Other operating expenses                              28,282            10,010            24,155
                                                          -----------       -----------       -----------

       Loss before equity in undistributed earnings
         of subsidiary                                        (28,282)          (10,010)          (24,155)

       Equity in undistributed earning of subsidiary        2,034,080         1,360,101         1,062,368
                                                          -----------       -----------       -----------

       Net income                                         $ 2,005,798       $ 1,350,091       $ 1,038,213
                                                          ===========       ===========       ===========

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995



NOTE 13 - PARENT COMPANY FINANCIAL STATEMENTS (CONTINUED):

                            STATEMENTS OF CASH FLOWS

                                                                   1997              1996              1995
                                                               -----------       -----------       -----------
     Cash Flows From Operating Activities:
       Net income                                              $ 2,005,798       $ 1,350,091       $ 1,038,213
       Adjustments to reconcile net income to net
         cash provided by (used in) operating activities:
           Equity in undistributed earnings                     (2,034,080)       (1,360,101)       (1,062,368)
           Decrease in other assets                                    -0-               -0-            29,554
                                                               -----------       -----------       -----------

     Net cash provided by (used in) operating
         activities:                                               (28,282)          (10,010)            5,399
                                                               -----------       -----------       -----------

     Cash Flows From Investing Activities:
       Capital contribution to subsidiary bank                         -0-               -0-        (2,360,000)
                                                               -----------       -----------       -----------

     Cash Flows From Financing Activities:
       Issuance of common stock                                        -0-               -0-         2,400,811
                                                               -----------       -----------       -----------

     NET INCREASE (DECREASE) IN CASH                               (28,282)          (10,010)           46,210

     CASH, BEGINNING OF YEAR                                        47,700            57,710            11,500
                                                               -----------       -----------       -----------

     CASH, END OF YEAR                                         $    19,418       $    47,700       $    57,710
                                                               ===========       ===========       ===========

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (UNAUDITED)
                             MARCH 31, 1998 AND 1997




                                           ASSETS

                                                                1998               1997
                                                           -------------      -------------
Cash and due from banks                                    $   6,094,479      $   3,969,973
Federal funds sold                                                   -0-          4,000,000
Securities available for sale                                 97,738,337         75,993,565
Loans receivable, less allowance for loan losses
  of $991,169 in 1998 and $930,000 in 1997                    92,389,967         76,879,525
Accrued interest receivable                                    1,796,195          1,520,049
Foreclosed real estate                                         1,149,386          1,202,061
Premises and equipment, net                                    3,788,881          4,312,539
Deferred income taxes                                                -0-            357,887
Other assets                                                     163,232             54,868
                                                           -------------      -------------

TOTAL ASSETS                                               $ 203,120,477      $ 168,290,467
                                                           =============      =============


                            LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Demand deposits                                          $  20,896,738      $  18,516,940
  NOW and money market deposits                               34,412,690         25,802,349
  Savings                                                     19,630,702         17,823,462
  Other time deposits                                        112,341,557         93,682,793
                                                           -------------      -------------
    Total deposits                                           187,281,687        155,825,544

Obligations under capital leases                                 308,838            312,118
Accrued interest payable                                         723,745            585,909
Deferred income taxes                                             72,957                -0-
Other liabilities                                                493,905            377,528
                                                           -------------      -------------
    Total liabilities                                        188,881,132        157,101,099
                                                           -------------      -------------

COMMITMENTS AND CONTINGENCIES                                         --                 --

STOCKHOLDERS' EQUITY:
  Common stock, $.10 par value; 1,000,000 shares
    authorized; issued and outstanding 999,220 shares             99,922             99,922
  Additional paid-in capital                                   9,418,781          9,418,781
  Retained earnings                                            4,601,171          2,387,539
  Accumulated other comprehensive income (loss)                  119,471           (716,874)
                                                           -------------      -------------
      Total stockholders' equity                              14,239,345         11,189,368
                                                           -------------      -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $ 203,120,477      $ 168,290,467
                                                           =============      =============



                             See accompanying notes.

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997




                                                                1998            1997
                                                             ----------      ----------
INTEREST INCOME:
  Loans receivable and fees on loans                         $2,272,003      $1,850,670
  Investment securities                                       1,677,324       1,208,159
  Federal funds sold                                             28,837          77,604
                                                             ----------      ----------
    Total interest income                                     3,978,164       3,136,433

  Interest expense on deposits                                1,923,354       1,537,604
                                                             ----------      ----------

    Net interest income                                       2,054,810       1,598,829

PROVISION FOR LOAN LOSSES                                         9,290          27,252
                                                             ----------      ----------

    Net interest income after provision for loan losses       2,045,520       1,571,577
                                                             ----------      ----------

NONINTEREST INCOME:
  Service charges on deposit accounts                           282,791         271,866
  Net realized gains on sales of securities                       2,518          28,628
  Gains on sale of foreclosed real estate                        37,266             -0-
  Other income                                                   12,133          10,539
                                                             ----------      ----------
    Total noninterest income                                    334,708         311,033
                                                             ----------      ----------

NONINTEREST EXPENSES:
  Salaries and employee benefits                                688,297         627,995
  Occupancy expenses                                            161,958         133,805
  Other expenses                                                433,395         399,524
                                                             ----------      ----------
    Total noninterest expenses                                1,283,650       1,161,324
                                                             ----------      ----------

INCOME BEFORE INCOME TAXES                                    1,096,578         721,286

INCOME TAX EXPENSE                                              431,658         264,200
                                                             ----------      ----------

NET INCOME                                                   $  664,920      $  457,086
                                                             ==========      ==========

NET INCOME PER SHARE OF COMMON STOCK                         $      .67      $      .46
                                                             ==========      ==========





                             See accompanying notes.

                    VILLAGE BANKSHARES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                  (UNAUDITED)
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997


                                                                                              1998                 1997
                                                                                           ---------            ---------
Net income.............................................................................    $ 664,920            $ 457,086
Other comprehensive income, net of tax:
  Unrealized losses on securities available for sale:
    Holding losses arising during period, net of tax of $59,777 and
      $260,435.........................................................................     (112,715)            (467,762)
    Reclassification adjustments for gains included in net earnings, net of tax
      of $856 and $9,734...............................................................       (1,662)             (18,894)
                                                                                           ---------            ---------

        Total other comprehensive loss.................................................     (114,377)            (486,656)
                                                                                           ---------            ---------

        Comprehensive income (loss)....................................................      550,543              (29,570)
                                                                                           =========            =========

                            See accompanying notes.

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997



                                                                               1998               1997
                                                                           ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                               $    664,920       $    457,086
  Adjustments to reconcile net income to net
    cash provided by operating activities -
      Depreciation and amortization                                              58,455             54,872
      Provision for loan losses                                                   9,290             27,252
      Net gain on sale of foreclosed real estate                                (37,266)               -0-
      Net realized gain on available-for-sale securities                         (2,518)           (38,628)
      Net amortization (accretion) on securities                                 (4,953)            (4,254)
  Change in operating assets and liabilities -
    Decrease (increase) in accrued interest receivable and
      other assets                                                              141,205            (66,455)
    Increase in accrued interest payable and other liabilities                  431,900            321,013
                                                                           ------------       ------------
      Net cash provided by operating activities                               1,261,033            750,886
                                                                           ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of available-for-sale securities                                (34,802,500)       (17,542,188)
  Proceeds from sales and maturities of available-for-sale securities        31,002,518         13,036,208
  Net increase in loans                                                      (2,547,548)        (2,089,928)
  Proceeds from sale of foreclosed real estate                                  134,289                -0-
  Purchases of premises and equipment, net                                       (6,424)           (77,240)
                                                                           ------------       ------------
    Net cash used in investing activities                                    (6,219,665)        (6,673,148)
                                                                           ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in demand, NOW, money market
    and savings deposits                                                      4,296,940          4,635,238
  Net (decrease) increase in time deposits                                     (194,628)         3,187,632
  Net decrease in federal funds purchased                                    (1,000,000)               -0-
  Principal payments on capital lease obligations                                  (739)              (630)
                                                                           ------------       ------------
      Net cash provided by financing activities                               3,101,573          7,822,240
                                                                           ------------       ------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                         (1,857,059)         1,899,978

CASH AND CASH EQUIVALENTS, JANUARY 1                                          7,951,538          6,069,995
                                                                           ------------       ------------

CASH AND CASH EQUIVALENTS, MARCH 31                                        $  6,094,479       $  7,969,973
                                                                           ============       ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

  Interest paid                                                            $  1,946,932       $  1,557,084
                                                                           ============       ============

  Income taxes paid                                                        $        -0-       $     43,295
                                                                           ============       ============


                            See accompanying notes.

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997



NOTE 1 - BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month periods ended March 31, 1998 and 1997 are not necessarily indicative of the results that may be expected for the years ended December 31, 1998 and 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in this Proxy Statement-Prospectus.


NOTE 2 - NET INCOME PER SHARE OF COMMON STOCK

     Net income per share of common stock is computed on the weighted average number of shares outstanding.


NOTE 3 - LOANS RECEIVABLE

     The components of loans in the statements of financial condition were as follows:

                                                    1998               1997
                                                ------------       ------------
       Real estate                              $ 66,956,588       $ 57,189,931
       Construction                               16,148,018         10,835,302
       Commercial                                  7,095,081          6,966,499
       Consumer                                    3,596,556          3,063,267
       Other                                          25,434             99,783
                                                ------------       ------------
                                                  93,821,677         78,154,782
       Net deferred loan fees                       (440,541)          (345,257)
       Allowance for loan losses                    (991,169)          (930,000)
                                                ------------       ------------

       Loans receivable, net                    $ 92,389,967       $ 76,879,525
                                                ============       ============

                     VILLAGE BANKSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997



NOTE 4 - AGREEMENT TO MERGE WITH REGIONS:

     An Agreement and Plan of Merger between Village Bankshares, Inc. and Subsidiary ("Company") and Regions Financial Corporation ("Regions") dated March 24, 1998. The Agreement provides for a merger of the companies in a stock for stock exchange accounted for as a pooling of interests. On the effective date of the merger each share of stock will be exchanged for 1.34 shares of Regions stock, subject to possible adjustment. The merger is contingent upon regulatory and shareholder approval. It is anticipated that the merger will be completed in 1998.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            VILLAGE BANKSHARES, INC.

                                      AND

                         REGIONS FINANCIAL CORPORATION

                           DATED AS OF MARCH 24, 1998

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Parties...............................................................   A-6
Preamble..............................................................   A-6
ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER.........................   A-6
  1.1     Merger......................................................   A-6
  1.2     Time and Place of Closing...................................   A-6
  1.3     Effective Time..............................................   A-6
  1.4     Execution of Support Agreements.............................   A-7
ARTICLE 2 -- TERMS OF MERGER..........................................   A-7
  2.1     Certificate of Incorporation................................   A-7
  2.2     Bylaws......................................................   A-7
  2.3     Directors and Officers......................................   A-7
ARTICLE 3 -- MANNER OF CONVERTING SHARES..............................   A-7
  3.1     Conversion of Shares........................................   A-7
  3.2     Anti-Dilution Provisions....................................   A-7
  3.3     Shares Held by VBI or Regions...............................   A-7
  3.4     Fractional Shares...........................................   A-8
  3.5     Conversion of Stock Rights..................................   A-8
ARTICLE 4 -- EXCHANGE OF SHARES.......................................   A-8
  4.1     Exchange Procedures.........................................   A-8
  4.2     Rights of Former VBI Stockholders...........................   A-9
ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF VBI....................   A-9
  5.1     Organization, Standing, and Power...........................   A-9
  5.2     Authority; No Breach By Agreement...........................  A-10
  5.3     Capital Stock...............................................  A-10
  5.4     VBI Subsidiaries............................................  A-10
  5.5     Financial Statements........................................  A-11
  5.6     Absence of Undisclosed Liabilities..........................  A-11
  5.7     Absence of Certain Changes or Events........................  A-11
  5.8     Tax Matters.................................................  A-11
  5.9     Assets......................................................  A-12
 5.10     Environmental Matters.......................................  A-13
 5.11     Compliance with Laws........................................  A-13
 5.12     Labor Relations.............................................  A-14
 5.13     Employee Benefit Plans......................................  A-14
 5.14     Material Contracts..........................................  A-16
 5.15     Legal Proceedings...........................................  A-16
 5.16     Reports.....................................................  A-16
 5.17     Statements True and Correct.................................  A-16
 5.18     Accounting, Tax, and Regulatory Matters.....................  A-17
 5.19     State Takeover Laws.........................................  A-17
 5.20     Charter Provisions..........................................  A-17
 5.21     Support Agreements..........................................  A-17
 5.22     Derivatives.................................................  A-17
 5.23     Year 2000...................................................  A-17
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF REGIONS................  A-17
  6.1     Organization, Standing, and Power...........................  A-17
  6.2     Authority; No Breach By Agreement...........................  A-17
  6.3     Capital Stock...............................................  A-18

                                                                        PAGE
                                                                        ----
  6.4     Regions Subsidiaries........................................  A-18
  6.5     SEC Filings; Financial Statements...........................  A-19
  6.6     Absence of Undisclosed Liabilities..........................  A-19
  6.7     Absence of Certain Changes or Events........................  A-19
  6.8     Compliance with Laws........................................  A-19
  6.9     Legal Proceedings...........................................  A-20
 6.10     Reports.....................................................  A-20
 6.11     Statements True and Correct.................................  A-20
 6.12     Accounting, Tax, and Regulatory Matters.....................  A-20
 6.13     Derivatives.................................................  A-20
 6.14     Year 2000...................................................  A-21
ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION.................  A-21
  7.1     Affirmative Covenants of Both Parties.......................  A-21
  7.2     Negative Covenants of VBI...................................  A-21
  7.3     Adverse Changes in Condition................................  A-22
  7.4     Reports.....................................................  A-23
ARTICLE 8 -- ADDITIONAL AGREEMENTS....................................  A-23
          Registration Statement; Proxy Statement; Stockholder
  8.1     Approvals...................................................  A-23
  8.2     Exchange Listing............................................  A-23
  8.3     Applications................................................  A-23
  8.4     Filings with State Offices..................................  A-23
  8.5     Agreement as to Efforts to Consummate.......................  A-24
  8.6     Investigation and Confidentiality...........................  A-24
  8.7     Press Releases..............................................  A-24
  8.8     Certain Actions.............................................  A-24
  8.9     Accounting and Tax Treatment................................  A-25
 8.10     State Takeover Laws.........................................  A-25
 8.11     Charter Provisions..........................................  A-25
 8.12     Agreement of Affiliates.....................................  A-25
 8.13     Employee Benefits and Contracts.............................  A-25
 8.14     Indemnification.............................................  A-26
 8.15     Certain Modifications.......................................  A-26
ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE........  A-27
  9.1     Conditions to Obligations of Each Party.....................  A-27
  9.2     Conditions to Obligations of Regions........................  A-28
  9.3     Conditions to Obligations of VBI............................  A-29
ARTICLE 10 -- TERMINATION.............................................  A-29
 10.1     Termination.................................................  A-29
 10.2     Effect of Termination.......................................  A-32
 10.3     Non-Survival of Representations and Covenants...............  A-32
ARTICLE 11 -- MISCELLANEOUS...........................................  A-32
 11.1     Definitions.................................................  A-32
 11.2     Expenses....................................................  A-37
 11.3     Brokers and Finders.........................................  A-37
 11.4     Entire Agreement............................................  A-38
 11.5     Amendments..................................................  A-38
 11.6     Waivers.....................................................  A-38
 11.7     Assignment..................................................  A-38
 11.8     Notices.....................................................  A-39
 11.9     Governing Law...............................................  A-39

                                                                        PAGE
                                                                        ----
11.10     Counterparts................................................  A-39
11.11     Captions....................................................  A-39
11.12     Interpretations.............................................  A-39
11.13     Enforcement of Agreement....................................  A-39
11.14     Severability................................................  A-40
Signatures............................................................  A-40

                                LIST OF EXHIBITS

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   1      --   Form of Support Agreement. (sec. 1.4).
   2      --   Form of Affiliate Agreement. (sec.sec. 8.12, 9.2(d)).
   3      --   Form of Claims Letter. (sec. 9.2(e)).
   4      --   Opinion of VBI Counsel. (sec. 9.2(f)).
   5      --   Opinion of Regions Counsel. (sec. 9.3(d)).

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 24, 1998, by and between VILLAGE BANKSHARES, INC. ("VBI"), a corporation organized and existing under the Laws of the State of Florida, with its principal office located in Tampa, Florida; and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the Laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of VBI and Regions are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of VBI by Regions pursuant to the merger (the "Merger") of VBI with and into Regions. At the effective time of the Merger, the outstanding shares of the capital stock of VBI shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of VBI shall become stockholders of Regions, and each of the subsidiaries of VBI shall continue to conduct its business and operations as a subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of VBI, the Board of Governors of the Federal Reserve System, and certain state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) for accounting purposes shall qualify for treatment as a pooling of interests.

     As a condition and inducement to Regions' willingness to enter into this Agreement, each of VBI's directors is executing and delivering to Regions an agreement (a "Support Agreement"), in substantially the form of Exhibit 1.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, VBI shall be merged with and into Regions in accordance with the provisions of Sections 607.1101, 607.1103, and 607.1105 of the FBCA and with the effect provided in Section 607.1106 of the FBCA and Section 252 of the DGCL and with the effect provided in Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of VBI and Regions.

     1.2 TIME AND PLACE OF CLOSING. The consummation of the Merger (the "Closing") shall take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

     1.3 EFFECTIVE TIME. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Florida Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Florida and the Delaware Certificate of Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which the last of the following occurs: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger; and (ii) the date on which the stockholders of VBI approve the matters relating to this Agreement required to be approved by such stockholders by applicable Law; or such later day within 30 days thereof as may be specified by Regions.

     1.4 EXECUTION OF SUPPORT AGREEMENTS. Immediately prior to the execution of this Agreement and as a condition hereto, each of the directors of VBI is executing and delivering to Regions a Support Agreement.

                                   ARTICLE 2
                                TERMS OF MERGER

     2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Regions in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.2 BYLAWS. The Bylaws of Regions in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.3 DIRECTORS AND OFFICERS. The directors of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Regions in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Regions or VBI, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of VBI Common Stock (excluding shares held by any VBI Company or any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 1.34 shares of Regions Common Stock (subject to adjustment pursuant to Section 10.1(g) of this Agreement, the "Exchange Ratio").

     3.2 ANTI-DILUTION PROVISIONS. In the event VBI changes the number of shares of VBI Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 SHARES HELD BY VBI OR REGIONS. Each of the shares of VBI Common Stock held by any VBI Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of VBI Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the last sale price of Regions Common Stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.5 CONVERSION OF STOCK RIGHTS. (a) At the Effective Time, each award, option, or other right to purchase or acquire shares of VBI Common Stock pursuant to stock options, stock appreciation rights, or stock awards ("VBI Rights") granted by VBI under the VBI Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each VBI Right, in accordance with the terms of the VBI Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Regions and its Compensation Committee shall be substituted for VBI and the Committee of VBI's Board of Directors (including, if applicable, the entire Board of Directors of VBI) administering such VBI Stock Plan, (ii) each VBI Right assumed by Regions may be exercised solely for shares of Regions Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of Regions Common Stock subject to such VBI Right shall be equal to the number of shares of VBI Common Stock subject to such VBI Right immediately prior to the Effective Time multiplied by the Exchange Ratio, and
(iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such VBI Right shall be adjusted by dividing the per share exercise (or threshold) price under each such VBI Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Regions shall not be obligated to issue any fraction of a share of Regions Common Stock upon exercise of VBI Rights and any fraction of a share of Regions Common Stock that otherwise would be subject to a converted VBI Right shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of Regions Common Stock and the per share exercise price of such Right. The market value of one share of Regions Common Stock shall be the last sale price of Regions Common Stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.5, each VBI Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Regions agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5.

     (b) All restrictions or limitations on transfer with respect to VBI Common Stock awarded under the VBI Stock Plans or any other plan, program, or arrangement of any VBI Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Regions and VBI shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of VBI appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of VBI Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of VBI Common

Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of VBI Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of VBI Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of VBI Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of VBI Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of VBI Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 RIGHTS OF FORMER VBI STOCKHOLDERS. At the Effective Time, the stock transfer books of VBI shall be closed as to holders of VBI Common Stock immediately prior to the Effective Time and no transfer of VBI Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of VBI Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by VBI in respect of such shares of VBI Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of VBI shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of VBI Common Stock are converted, regardless of whether such holders have exchanged their certificates representing VBI Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of VBI Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such VBI Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF VBI

     VBI hereby represents and warrants to Regions as follows:

     5.1 ORGANIZATION, STANDING, AND POWER. VBI is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. VBI is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

     5.2 AUTHORITY; NO BREACH BY AGREEMENT. (a) VBI has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the required vote of the outstanding shares of VBI Common Stock. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of VBI, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of VBI Common Stock entitled to be cast thereon, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by VBI. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of VBI, enforceable against VBI in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Except as disclosed in Section 5.2(b) of the VBI Disclosure Memorandum, neither the execution and delivery of this Agreement by VBI, nor the consummation by VBI of the transactions contemplated hereby, nor compliance by VBI with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of VBI's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any VBI Company under, any Contract or Permit of any VBI Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any VBI Company or any of their respective Material Assets where such violation would have, individually or in the aggregate, a Material Adverse Effect on VBI.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by VBI of the Merger and the other transactions contemplated in this Agreement.

     5.3 CAPITAL STOCK. (a) The authorized capital stock of VBI consists, as of the date of this Agreement, of 1,000,000 shares of VBI Common Stock, of which 999,218 shares are issued and outstanding as of the date of this Agreement and not more than 999,218 shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of VBI Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA. None of the outstanding shares of VBI Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of VBI.

     (b) Except as set forth in Section 5.3(a) of this Agreement or Section 5.3(b) of the VBI Disclosure Memorandum, there are no shares of capital stock or other equity securities of VBI outstanding and no outstanding Rights relating to the capital stock of VBI.

     5.4 VBI SUBSIDIARIES. VBI has disclosed in Section 5.4 of the VBI Disclosure Memorandum all of the VBI Subsidiaries as of the date of this Agreement. VBI or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each VBI Subsidiary. No equity securities of any VBI Subsidiary are or may become required to be issued (other than to another VBI Company) by reason of any Rights, and there are no Contracts by which any VBI Subsidiary is bound to issue (other than to another VBI Company) additional shares of its capital stock or Rights or by which any VBI Company is or may be bound to transfer any shares of the capital stock of any VBI Subsidiary (other than to another VBI Company). There are no

Contracts relating to the rights of any VBI Company to vote or to dispose of any shares of the capital stock of any VBI Subsidiary. All of the shares of capital stock of each VBI Subsidiary held by a VBI Company are duly authorized, validly issued, and fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the VBI Company free and clear of any Lien. Each VBI Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each VBI Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. Each VBI Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

     5.5 FINANCIAL STATEMENTS. VBI has disclosed in Section 5.5 of the VBI Disclosure Memorandum, and has delivered to Regions copies of, all VBI Financial Statements prepared for periods ended prior to the date hereof and will deliver to Regions copies of all VBI Financial Statements prepared subsequent to the date hereof. The VBI Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the VBI Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with past business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the VBI Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the VBI Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments which were not or are not expected to be Material in amount or effect).

     5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in Section 5.6 of the VBI Disclosure Memorandum, no VBI Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI, except Liabilities which are accrued or reserved against in the consolidated balance sheets of VBI as of December 31, 1997, included in the VBI Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to December 31, 1997. No VBI Company has incurred or paid any Liability since December 31, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

     5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1997, except as disclosed in the VBI Financial Statements delivered prior to the date of the Agreement or as otherwise disclosed in the VBI Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI, and (ii) the VBI Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

     5.8 TAX MATTERS. (a) All Tax Returns required to be filed by or on behalf of any of the VBI Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and, to the Knowledge of VBI, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on VBI, except to the extent reserved against in the VBI Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the VBI Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) To the Knowledge of VBI, adequate provision for any Taxes due or to become due for any of the VBI Companies for the period or periods through and including the date of the respective VBI Financial Statements has been made and is reflected on such VBI Financial Statements.

     (d) Each of the VBI Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

     (e) None of the VBI Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (f) There are no Material Liens with respect to Taxes upon any of the Assets of the VBI Companies.

     (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the VBI Companies that occurred during or after any Taxable Period in which the VBI Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996.

     (h) No VBI Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (i) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of Regions, which consent will not be unreasonably withheld.

     (j) No VBI Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 ASSETS. Except as disclosed or reserved against in the VBI Financial Statements made available prior to the date of this Agreement, the VBI Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets that are Material to the business of the VBI Companies. All Material tangible properties used in the businesses of the VBI Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with VBI's past practices. All Assets which are Material to VBI's business on a consolidated basis, held under leases or subleases by any of the VBI Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The VBI Companies currently maintain the insurance policies set forth in Section
5.9 of the VBI Disclosure Memorandum. Except as reflected in the provisions of said policies, none of the VBI Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the VBI Companies include all Material Assets required to operate the business of the VBI Companies as presently conducted.

     5.10 ENVIRONMENTAL MATTERS. (a) To the Knowledge of VBI, each VBI Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those instances of non-compliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

     (b) To the Knowledge of VBI, there is no Litigation pending or, to the Knowledge of VBI, threatened before any court, governmental agency, or authority, or other forum in which any VBI Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any VBI Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

     (c) There is no Litigation pending, or to the Knowledge of VBI, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or VBI in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

     (d) To the Knowledge of VBI, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

     (e) To the Knowledge of VBI, during the period of (i) any VBI Company's ownership or operation of any of their respective current properties, (ii) any VBI Company's participation in the management of any Participation Facility, or
(iii) any VBI Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. Prior to the period of (i) any VBI Company's ownership or operation of any of their respective current properties, (ii) any VBI Company's participation in the management of any Participation Facility, or (iii) any VBI Company's holding of a security interest in a Loan Property, to the Knowledge of VBI, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

     5.11 COMPLIANCE WITH LAWS. VBI is duly registered as a bank holding company under the BHC Act. Each VBI Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. Except as disclosed in Section 5.11 of the VBI Disclosure Memorandum, none of the VBI Companies:

          (a) to the Knowledge of VBI, is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any VBI Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI, (ii) threatening to revoke any Permits, the revocation of

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     which is reasonably likely to have, individually or in the aggregate, a
     Material Adverse Effect on VBI, or (iii) requiring any VBI Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.12 LABOR RELATIONS. No VBI Company is the subject of any Litigation asserting that it or any other VBI Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other VBI Company to bargain with any labor organization as to wages or conditions of employment, nor is any VBI Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any VBI Company, pending or threatened, or to the Knowledge of VBI, is there any activity involving any VBI Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.13 EMPLOYEE BENEFIT PLANS. (a) VBI has disclosed to Regions in writing prior to the execution of the Agreement and in Section 5.13 of the VBI Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies in each case of, all Material VBI Benefits Plans. For purposes of this Agreement, "VBI Benefit Plans" means all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, any VBI Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the VBI Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "VBI ERISA Plan." Any VBI ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "VBI Pension Plan." Neither VBI nor any VBI Company has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by any VBI Company that was intended to qualify under Section 401(a) of the Internal Revenue Code and with respect to which any VBI Company has any Liability, is disclosed as such in
Section 5.13 of the VBI Disclosure Memorandum.

     (b) VBI has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such VBI Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such VBI Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any VBI Benefit Plan with respect to the most recent plan year, and
(iv) the most recent summary plan descriptions and any Material modifications thereto.

     (c) All VBI Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. Each VBI ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and VBI is not aware of any circumstances which will or could reasonably result in revocation of any such favorable determination letter. Each trust created under any VBI ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and VBI is not aware of any circumstance which will or could reasonably result in revocation of such exemption. With
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

respect to each VBI Benefit Plan to the Knowledge of VBI, no event has occurred which will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on VBI. There is no Material pending or, to the Knowledge of VBI, threatened Litigation relating to any VBI ERISA Plan.

     (d) No VBI Company has engaged in a transaction with respect to any VBI Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject any VBI Company to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. Neither VBI nor any administrator or fiduciary of any VBI Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which could subject VBI to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on VBI. No oral or written representation or communication with respect to any aspect of the VBI Benefit Plans has been made to employees of any VBI Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans, where any Liability with respect to such representation or disclosure is reasonably likely to have a Material Adverse Effect on VBI.

     (e) No VBI Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the Assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any VBI Pension Plan, (ii) no change in the actuarial assumptions with respect to any VBI Pension Plan, and (iii) no increase in benefits under any VBI Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. Neither any VBI Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any VBI Company, or the single-employer plan of any entity which is considered one employer with VBI under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or
Section 302 of ERISA (whether or not waived) (a "VBI ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All contributions with respect to a VBI Pension Plan or any single-employer plan of a VBI ERISA Affiliate have or will be timely made and there is no lien or expected to be a lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. No VBI Company has provided, or is required to provide, security to a VBI Pension Plan or to any single-employer plan of a VBI ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by VBI, except to the extent any failure would not have a Material Adverse Effect on VBI.

     (f) No Liability under Title IV of ERISA has been or is expected to be incurred by any VBI Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any VBI ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due, except to the extent any failure would not have a Material Adverse Effect on VBI).

     (g) No VBI Company has any obligations for retiree health and retiree life benefits under any of the VBI Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

     (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any VBI Company from any VBI Company under any VBI Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any VBI Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     5.14 MATERIAL CONTRACTS. Except as set forth in Section 5.14 of the VBI Disclosure Memorandum, none of the VBI Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any Contract relating to the borrowing of money by any VBI Company or the guarantee by any VBI Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by VBI with the SEC as of the date of this Agreement if VBI were required to file a Form 10-K with the SEC (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "VBI Contracts"). To the Knowledge of VBI, with respect to each VBI
Contract: (i) the Contract is in full force and effect; (ii) no VBI Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI; (iii) no VBI Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of VBI, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI, or has repudiated or waived any Material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of any VBI Company for money borrowed is prepayable at any time by such VBI Company without penalty or premium.

     5.15 LEGAL PROCEEDINGS. (a) Except to the extent specifically reserved against in the VBI Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of VBI, threatened against any VBI Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any VBI Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

     (b) Section 5.15(b) of the VBI Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any VBI Company is a party and which names a VBI Company as a defendant or cross-defendant.

     5.16 REPORTS. Since March 1, 1994, or the date of organization if later, each VBI Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

     5.17 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any VBI Company or any Affiliate thereof regarding VBI or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any VBI Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to VBI's stockholders in connection with the Stockholders' Meeting will, when first mailed to the stockholders of VBI, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any VBI Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     5.18 ACCOUNTING, TAX, AND REGULATORY MATTERS. No VBI Company or any Affiliate thereof has taken or agreed to take any action, and VBI has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.19 STATE TAKEOVER LAWS. Each VBI Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Florida (collectively, "Takeover Laws") including those Laws contained within Section 607 et seq. of the FBCA.

     5.20 CHARTER PROVISIONS. Each VBI Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any VBI Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any VBI Company that may be directly or indirectly acquired or controlled by it.

     5.21 SUPPORT AGREEMENTS. Each of the directors of VBI has executed and delivered to Regions a Support Agreement in substantially the same form as
Exhibit 1 to this Agreement.

     5.22 DERIVATIVES. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for VBI's own account, or for the account of one or more the VBI Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

     5.23 YEAR 2000. VBI has disclosed to Regions a complete and accurate copy of VBI's plan, including an estimate of the anticipated associated costs, for implementing modifications to VBI's hardware, software, and computer systems, chips, and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, VBI shall endeavor to continue its efforts to implement such plan.

                                   ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to VBI as follows:

     6.1 ORGANIZATION, STANDING, AND POWER. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 AUTHORITY; NO BREACH BY AGREEMENT. (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 CAPITAL STOCK. The authorized capital stock of Regions consists, as of the date of this Agreement, of 240,000,000 shares of Regions Common Stock, of which 136,696,150 shares were issued and outstanding and 322,221 shares were held as treasury shares as of December 31, 1997. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of VBI Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of VBI Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

     6.4 REGIONS SUBSIDIARIES. Regions or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Regions Subsidiary. No equity securities of any Regions Subsidiary are or may become required to be issued (other than to another Regions Company) by reason of any Rights, and there are no Contracts by which any Regions Subsidiary is bound to issue (other than to another Regions Company) additional shares of its capital stock or Rights or by which any Regions Company is or may be bound to transfer any shares of the capital stock of any Regions Subsidiary (other than to another Regions Company). There are no Contracts relating to the rights of any Regions Company to vote or to dispose of any shares of the capital stock of any Regions Subsidiary. All of the shares of capital stock of each Regions Subsidiary held by a Regions Company are fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Regions Company free and clear of any Lien. Each Regions Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Regions Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. Each Regions Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or Savings Association Insurance Fund.

     6.5 SEC FILINGS; FINANCIAL STATEMENTS. (a) Regions has filed and made available to VBI all forms, reports, and documents required to be filed by Regions with the SEC since December 31, 1993 (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Regions Subsidiaries that are registered as a broker, dealer, or investment advisor or filings required due to fiduciary holdings of the Regions Subsidiaries, none of Regions Subsidiaries is required to file any forms, reports, or other documents with the SEC.

     (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

     6.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Regions Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of September 30, 1997, included in the Regions Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to September 30, 1997. No Regions Company has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1997, except as disclosed in the Regions Financial Statements delivered prior to the date of this Agreement, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and (ii) the Regions Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

     6.8 COMPLIANCE WITH LAWS. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

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

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.9 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened against any Regions Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.10 REPORTS. Since March 1, 1994, or the date of organization if later, each Regions Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

     6.11 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof regarding Regions or such Affiliate for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to VBI's stockholders in connection with the Stockholders' Meeting, will, when first mailed to the stockholders of VBI, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     6.12 ACCOUNTING, TAX, AND REGULATORY MATTERS. No Regions Company or any Affiliate thereof has taken or agreed to take any action, and Regions has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     6.13 DERIVATIVES. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Regions' own account, or for the account of one or more the Regions Subsidiaries or their customers, were entered into
(i) in accordance with

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

prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

     6.14 YEAR 2000. Regions has disclosed to VBI a complete and accurate copy of Regions' plan, including an estimate of the anticipated associated costs, for implementing modifications to Regions' hardware, software, and computer systems, chips, and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, Regions shall endeavor to continue its efforts to implement such plan.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 AFFIRMATIVE COVENANTS OF BOTH PARTIES. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

     7.2 NEGATIVE COVENANTS OF VBI. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, VBI covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of Regions, which consent shall not be unreasonably withheld:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any VBI Company, or

          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a VBI Company to another VBI Company) in excess of an aggregate of $100,000 (for the VBI Companies on a consolidated basis), except in the ordinary course of the business consistent with past practices (which shall include, for VBI Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any VBI Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the VBI Disclosure Memorandum); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any VBI Company, or declare or pay any dividend or make any other distribution in respect of VBI's capital stock; or

          (d) except for this Agreement or pursuant to the exercise of Rights outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of VBI Common Stock or any other capital stock of any VBI Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any VBI Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of VBI Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any VBI Subsidiary (unless any such shares of stock are sold or otherwise transferred to another VBI Company) or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned VBI Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

          (g) grant any increase in compensation or benefits to the employees or officers of any VBI Company, except as required by Law or in the case of persons holding positions of vice president or below consistent with past practices; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of any VBI Company; grant any increase in fees or other increases in compensation or other benefits to directors of any VBI Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (h) enter into or amend any employment Contract between any VBI Company and any Person (unless such amendment is required by Law) that the VBI Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any VBI Company or make any Material change in or to any existing employee benefit plans of any VBI Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than as necessary for the prudent operation of its business or settle any Litigation involving any Liability of any VBI Company for Material money damages or restrictions upon the operations of any VBI Company; or

          (l) except in the ordinary course of business, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims.

     7.3 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.4 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER APPROVAL. As soon as reasonably practicable after execution of this Agreement, Regions shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. VBI shall furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. VBI shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) VBI shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of VBI shall recommend to its stockholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of VBI shall use their reasonable efforts to obtain such stockholders' approval, provided that each of Regions and VBI may withdraw, modify, or change in an adverse manner to the other Party its recommendations if the Board of Directors of such Party, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify, or change its recommendation could constitute a breach of the fiduciary duties of VBI's Board of Directors under applicable Law. In addition, nothing in this
Section 8.1 or elsewhere in this Agreement shall prohibit accurate disclosure by VBI of information that is required to be disclosed in the Registration Statement or the Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/ Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or regulations or rules of the NASD.

     8.2 EXCHANGE LISTING. Regions shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq NMS, subject to official notice of issuance, the shares of Regions Common Stock to be issued to the holders of VBI Common Stock pursuant to the Merger.

     8.3 APPLICATIONS. Regions shall promptly prepare and file, and VBI shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

     8.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, Regions shall execute and file the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the Florida Articles of Merger with the Secretary of State of the State of Florida in connection with the Closing.

     8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6 INVESTIGATION AND CONFIDENTIALITY. (a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty, or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

     8.7 PRESS RELEASES. Prior to the Effective Time, Regions and VBI shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no VBI Company nor any Affiliate thereof nor any Representatives thereof retained by any VBI Company shall directly or indirectly solicit or engage in negotiations concerning any Acquisition Proposal, or provide any confidential information or assistance to, or have any discussions with, any Person with respect to an Acquisition Proposal. Notwithstanding the foregoing, VBI may, and may authorize and permit its Representatives to, provide Persons with confidential information, have discussions or negotiations with, or otherwise facilitate an effort or attempt by such Person to make or implement an Acquisition Proposal not solicited in violation of this Agreement if VBI's Board of Directors, after having consulted with, and based upon the advice of, outside counsel, determines in good faith that the failure to take such actions could constitute a breach of the fiduciary duties of VBI's Board of Directors under applicable Law; provided, that VBI shall promptly advise Regions following the receipt of any Acquisition Proposal and the Material details thereof;

and, provided further, that prior to delivery of confidential information relating to VBI or access to VBI's books, records, or properties in connection therewith, the other Person shall have entered into a confidentiality agreement substantially similar to the Confidentiality Agreement previously entered into between VBI and Regions. Nothing contained in this Section 8.8 shall prohibit the Board of Directors of VBI from complying with Rule 14e-2, promulgated under the 1934 Act. VBI shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause of all its Representatives not to engage in any of the foregoing.

     8.9 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.10 STATE TAKEOVER LAWS. Each VBI Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws.

     8.11 CHARTER PROVISIONS. Each VBI Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any VBI Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any VBI Company that may be directly or indirectly acquired or controlled by it.

     8.12 AGREEMENT OF AFFILIATES. VBI has disclosed in Section 8.12 of the VBI Disclosure Memorandum each Person whom it reasonably believes may be deemed an "affiliate" of VBI for purposes of Rule 145 under the 1933 Act. VBI shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time, a written agreement, in substantially the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of VBI Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Regions and VBI have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of Regions Common Stock issued to such affiliates of VBI in exchange for shares of VBI Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Regions and VBI have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this
Section 8.12 (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of VBI pursuant to this Agreement to enforce the provisions of this Section 8.12). Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.13 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, Regions shall provide generally to officers and employees of the VBI Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.13), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of VBI shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of VBI shall be treated as service under Regions' qualified defined contribution plans, and (iii) service under any other employee benefit plans of VBI shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause VBI and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.13 of the VBI Disclosure Memorandum to Regions between any VBI Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the VBI Benefit Plans.

     8.14 INDEMNIFICATION.  (a) Subject to the conditions set forth in paragraph
(b) below, for a period of six (6) years after the Effective Time, Regions shall indemnify, defend, and hold harmless each Person entitled to indemnification from a VBI Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted by Florida Law and VBI's Articles of Incorporation and Bylaws, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation; provided, however, that all rights to indemnification in respect of any claim asserted or made against an Indemnified Party within such six-(6) year period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval by VBI is required to effectuate any indemnification, Regions shall cause VBI to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) above, upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions or VBI shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Regions or VBI elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are Material substantive issues which raise conflicts of interest between Regions or VBI and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions or VBI shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that (i) Regions shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such Litigation, and (iii) Regions shall not be liable for any settlement effected without its prior written consent; and provided further that Regions shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     (c) If Regions or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Regions shall assume the obligations set forth in this Section 8.14.

     (d) The provisions of this Section 8.14 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

     8.15 CERTAIN MODIFICATIONS. Regions and VBI shall consult with respect to their loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and VBI shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Regions and VBI also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by the Parties. Neither Party's representations, warranties, and covenants contained in this Agreement shall be deemed to be inaccurate or breached in any respect or deemed to have a Material Adverse Effect on VBI as a consequence of any modifications or charges undertaken solely on account of this Section 8.15.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Stockholder Approval. The stockholders of VBI shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, and by the rules of the NASD.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (excluding requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

          (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

          (f) Exchange Listing. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq NMS, subject to official notice of issuance.

          (g) Tax Matters. Each Party shall have received a written opinion from Alston & Bird LLP, in a form reasonably satisfactory to such Party (the "Tax Opinion"), dated the date of the Effective Time, substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by holders of VBI Common Stock who exchange all of their VBI Common Stock solely for Regions Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in Regions Common Stock), (iii) the tax basis of the Regions Common Stock received by holders of VBI Common Stock who exchange all of their VBI Common Stock solely for Regions Common Stock in the Merger will be the same as the tax basis of the VBI Common Stock surrendered in exchange for the

     Regions Common Stock (reduced by an amount allocable to a fractional share interest in Regions Common Stock for which cash is received), and (iv) the holding period of the Regions Common Stock received by holders who exchange all of their VBI Common Stock solely for Regions Common Stock in the Merger will be the same as the holding period of the VBI Common Stock surrendered in exchange therefor, provided that such VBI Common Stock is held as a capital asset at the Effective Time. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of VBI and Regions reasonably satisfactory in form and substance to such counsel.

          (h) Pooling Letter. Each Party shall have received a letter, dated as of the Effective Time, in a form reasonably acceptable to such Party, from Ernst & Young LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

     9.2 CONDITIONS TO OBLIGATIONS OF REGIONS. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of VBI set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of VBI set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of VBI set forth in Sections 5.18, 5.19, and
     5.20 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of VBI set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on VBI; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of VBI or to a matter being "known" by VBI shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of VBI to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. VBI shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by VBI's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Regions and its counsel shall request.

          (d) Affiliate Agreements. Regions shall have received from each affiliate of VBI the affiliates agreement referred to in Section 8.12 of this Agreement, to the extent necessary to assure in the reasonable judgment of Regions that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

          (e) Claims Letters. Each of the directors and executive officers of VBI shall have executed and delivered to Regions, letters in substantially the form of Exhibit 3.

          (f) Legal Opinion. Regions shall have received a written opinion, dated as of the Effective Time, of counsel to VBI, in substantially the form of Exhibit 4.

     9.3 CONDITIONS TO OBLIGATIONS OF VBI. The obligations of VBI to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by VBI pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Regions set forth in Section 6.12 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.12) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Regions or to a matter being "known" by Regions shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. Regions shall have delivered to VBI (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as VBI and its counsel shall request.

          (d) Fairness Opinion. VBI shall have received a letter from Alex Sheshunoff & Co. dated not more than five (5) days prior to the date of the Proxy Statement to the effect that in the opinion of such firm, the Exchange Ratio is fair to the stockholders of VBI from a financial point of view.

          (e) Legal Opinion. VBI shall have received a written opinion, dated as of the Effective Time, of counsel to Regions, in substantially the form of Exhibit 5.

                                   ARTICLE 10

                                  TERMINATION

     10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of VBI or Regions, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of VBI; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of VBI and Section 9.3(a) of this Agreement in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of VBI and Section 9.3(a) of this Agreement in the case of Regions; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of VBI and Section 9.3(a) in the case of Regions) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of Regions or VBI fail to vote their approval of the matters submitted for the approval by such stockholders at the Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by November 30, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of VBI and Section 9.3(a) of this Agreement in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

          (g) By the Board of Directors of VBI, if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

             (1) the Average Closing Price shall be less than the product of (i)
        0.80 and (ii) the Starting Price; and

             (2) (i) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Regions Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause
        (2)(ii) (such number being referred to herein as the "Index Ratio");

        subject, however, to the following three sentences. If VBI refuses to consummate the Merger pursuant to this Section 10.1(g), it shall give prompt written notice thereof to Regions; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Regions shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient (rounded to the nearest one-ten-thousandth) obtained by dividing (1) the product of 0.80, the Starting Price, and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient (rounded to the nearest one-ten-thousandth) obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Regions Ratio. If Regions makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to VBI of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this
        Section 10.1(g).

             For purposes of this Section 10.1(g), the following terms shall have the meanings indicated:

                "AVERAGE CLOSING PRICE" shall mean the average of the daily last sales prices of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) for the ten consecutive full trading days in which such shares are traded on the Nasdaq NMS ending at the close of trading on the Determination Date.

                "DETERMINATION DATE" shall mean the later of the date on which
           (i) the Consent of the Board of Governors of the Federal Reserve System (without regard to any requisite waiting period thereof) to the Merger shall be received and (ii) the VBI stockholders approve the Merger at the Stockholders' Meeting.

                "INDEX GROUP" shall mean the 17 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 17 bank holding companies and the weights attributed to them are as follows:

    BANK HOLDING COMPANIES                                   WEIGHTING
    ----------------------                                   ---------
    AmSouth Bancorporation.................................     4.07%
    BB&T Corporation.......................................     6.78
    Compass Bancshares, Inc................................     3.34
    Fifth Third Bancorp....................................     7.84
    First American Corporation.............................     2.96
    First Security Corporation.............................     5.86
    First Tennessee National Corporation...................     3.25
    First Virginia Banks, Inc..............................     2.62
    Hibernia Corporation...................................     6.62
    Huntington Bancshares, Inc.............................     9.68
    Mercantile Bancorporation, Inc.........................     6.60
    SouthTrust Corporation.................................     5.05
    Star Banc Corporation..................................     4.32
    Summit Bancorp.........................................     8.91
    SunTrust Banks, Inc....................................    10.67
    Union Planters Corporation.............................     3.45
    Wachovia Corporation...................................     7.99
                                                              ------
              Total........................................   100.00%
                                                              ======

                "INDEX PRICE" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the last sales prices of the companies composing the Index Group.

                "STARTING DATE" shall mean the fourth full trading day following the announcement by press release of the Merger.

                "STARTING PRICE" shall mean the last sale price per share of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) on the Starting Date.

             If any company belonging to the Index Group or Regions declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or Regions shall be appropriately adjusted for the purposes of applying this Section 10.1(g).

     10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.12 and 8.14 of this Agreement.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 DEFINITIONS. (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

          "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "CONFIDENTIALITY AGREEMENTS" shall mean those certain Confidentiality Agreements, entered into prior to the date of this Agreement, between VBI and Regions.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "DELAWARE CERTIFICATE OF MERGER" shall mean the certificate of merger to be executed by Regions and filed with the Secretary of State of the State of Delaware, relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "DGCL" shall mean the Delaware General Corporation Law.

          "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "EXHIBITS" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FBCA" shall mean the Florida Business Corporation Act as amended.

          "FLORIDA ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by Regions and filed with the Secretary of State of the State of Florida relating to the Merger as contemplated by Section 1.1 of this Agreement.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, or any executive vice president of such Person.

          "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "LOAN PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ NMS" shall mean the National Market System of The Nasdaq Stock Market.

          "1933 ACT" shall mean the Securities Act of 1933, as amended.

          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, participating in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "PARTY" shall mean either VBI or Regions, and "PARTIES" shall mean both VBI and Regions.

          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PROXY STATEMENT" shall mean the proxy statement used by VBI to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Regions relating to the issuance of the Regions Common Stock to holders of VBI Common Stock.

          "REGIONS COMMON STOCK" shall mean the $.625 par value common stock of Regions.

          "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions Subsidiaries.

          "REGIONS FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997, and for each of the three years ended December 31, 1996, 1995, and 1994, as filed by Regions in SEC Documents, and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

          "REGIONS SUBSIDIARIES" shall mean the Subsidiaries of Regions and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Regions in the future and owned by Regions at the Effective Time.

          "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Regions under the 1933 Act with respect to the shares of Regions Common Stock to be issued to the stockholders of VBI in connection with the transactions contemplated by this Agreement.

          "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

          "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

          "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of VBI to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

          "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "SURVIVING CORPORATION" shall mean Regions as the surviving corporation resulting from the Merger.

          "TAX" or "TAXES" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including any interest, penalties, or additions thereto.

          "TAXABLE PERIOD" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

          "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

          "VBI COMMON STOCK" shall mean the $.10 par value common stock of VBI.

          "VBI COMPANIES" shall mean, collectively, VBI and all VBI
     Subsidiaries.

          "VBI DISCLOSURE MEMORANDUM" shall mean the written information entitled "VBI Disclosure Memorandum" delivered prior to the execution of this Agreement to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for any other purpose hereunder. The inclusion of any matter in this document shall not be deemed an admission or otherwise to imply that any such matter is Material for purposes of this Agreement.

          "VBI FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of VBI and as of December 31, 1997, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1997, 1996, and 1995, included in the VBI Disclosure Memorandum, and (ii) the consolidated statements of condition of VBI (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 1997.

          "VBI STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of VBI.

          "VBI SUBSIDIARIES" shall mean the Subsidiaries of VBI, which shall include the VBI Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of VBI in the future and owned by VBI at the Effective Time.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Average Closing Price.......................................  Section 10.1(g)
Claim.......................................................  Section 8.15(a)
Closing.....................................................  Section 1.2
Determination Date..........................................  Section 10.1(g)
Effective Time..............................................  Section 1.3
Exchange Agent..............................................  Section 4.1
Exchange Ratio..............................................  Section 3.1(b)
Indemnified Party...........................................  Section 8.14
Index Group.................................................  Section 10.1(g)
Index Price.................................................  Section 10.1(g)
Index Ratio.................................................  Section 10.1(g)
Merger......................................................  Section 1.1
Regions Ratio...............................................  Section 10.1(g)
Regions SEC Reports.........................................  Section 6.5(a)
Starting Date...............................................  Section 10.1(g)
Starting Price..............................................  Section 10.1(g)
Takeover Laws...............................................  Section 5.19
Tax Opinion.................................................  Section 9.1(g)
VBI Benefit Plans...........................................  Section 5.13(a)
VBI Contracts...............................................  Section 5.14
VBI ERISA Affiliate.........................................  Section 5.13(e)
VBI ERISA Plan..............................................  Section 5.13(a)
VBI Rights..................................................  Section 3.6(a)
VBI Pension Plan............................................  Section 5.13(a)
VBI SEC Reports.............................................  Section 5.5(a)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 EXPENSES. (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 BROKERS AND FINDERS. Except for Alex Sheshunoff & Co. as to VBI, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by VBI or Regions, each of VBI and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.12 and 8.14 of this Agreement.

     11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of VBI Common Stock will be exchanged for Regions Common Stock shall not be amended (except in accordance with Section 10.1(g) of this Agreement) after the Stockholders' Meeting without the requisite approval of the holders of the issued and outstanding shares of Regions Common Stock and VBI Common Stock, as the case may be, entitled to vote thereon.

     11.6 WAIVERS. (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by VBI, to waive or extend the time for the compliance or fulfillment by VBI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, VBI, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of VBI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of VBI.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

    VBI:              Village Bankshares, Inc.
                      13303 North Dale Mabry Highway
                      Tampa, Florida 33618
                      Telecopy Number: (813) 269-5027
                      Attention:  Gerald K. Archibald
                                   President and Chief Executive Officer

    Copy to Counsel:  Jenkens & Gilchrist, P.C.
                      1445 Ross Avenue
                      Suite 3200
                      Dallas, Texas 75202
                      Telecopy Number: (214) 855-4300
                      Attention:  Peter G. Weinstock

    Regions:          Regions Financial Corporation
                      417 N. 20th Street
                      Birmingham, Alabama 35203
                      Telecopy Number: (205) 326-7571
                      Attention:  Richard D. Horsley
                                   Vice Chairman and Executive Financial Officer

    Copy to Counsel:  Regions Financial Corporation
                      417 N. 20th Street
                      Birmingham, Alabama 35203
                      Telecopy Number: (205) 326-7751
                      Attention:  Samuel E. Upchurch, Jr.
                                   General Counsel

     11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws, except to the extent that the Laws of the State of Florida relate to the consummation of the Merger.

     11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

     11.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                            VILLAGE BANKSHARES, INC.

                    By:                                                By:
--------------------------------------------       --------------------------------------------
           William R. Bender, Jr.                              Gerald K. Archibald
                 Secretary                            President and Chief Executive Officer

[CORPORATE SEAL]

ATTEST:                                            REGIONS FINANCIAL CORPORATION

                    By:                                                By:
--------------------------------------------       --------------------------------------------
          Samuel E. Upchurch, Jr.                               Carl E. Jones, Jr.
            Corporate Secretary                       President and Chief Executive Officer

[CORPORATE SEAL]

                                                                      APPENDIX B

                                 July   , 1998

Board of Directors
Village Bankshares, Inc.
13303 North Dale Mabry Highway
Tampa, Florida 33618

Members of the Board:

     We understand Village Bankshares, Inc., Tampa, Florida, ("Village") and Regions Financial Corporation, Birmingham, Alabama ("Regions") entered into an Agreement and Plan of Merger (the "Agreement"), which provides, among other things, for the acquisition of all of the capital stock of Village by means of the merger of Village with and into Regions (the "Merger"). Pursuant to the Agreement at the Effective Time, each share of Village Common Stock, issued and outstanding prior to the Effective Time, excluding Dissenting Shares, shall, by virtue of the Merger and without any action by the holder thereof, be exchanged for 1.34 shares of Regions Common Stock (the "Exchange Ratio"). The Exchange Ratio shall be fixed and no adjustment shall be made unless the Average Closing Price of Regions Common Stock, defined in the Agreement as the average of the daily last sales prices of Regions Common Stock as reported on the NASDAQ National Market for the ten consecutive full trading days in which such shares are traded on the NASDAQ National Market ending at the close of trading on the Determination Date, i.e. the later of the date on which (i.) the stockholders of Village approve the merger, and (ii.) on which the consent of the Board of Governors of the Federal Reserve System to the Merger shall be received, unless both of the following conditions are satisfied: (1.) the Average Closing Price shall be less than the product of 0.80 and the starting price, or $33.20; and (2.) the Regions Ratio, the quotient obtained by dividing the Average Closing Price by the Starting Price, is less than the Index Ratio, the quotient obtained by dividing the Index Price, the weighted average of the last sales price of common stock of the 17 bank holding companies defined as the Index Group, on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause, is less 15% of the quotient. If Village decides to terminate the Agreement pursuant to these conditions, Regions shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i.) the quotient obtained by dividing (1.) the product of 0.80, the Starting Price, and the Exchange Ratio (as then in effect) by (2.) the Average Closing Price, and (ii.) the quotient obtained by dividing (1.) the product of the Index Ratio and the Exchange Ratio by (2.) the Regions Ratio.

Board of Directors
Village Bankshares, Inc.
July   , 1998
Page 2

     You have requested our opinion, as to whether the Exchange Ratio to be received by the holders of shares of Village Common Stock pursuant to the Agreement is fair from a financial point of view to such holders of Village's Common Stock.

     In connection with our opinion, we (i.) reviewed the Agreement; (ii.) reviewed the Proxy Statement/ Prospectus; (iii) reviewed certain publicly available financial statements and other information of Village and Regions, respectively; (iv.) reviewed certain internal financial statements and other financial and operating data of Village provided to us by its management; (v.) discussed with management the results of regulatory examinations of Village; (vi.) reviewed Regions recent 8-K filing with the SEC relating to its acquisition of First Commercial Corporation; (vii.) analyzed certain publicly available financial analyses and projections of Regions provided by independent banking securities analysts; (viii.) reviewed the reported prices and share trading activity for Regions Common Stock; (ix.) discussed the past and current operations, financial condition and future prospects of Village with its executive management; (x.) compared Village and Regions from a financial point of view with certain other banking companies that we deemed to be relevant; (xi.) compared the financial performance of Regions and the prices and trading activity of Regions' common stock with that of certain other comparable publicly traded companies and their securities; (xii.) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions, and (xii.) performed such other analyses and reviews we deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by Village and Regions for the purposes of this opinion. We have not made an independent evaluation of the assets or liabilities of Village, nor have we been furnished with any such appraisals. With respect to budgets and financial forecasts, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of management of Village, as to the future financial performance of Village, and we have assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. We have assumed that obtaining any necessary regulatory approvals and third party consents for the merger or otherwise will not have an adverse effect on Village, Regions or the combined company. We are not experts in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses with respect thereto and have assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses. In addition, we have not reviewed any individual credit files or made an independent evaluation, appraisal or physical inspection of the assets or individual properties of Village or Regions, nor have we been furnished with any such evaluations or appraisals. With respect to Regions, we relied solely upon publicly available data regarding Regions financial condition and performance. We did not meet with or discuss this publicly available information with the management of Regions. We did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of Regions, was not furnished with any evaluations or appraisals, and did not review any individual credit files of Regions.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us, as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have also assumed that there are no material changes in Village's or Regions assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements and 8-K filing relating to the First Commercial transaction

Board of Directors
Village Bankshares, Inc.
July   , 1998
Page 3

reviewed by us, and that off-balance sheet activities of Village and Regions will not materially and adversely impact the future financial position or results of operation of Village and Regions. We have also assumed the Merger will be completed as set forth in the Agreement and that no material changes will be made or restrictions imposed by regulatory or other parties on the terms of the Agreement.

     Our opinion is limited to the fairness, from a financial point of view, to the holders of Village's Common Stock of the Exchange Ratio and does not address Village's underlying business decision to undertake the Merger. Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any stockholder as to any approval of the Merger or the Agreement. It is understood that this letter is for the information of the Board of Directors of Village and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Village or Regions with the Securities and Exchange Commission with respect to the Merger.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio to be received by Village's Common stockholders is fair from a financial point of view to the holders of such shares.

                                          Very truly yours,

                                          ALEX SHESHUNOFF & CO.
                                          INVESTMENT BANKING

                                                                      APPENDIX C

                       WEST'S FLORIDA STATUTES ANNOTATED
                      TITLE XXXVI. BUSINESS ORGANIZATIONS
                           CHAPTER 607. CORPORATIONS

607.1301. DISSENTERS' RIGHTS; DEFINITIONS

     The following definitions apply to sec.sec. 607.1302 and 607.1320:

          (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to sec. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302. RIGHT OF SHAREHOLDERS TO DISSENT

     (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party:

             1. If the shareholder is entitled to vote on the merger, or

             2. If the corporation is a subsidiary that is merged with its parent under sec. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of sec. 607.1104;

          (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to sec. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

          (c) As provided in sec. 607.0902(11), the approval of a control-share acquisition;

          (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

          (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

             1. Altering or abolishing any preemptive rights attached to any of his or her shares;

             2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

             3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

             4. Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

             5. Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

             6. Reducing the stated dividend preference of any of the shareholder's preferred shares; or

             7. Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

          (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

     (2) A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

     (3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

     (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

     (5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

     (1)(a) If a proposed corporate action creating dissenters' rights under sec. 607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of sec.sec. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

          1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

          2. Not vote his or her shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

          (b) If proposed corporate action creating dissenters' rights under sec. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of sec.sec. 607.1301, 607.1302, and
     607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

     (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

     (3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

     (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

          (a) Such demand is withdrawn as provided in this section;

          (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

          (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

          (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

     (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

          (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

          (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

     (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

     (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

     (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

     (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

     (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation of the Registrant provides:

          "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability
     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
     Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the Delaware General Corporation law empowers the Registrant to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

          "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
     (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

          "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

          "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Registrant has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.

ITEM 21.  EXHIBITS.

EXHIBIT
NUMBER                                   DESCRIPTION
------         ----------------------------------------------------------------
  2.1   --     Agreement and Plan of Merger, dated as of March 24, 1998, by and between Village Bankshares, Inc. and Regions Financial
               Corporation -- included as Appendix A to the Proxy
               Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation --
               incorporated by reference from S-4 Registration Statement of
               Regions Financial Corporation, file no. 333-37361.
  4.2   --     By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions Financial
               Corporation, file no. 333-37361.
  5.    --     Opinion re: legality.
  8.    --     Form of Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Saltmarsh, Cleaveland & Gund
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville LLP -- included in Exhibit 5.
 23.4   --     Consent of Alston & Bird LLP -- to be included in Exhibit 8.
 23.5   --     Consent of Alex Sheshunoff & Co. -- to be filed by amendment.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.
 99.    --     Form of proxy.

ITEM 22.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on this the 8th day of July, 1998.

                                    REGISTRANT:
                                    REGIONS FINANCIAL CORPORATION

                                    BY:    /s/ Richard D. Horsley
                                        --------------------------------
                                               Richard D. Horsley
                                         Vice Chairman of the Board and
                                           Executive Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Horsley and Samuel E. Upchurch, Jr. and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney- in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


   SIGNATURE                           TITLE                         DATE
--------------------------  -----------------------------     -----------------
/s/ Carl E. Jones, Jr.
--------------------------  President and Chief Executive        July  8, 1998
Carl E. Jones, Jr.              Officer and Director
                            (principal executive officer)

/s/ Richard D. Horsley
--------------------------  Vice Chairman of the Board and       July  8, 1998
Richard D. Horsley          Executive Financial Officer
                                   and Director
                            (principal financial officer)
/s/ Robert P. Houston
--------------------------  Executive Vice President and         July  8, 1998
Robert P. Houston                  Comptroller
                            (principal accounting officer)

   SIGNATURE                           TITLE                         DATE
--------------------------  -----------------------------     -----------------
/s/ Sheila S. Blair
--------------------------         Director                      July  8, 1998
Sheila S. Blair

/s/ William R. Boles, Sr.
--------------------------         Director                      July  8, 1998
William R. Boles, Sr.

/s/ James B. Boone, Jr.
--------------------------         Director                      July  8, 1998
James B. Boone, Jr.

/s/ Albert P. Brewer
--------------------------         Director                      July  8, 1998
Albert P. Brewer

/s/ James S.M. French
--------------------------         Director                      July  8, 1998
James S.M. French

/s/ Olin B. King
--------------------------         Director                      July  8, 1998
Olin B. King

/s/ J. Stanley Mackin
--------------------------  Chairman of the Board                July  8, 1998
J. Stanley Mackin                 and Director

/s/ Henry E. Simpson
--------------------------         Director                      July  8, 1998
Henry E. Simpson

/s/ Lee J. Styslinger, Jr.
--------------------------         Director                      July  8, 1998
Lee J. Styslinger, Jr.


--------------------------         Director
Robert J. Williams

                                INDEX TO EXHIBITS

                                                                                  SEQUENTIALLY
EXHIBIT                                                                             NUMBERED
NUMBER                                  DESCRIPTION                                   PAGE
-------        -----------------------------------------------------------------  ------------
  2.1   --     Agreement and Plan of Merger, dated as of March 24, 1998, by and between Village Bankshares, Inc. and Regions Financial
               Corporation -- included as Appendix A to the Proxy
               Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation --
               incorporated by reference from S-4 Registration Statement of
               Regions Financial Corporation, file no. 333-37361.
  4.2   --     By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions Financial
               Corporation, file no. 333-37361.
  5.    --     Opinion re: legality.
  8.    --     Form of Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Saltmarsh, Cleaveland & Gund
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville LLP -- included in Exhibit 5.
 23.4   --     Consent of Alston & Bird LLP -- to be included in Exhibit 8.
 23.5   --     Consent of Alex Sheshunoff & Co. -- to be filed by amendment.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.
 99.    --     Form of proxy.